EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST,

PREIT ASSOCIATES, L.P.,

CROWN AMERICAN REALTY TRUST,

and

CROWN AMERICAN PROPERTIES, L.P.

Dated as of May 13, 2003

NOTE: The exhibits and schedules listed in the Table of Contents has been omitted from this exhibit. The registrant will provide copies of any of the omitted schedules or exhibits to the United States Securities and Exchange Commission upon request.

TABLE OF CONTENTS

ARTICLE 1 THE MERGER

1.1 Pre-Merger Transactions

1.2 The Merger

1.3 Post-Merger Contribution Transactions

1.4 Closing

1.5 Effect of Merger on Trust Agreement and Bylaws

1.6 Trustees of PREIT

1.7 Effect on Shares

1.8 Merger Consideration

1.9 Partner Approval

1.10 Appraisal or Dissenters Rights

1.11 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF CROWN AND CROWN PARTNERSHIP

2.1 Organization, Standing and Power

2.2 Crown Subsidiaries

2.3 Capital Structure

2.4 Other Interests

2.5 Authority; Noncontravention; Consents

2.6 SEC Documents; Financial Statements; Undisclosed Liabilities

2.7 Absence of Certain Changes or Events

2.8 Litigation

2.9 Properties

2.10 Environmental Matters

2.11 Related Party Transactions

2.12 Employee Benefits

2.13 Employee Plans and Employees

2.14 Taxes

2.15 No Payments to Employees, Officers or Trustees

2.16 Broker; Schedule of Fees and Expenses

2.17 Compliance with Laws

2.18 Contracts; Debt Instruments

2.19 Opinions of Financial Advisor

2.20 State Takeover Statutes

2.21 Rights Agreement

2.22 Investment Company Act of 1940

2.23 Definition of Knowledge of Crown

2.24 Required Shareholder Approvals and Partner Approvals

2.25 Intellectual Property

2.26 Documents

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PREIT AND PREIT PARTNERSHIP *

3.1 Organization, Standing and Power

3.2 PREIT Subsidiaries

3.3 Capital Structure

3.4 Other Interests

3.5 Authority; Noncontravention; Consents

3.6 SEC Documents; Financial Statements; Undisclosed Liabilities

3.7 Absence of Certain Changes or Events

3.8 Litigation

3.9 Properties

3.10 Environmental Matters

3.11 Related Party Transactions

3.12 Employee Benefits

3.13 Employee Plans and Employees

3.14 Taxes

3.15 No Payments to Employees, Officers or Trustees

3.16 Brokers; Schedule of Fees and Expenses

3.17 Compliance with Laws

3.18 Contracts; Debt Instruments

3.19 Opinion of Financial Advisor

3.20 State Takeover Statutes

3.21 Intentionally omitted

3.22 Investment Company Act of 1940

3.23 Definition of Knowledge of PREIT

3.24 Required Shareholder Approvals and Partner Approvals

3.25 Intellectual Property

3.26 Documents

ARTICLE 4 COVENANTS

4.1 Conduct of Crown's and Crown Partnership's Business Pending Merger

4.2 Conduct of PREIT's and PREIT Partnership's Business Pending Merger

4.3 No Solicitation

4.4 Affiliates

4.5 Other Actions

ARTICLE 5 ADDITIONAL COVENANTS

5.1 Preparation of the Form S-4 and the Proxy Statement; Crown Shareholders Meeting, Crown Unitholders Consent Solicitation, PREIT Shareholders Meeting and PREIT Unitholders Consent Solicitation *

5.2 Access to Information; Confidentiality

5.3 Commercially Reasonable Efforts; Notification

5.4 Tax Matters

5.5 Public Announcements

5.6 Listing

5.7 Transfer and Gains Taxes

5.8 Benefit Plans and Other Employee Arrangements

5.9 Indemnification

5.10 Declaration of Dividends and Distributions

5.11 Resignations

5.12 Registration Rights Agreements and Exchange Agreements

5.13 Merger Documents

5.14 Performance of Pre-Merger Transactions

5.15 Performance of Post-Merger Transactions

5.16 Estoppel Certificates

5.17 Performance of Agreements

5.18 No Amendment or Modification

ARTICLE 6 CONDITIONS

6.1 Conditions to Each Party's Obligation to Effect the Pre-Merger Transactions and the Merger

6.2 Conditions to Obligations of PREIT and PREIT Partnership to Effect the Pre-Merger Transactions and the Merger

6.3 Conditions to Obligations of Crown and Crown Partnership to Effect the Pre-Merger Transactions and the Merger

6.4 Conditions of Each Party's Obligation to Effect the Closing Date Transactions

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER

7.1 Termination

7.2 Termination After the Pre-Merger Transfer Date

7.3 Certain Fees and Expenses

7.4 Effect of Termination

7.5 Amendment

7.6 Extension; Waiver

ARTICLE 8 GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties

8.2 Notices

8.3 Interpretation

8.4 Counterparts

8.5 Entire Agreement; No Third-Party Beneficiaries

8.6 Governing Law

8.7 Assignment

8.8 Enforcement

8.9 Severability

8.10 Exculpation

8.11 Joint and Several Obligations

EXHIBITS

Exhibit A - Form of Pennsylvania Articles of Merger

Exhibit B - Form of Maryland Articles of Merger

Exhibit C-1 - Form of Amendment to CFLP Limited Partnership Agreement

Exhibit C-2 - Form of Amendment to WCLP Limited Partnership Agreement

Exhibit D - Form of Crown Partnership Amendment and Restatement

Exhibit E - Form of PREIT Trust Amendment

Exhibit F-1 - Form of Assumed Registration Rights Agreement

Exhibit F-2 - Form of Assumed Exchange Agreement

Exhibit G - Form of Shareholder Agreement

Exhibit H - Form of Non-Competition Agreement

Exhibit I - Form of Pasquerilla Registration Rights Agreement

Exhibit J - Form of Standstill Agreement

Exhibit K - Form of Pasquerilla Tax Protection Agreement

Exhibit L - Form of Crown Estoppel Certificate

Exhibit M - Form of PREIT Estoppel Certificate

List of Schedules

Schedule 1.6(a)

Schedule 2.2(a)

Schedule 2.2(b)

Schedule 2.2(l)

Schedule 2.3(b)

Schedule 2.3(e)

Schedule 2.3(f)

Schedule 2.3(g)

Schedule 2.4

Schedule 2.5(c)(1)

Schedule 2.5(c)(2)

Schedule 2.6(a)

Schedule 2.6(b)

Schedule 2.7

Schedule 2.8

Schedule 2.9(a)

Schedule 2.9(b)

Schedule 2.9(c)

Schedule 2.9(d)

Schedule 2.9(f)

Schedule 2.9(h)

Schedule 2.9(i)

Schedule 2.10(b)(iv)

Schedule 2.10(b)(v)

Schedule 2.11

Schedule 2.12

Schedule 2.12(a)

Schedule 2.13

Schedule 2.13(b)(1)

Schedule 2.13(b)(2)

Schedule 2.14(a)

Schedule 2.15

Schedule 2.18(a)

Schedule 2.18(b)

Schedule 2.18(c)

Schedule 2.18(d)

Schedule 2.18(e)

Schedule 2.18(f)

Schedule 2.18(g)

Schedule 2.18(h)

Schedule 2.18(i)

Schedule 2.18(j)

Schedule 2.23

Schedule 2.25

Schedule 3.2(a)

Schedule 3.2(b)

Schedule 3.3(b)

Schedule 3.3(e)

Schedule 3.3(f)

Schedule 3.3(g)

Schedule 3.4

Schedule 3.5(c)(1)

Schedule 3.5(c)(2)

Schedule 3.6(a)

Schedule 3.6(b)

Schedule 3.6(c)

Schedule 3.7

Schedule 3.7(f)

Schedule 3.8

Schedule 3.9(a)

Schedule 3.9(b)

Schedule 3.9(c)

Schedule 3.9(d)

Schedule 3.9(f)

Schedule 3.9(h)

Schedule 3.10(b)(v)

Schedule 3.11

Schedule 3.13

Schedule 3.13(b)

Schedule 3.15

Schedule 3.18(b)

Schedule 3.18(c)

Schedule 3.18(d)

Schedule 3.18(e)(1)

Schedule 3.18(e)(2)

Schedule 3.18(h)

Schedule 3.18(i)

Schedule 3.18(j)

Schedule 3.23

Schedule 3.25

Schedule 4.1(j)

Schedule 4.1(dd)

Schedule 4.2(j)

Schedule 4.2(o)

Schedule 5.3(a)(ii)

Schedule 5.12

Schedule 5.16(a)

Schedule 5.16(b)

Schedule 6.1(g)(i)

Schedule 6.1(g)(ii)

Index of Defined Terms

3rd Amendment to CFSA Recital P

4th Amendment to CFSA Recital P

7th Amendment to Crown Partnership Agreement Recital P

8th Amendment to Crown Partnership Agreement Recital P

1940 Act 2.22

Acquiring Person 2.21

Acquisition Proposal 4.3(a)(i)

Affiliate 2.11

Agreement Preamble

AICPA Statement 5.1(b)

Alternative Proposal 7.1(j)

Anchor Tenants 2.9(e)

Assumed Employee Plans 5.8(c)

Assumed Exchange Agreement 5.12

Assumed Registration Rights Agreement 5.12

Base Expense Amount 7.3(e)

Base Fee Amount 7.3(d)

Board Right Termination Date 1.6(a)

Break-Up Expenses 7.3(e)

Break-Up Expenses Recipient 7.3(e)

Break-Up Expenses Tax Opinion 7.3(e)

Break-Up Fee 7.3(d)

Break-Up Fee Recipient 7.3(c)

Break-Up Fee Tax Opinion 7.3(d)

Capital Expenditure Budget 4.1(j)

CAIC Recital M

CASC 2.13(b)

CDHC Recital O

CERCLA 2.10(a)

Certificate 1.8(c)

CFLP Recital P

CIT Recital G

Claims 5.9(a)

Class B Designee 1.6

Closing Date 1.4

Closing 1.4

COBRA 2.12(a)

Code Recital E

Commitment 4.1(j)

Confidentiality Agreement 4.3(b)

Corresponding PREIT Dividends and Distributions 1.11(d)(ii)

Crown Preamble

Crown Acquisition Agreement 7.3(a)

Crown Bylaws 2.1

Crown Common Share 1.8(a)

Crown Controlled Group Member 2.12

Crown Declaration of Trust 2.1

Crown Disclosure Letter Art. 2

Crown Employee Plan 2.12

Crown Estoppel Certificates 5.16(a)

Crown Financial Statement Date 2.7

Crown Ground Lease 2.9(a)

Crown Insured Parties 5.9(c)

Crown Material Adverse Effect 2.1

Crown OP Units Recital M

Crown Options 2.3(b)

Crown Other Interests 2.4

Crown Partner Approvals 1.9

Crown Partnership Preamble

Crown Partnership Agreement 1.9

Crown Partnership Amendment and Restatement 1.3

Crown Partnership Contribution Agreement Recital K

Crown Partnership Distribution Agreement Recital H

Crown Partnership Option 2.3(b)

Crown Permitted Title Exceptions 2.9(a)

Crown Pre-Merger Conditions Certificate 6.2(j)

Crown Properties 2.9(a)

Crown Reciprocal Operating Agreements 2.9(f)

Crown Rent Roll 2.9(e)

Crown Representative 4.3(a)(ii)

Crown Rights 2.21

Crown Rights Agreement 2.21

Crown SEC Documents 2.6

Crown Senior Preferred OP Units Recital J

Crown Senior Preferred Share 1.8(b)

Crown Share Rights 2.3(b)

Crown Shareholder Approval 2.5(a)

Crown Shareholders Meeting 5.1(d)

Crown Space Lease 2.9(e)

Crown Subsidiaries 2.2(a)

Crown Tax Protection Agreement 2.18(j)

Crown Trustee Option 2.3(b)

Crown Voting Agreements Recital M

Department 1.2(b)

Distribution Date 2.21

DRIP 2.7(c)

Effective Time 1.2(b)

Employee Plan 5.8(c)

Enabling Trust Agreement Amendment 1.7

Encumbrances 2.9(a)

Environmental Law 2.10(a)

Environmental Mitigation 2.9(d)

Environmental Permits 2.10(b)(iv)

ERISA 2.12

Exchange Act 2.6

Exchange Agent 1.11(a)

Exchange Agreement Recital G

Exchange Fund 1.11(b)

Final Crown Dividend 1.11(d)(i)

Final Crown Partnership Distribution 1.11(d)(i)

Flip-Over Entity 2.21

Form S-4 5.1(a)

Former Crown Properties 2.10(b)(ii)

Former PREIT Properties 3.10(b)(ii)

GAAP 2.6

Governmental Entity 2.5(c)

Hazardous Materials 2.10(a)

Hired Employees 5.8(a)

HSR Act 2.5(c)

Indebtedness 2.18(b)

Indemnification Agreement Recital O

Indemnification Parties 5.9(b)

Indemnified Parties 5.9(a)

Indemnifying Parties 5.9(a)

IRS 2.12(b)(iii)

Joint Proxy Statement 5.1(a)

Knowledge of Crown 2.23

Knowledge of PREIT 3.23

Laws 2.5(c)

Liens 2.2(b)

Maryland Articles of Merger Recital D

Merger Recital A

Merger Consideration 1.8

Merger Documents 5.13

Minimum Acquisition Proposal Percentage 4.3(a)(i)

MSDAT 1.2(b)

Non-Competition Agreement 5.13(b)

NYSE 5.6

Operating Budget 4.1(j)

Option Date 5.8(g)

Other Tenants 2.9(e)

Partner Approvals 1.9

Pasquerilla Group 1.6(a)

Pasquerilla Registration Rights Agreement 5.13(c)

Pasquerilla Tax Protection Agreement 5.13(e)

Payor 7.3(c)

Pennsylvania Articles of Merger Recital C

Pennsylvania Code 1.2(a)

Pension Plan 2.12

Person 2.2(a)

Post-Merger Contribution Transactions 1.3

PREIT Preamble

PREIT Bylaws 1.5

PREIT Class A Units Recital J

PREIT Class B Units Recital K

PREIT Common Shares 1.8(a)

PREIT Contribution Agreement Recital J

PREIT Controlled Group Member 3.12(a)

PREIT Counter Proposal 4.3(c)

PREIT Disclosure Letter Article 3

PREIT Employee Plan 3.12(a)

PREIT Estoppel Certificates 5.16(b)

PREIT Financial Statement Date 3.7

PREIT Ground Lease 3.9(a)

PREIT Material Adverse Effect 3.1

PREIT OP Units 1.11(d)(ii)

PREIT Options 3.3(b)

PREIT Other Interests 3.4

PREIT Partner Approvals 1.9

PREIT Partnership Preamble

PREIT Partnership Agreement 1.9

PREIT Partnership Amendment 1.9

PREIT Permitted Title Exceptions 3.9(a)

PREIT Pre-Merger Conditions Certificate 6.3(i)

PREIT Properties 3.9(a)

PREIT Reciprocal Operating Agreements 3.9(f)

PREIT Rent Roll 3.9(e)

PREIT Rights 1.8(a)

PREIT Rights Agreement 1.8(a)

PREIT SEC Documents 3.6

PREIT Senior Preferred OP Units Recital J

PREIT Senior Preferred Share 1.8(b)

PREIT Shareholder Approval 3.5(a)

PREIT Shareholders Meeting 5.1(c)

PREIT Space Lease 3.9(c)

PREIT Subsidiaries 3.2(a)

PREIT Tax Protection Agreement 3.18(j)

PREIT Trust Agreement 1.5

PREIT Trust Amendment 1.7

PREIT Voting Agreements Recital N

Pre-Merger Transactions 1.1

Pre-Merger Transfer Date 6.1

Property Restrictions 2.9(a)

Qualified Crown Acquisition 7.3(a)

Qualifying Income 7.3(d)

REIT 2.14(b)

REIT Requirements 7.3(d)

Release 2.10(a)

Reserved PREIT OP Units Recital K

Retained LP Interests Recital K

SEC 2.5(c)

Securities Act 2.3(g)

Share Acquisition Date 2.21

Shareholder Agreement 5.13(a)

Shareholder Approvals 3.5(a)

Solicited Employees 5.8(a)

Standstill Agreement 5.13(d)

Subsidiary 2.2(a)

Substituted Partnership Option 5.8(g)

Substituted Trustee Option 5.8(f)

Successor Employer 5.8(a)

Superior Acquisition Proposal 4.3(d)

Surviving Trust 1.2(a)

Takeover Statute 2.20

Taxes 2.14(a)

Third Party Provisions 8.5

Title 3 1.2(a)

Title 8 1.2(a)

Top-Hat Plans 5.8(e)

Transfer 4.3(a)(i)

Transfer and Gains Taxes 5.7

WARN Act 2.13(b)(1)

WCLP Recital K

Welfare Plan 2.12

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 13, 2003, is entered into by and among PENNSYLVANIA REAL ESTATE INVESTMENT TRUST, a Pennsylvania business trust ("PREIT"), PREIT ASSOCIATES, L.P., a Delaware limited partnership ("PREIT Partnership"), CROWN AMERICAN REALTY TRUST, a Maryland real estate investment trust ("Crown"), and CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership ("Crown Partnership").

R E C I T A L S:

A. The Board of Trustees of PREIT and the Board of Trustees of Crown deem it advisable and, among other appropriate considerations, in the best interests of each of PREIT and Crown, respectively, and their respective shareholders, upon the terms and subject to the conditions contained herein, that Crown shall merge with and into PREIT (the "Merger").

B. PREIT, as the sole general partner of PREIT Partnership, and Crown, as the sole general partner of Crown Partnership, deem it advisable and, among other appropriate considerations, in the best interests of each of PREIT Partnership and Crown Partnership, respectively, and their respective limited partners, subject to the conditions and other provisions contained herein, that PREIT Partnership and Crown Partnership shall consummate certain transactions contemplated in connection with the Merger and further described herein.

C. Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, PREIT and Crown shall execute Articles of Merger (the "Pennsylvania Articles of Merger") in substantially the form attached hereto as Exhibit A and shall file such Pennsylvania Articles of Merger in accordance with Pennsylvania law to effectuate the Merger.

D. Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, PREIT and Crown shall execute Articles of Merger (the "Maryland Articles of Merger") in substantially the form attached hereto as Exhibit B and shall file such Maryland Articles of Merger in accordance with Maryland law to effectuate the Merger.

E. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

F. No later than the fourth business day following the date on which the Form S-4 to be filed in connection with the Merger is declared effective by the SEC, Crown and PREIT will prepare and mail to their respective shareholders of record the Joint Proxy Statement contained in the Form S-4.

G. Concurrently with the execution of this Agreement, Crown Investments Trust ("CIT"), on the one hand, and Crown Partnership, on the other hand, have entered into an agreement (the "Exchange Agreement") pursuant to which, among other things, Crown Partnership has agreed to convey to CIT the property known as Pasquerilla Plaza in exchange for the conveyance by CIT of certain out-parcels to Crown Partnership.

H. On the day immediately preceding the Closing Date, Crown Partnership will distribute to Crown, in complete liquidation of all of Crown's partnership interests in Crown Partnership, Crown's proportionate interest in any and all of Crown Partnership's assets, subject to Crown's proportionate share of substantially all of the liabilities of Crown Partnership, and admit a new general partner designated by the other partners of Crown Partnership, all as provided in the Distribution Agreement of even date herewith by and between Crown and Crown Partnership (the "Crown Partnership Distribution Agreement").

I. On the Closing Date, Crown will merge with and into PREIT, with PREIT surviving as a Pennsylvania business trust.

J. Immediately following the Merger, PREIT will contribute to PREIT Partnership substantially all of the assets transferred from Crown Partnership to Crown pursuant to the Crown Partnership Distribution Agreement in exchange for (i) a number of Class A Limited Partner Interest Units of PREIT Partnership ("PREIT Class A Units") equal to the number of PREIT Common Shares issued to the former Crown shareholders in the Merger and a number of preferred units of partnership interest in PREIT Partnership (the "PREIT Senior Preferred OP Units") equal to the number of preferred units of partnership interest in Crown Partnership (the "Crown Senior Preferred OP Units") outstanding immediately prior to consummation of the transactions contemplated by the Crown Partnership Distribution Agreement, the right, preference, privilege and voting power of which PREIT Senior Preferred OP Units will be identical in all material respects to that of the Crown Senior Preferred OP Units, and (ii) the assumption by PREIT Partnership of the liabilities assumed by Crown pursuant to the Crown Partnership Distribution Agreement, all as provided in a contribution agreement of even date herewith between PREIT and PREIT Partnership (the "PREIT Contribution Agreement").

K. Concurrently with the transactions contemplated by the PREIT Contribution Agreement, (i) Crown Partnership will contribute to PREIT Partnership 100% of its assets other than an 11% interest in the capital and a 1% interest in the profits of each of CFLP and Washington Crown Center Associates L.P. ("WCLP"), a Pennsylvania limited partnership and a direct and indirect wholly-owned subsidiary of Crown Partnership (the "Retained LP Interests"), in exchange for (a) 2,044,511 Class B Limited Partner Interest Units of PREIT Partnership (the "PREIT Class B Units") (subject to reduction and adjustment as set forth in the Crown Partnership Contribution Agreement) minus 341,297 PREIT Class B Units (subject to reduction and adjustment as set forth in the Crown Partnership Contribution Agreement) (the "Reserved PREIT OP Units") and (b) the assumption by PREIT Partnership of substantially all of the remaining liabilities of Crown Partnership, all as provided in the Contribution Agreement of even date herewith between Crown Partnership and PREIT Partnership (the "Crown Partnership Contribution Agreement"), and (ii) also as provided in the Crown Partnership Contribution Agreement, Crown Partnership will grant to PREIT Partnership an option to acquire at any time after the end of the 36th month following the Effective Time the Retained LP Interests in exchange for the Reserved PREIT OP Units, subject to a potential cash adjustment, and PREIT Partnership will grant to Crown Partnership an option exercisable at any time after the end of the 40th month following the Effective Time to contribute the Retained LP Interests to PREIT Partnership in exchange for the Reserved PREIT OP Units, subject to a potential cash adjustment; provided, that, during such time as Crown Partnership holds the Retained LP Interests, Crown Partnership shall receive a quarterly preferred return from CFLP and WCLP, all as set forth in amendments to the CFLP and WCLP limited partnership agreements, substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2, which shall each be subject to the receipt of any consents or approvals required to adopt and approve such amendments.

L. PREIT, PREIT Partnership, Crown and Crown Partnership desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereunder.

M. Concurrently with the execution and delivery of this Agreement and as an inducement to PREIT and PREIT Partnership to enter into this Agreement, Mark E. Pasquerilla, CIT and Crown American Investment Company ("CAIC") and the executive officers and trustees of Crown and Crown Partnership have entered into voting agreements (the "Crown Voting Agreements"), pursuant to which they have agreed, among other things, to vote their Crown Common Shares and common units of Crown Partnership (the "Crown OP Units") to approve this Agreement, the Merger and any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

N. Concurrently with the execution and delivery of this Agreement and as an inducement to Crown and Crown Partnership to enter into this Agreement, Ronald Rubin and all other executive officers and trustees of PREIT and PREIT Partnership have entered into voting agreements (the "PREIT Voting Agreements"), pursuant to which they have agreed, among other things, to vote their PREIT Common Shares to approve this Agreement, the Merger and any other matter which requires their vote in connection with the transactions contemplated by this Agreement.

O. Concurrently with the execution and delivery of this Agreement and as an inducement to PREIT to enter into this Agreement, PREIT, PREIT Partnership, Mark E. Pasquerilla, CAIC and CIT, and Crown Delaware Holding Company ("CDHC"), as guarantor, have entered into an Indemnification Agreement of even date herewith with and for the benefit of PREIT and its Affiliates (the "Indemnification Agreement").

P. On March 31, 2003, (i) CIT, on the one hand, and Crown Partnership, on the other hand, entered into the Third Amendment to the Amended and Restated Cash Flow Support Agreement (the "3rd Amendment to CFSA") and (ii) Crown, CIT and CAIC entered into the Seventh Amendment to Amended and Restated Agreement of Limited Partnership of Crown Partnership (the "7th Amendment to Crown Partnership Agreement"). Concurrently with the execution and delivery of this Agreement, (x) CIT, on the one hand, and Crown Partnership and Crown American Financing Partnership, L.P., a Delaware Limited Partnership ("CFLP"), on the other hand, will enter into the Fourth Amendment to Amended and Restated Cash Flow Support Agreement (the "4th Amendment to CFSA") and (y) Crown, CIT and CAIC will enter into the Eighth Amendment to Amended and Restated Agreement of Limited Partnership of Crown Partnership (the "8th Amendment to Crown Partnership Agreement").

Q. On March 31, 2003, CIT and Crown Partnership entered into an agreement, pursuant to which CIT purchased from Crown Partnership the property known as Oak Ridge Mall.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 Pre-Merger Transactions. Upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(a) On the first business day following the satisfaction of the conditions in Sections 6.1, 6.2 and 6.3 hereof (provided that the next calendar day is a business day), the transactions contemplated by the Exchange Agreement shall be performed; and

(b) Immediately following the consummation of the transactions contemplated by the Exchange Agreement, (i) Crown and Crown Partnership shall consummate the transactions contemplated by the Crown Partnership Distribution Agreement and (ii) Crown shall cease to be a partner in Crown Partnership and CIT and CAIC shall cause a new general partner to be admitted as the general partner of Crown Partnership.

All of such transactions described in this Section 1.1 are referred to collectively herein as the "Pre-Merger Transactions."

1.2 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 95 of the Pennsylvania Associations Code (the "Pennsylvania Code"), Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3"), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), Crown shall be merged with and into PREIT, with PREIT surviving as a Pennsylvania business trust (the "Surviving Trust").

(b) As soon as practicable on the Closing Date, PREIT and Crown shall execute and file the Pennsylvania Articles of Merger, executed in accordance with Chapter 95 of the Pennsylvania Code, with the Department of State of Pennsylvania (the "Department"), and shall execute and file the Maryland Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "MSDAT"), and shall make all other filings and recordings required under the Pennsylvania Code, Title 3 and Title 8. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of the Pennsylvania Articles of Merger with the Department or (ii) the filing of the Maryland Articles of Merger with the MSDAT.

1.3 Post-Merger Contribution Transactions.

Immediately following the Effective Time and concurrently with each other, (i) PREIT and PREIT Partnership shall consummate the transactions contemplated by the PREIT Contribution Agreement, (ii) Crown Partnership and PREIT Partnership shall consummate the transactions contemplated by the Crown Partnership Contribution Agreement, and (iii) the new general partner of Crown Partnership shall amend and restate the Crown Partnership Agreement (the "Crown Partnership Amendment and Restatement") in the form attached hereto as Exhibit D.

All of such transactions described in this Section 1.3 are referred to collectively herein as the "Post-Merger Contribution Transactions."

1.4 Closing. The closing of the Merger (the "Closing") shall take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Section 6.4) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.4 (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 555 13th Street, NW, Washington, DC 20004, unless another date or place is agreed to in writing by the parties.

1.5 Effect of Merger on Trust Agreement and Bylaws. The Trust Agreement, as amended and restated on December 16, 1997, of PREIT (the "PREIT Trust Agreement"), and as further amended pursuant to Section 1.7 hereof and as in effect as of the Effective Time, and the Bylaws, as amended, of PREIT (the "PREIT Bylaws"), as in effect as of the Effective Time, shall continue in full force and effect after the Merger and shall be the trust agreement and bylaws of PREIT, as the survivor of the Merger, until further amended in accordance with applicable Pennsylvania law and the terms thereof.

1.6 Trustees of PREIT.

(a) Effective at the Effective Time, the members of the PREIT Board of Trustees immediately prior to the Effective Time shall continue as members of the PREIT Board of Trustees, and the PREIT Board of Trustees shall be expanded by one Class A member and, except as otherwise set forth in the last sentence of this Section 1.6(a), one Class B member, and (i) Mark E. Pasquerilla shall be appointed to fill the vacant Class A board seat until the next annual or special meeting of PREIT shareholders following the Effective Time and until his successor is elected and qualified and, (ii) except as otherwise set forth in the last sentence of this Section 1.6(a), a person selected by PREIT in its sole and absolute discretion from among those current members of the board of trustees of Crown who will not be employed by PREIT following the Merger (other than Mark E. Pasquerilla or any person set forth on Schedule 1.6(a) to the Crown Disclosure Letter) (a "Class B Designee") shall be appointed to fill the vacant Class B board seat until the next annual or special meeting of PREIT shareholders following the Effective Time and until his successor is elected and qualified. PREIT then shall include and recommend (x) Mark E. Pasquerilla in the management slate of nominees for election at the next annual or special meeting to fill a Class A board seat for a term ending at the annual meeting in 2005 and (y) the Class B Designee in the management slate of nominees for election at the next annual or special meeting to fill a Class B board seat for a term ending at the annual meeting in 2006. Thereafter, except as set forth in this Section 1.6(a) or Section 1.6(b), PREIT shall include Mark E. Pasquerilla in the management slate of nominees for Class A trustees and recommend Mark E. Pasquerilla in the management slate of nominees for Class A trustee until the earlier to occur of (A) the date on which Mark E. Pasquerilla, including any trusts of which he is a trustee or beneficiary, CAIC, CIT, CDHC and any of their Affiliates, other than PREIT (the "Pasquerilla Group") beneficially owns (as defined by Rule 13-d(3) of the Exchange Act) in the aggregate less than 70% of the aggregate number, as equitably adjusted for any share splits, dividends, reclassifications, recapitalizations or other similar transactions, of PREIT Common Shares and PREIT Class B Units issued to the members of the Pasquerilla Group pursuant to the Merger and the other transactions contemplated by this Agreement or (B) the date, after the eighth anniversary of the Merger, on which the Pasquerilla Group beneficially owns (as defined by Rule 13-d(3) of the Exchange Act) in the aggregate less than 7.5% of the total outstanding PREIT Common Shares (on a fully diluted basis, giving effect to the redemption of any PREIT Class B Units and the issuance of PREIT Common Shares therefor) (the "Board Right Termination Date"). Unless requested by PREIT to remain as a trustee, Mark E. Pasquerilla shall resign from the PREIT Board of Trustees on the Board Right Termination Date. Management shall not be obligated to re-nominate the Class B Designee, if any, for re-election as a trustee upon the expiration of his term at the annual meeting in 2006. Notwithstanding anything contained in this Section 1.6(a) to the contrary, (x) in the event that the person initially selected by PREIT to serve as the Class B Designee pursuant to Section 1.6(a)(ii) above shall decline such appointment or nomination, PREIT shall select one other person from those current members of the board of trustees of Crown who will not be employed by PREIT following the Merger (other than Mark E. Pasquerilla or any person set forth on Schedule 1.6(a) to the Crown Disclosure Letter) to serve as the Class B Designee pursuant to Section 1.6(a)(ii) above and, (y) in the event that such other person so selected shall also decline such appointment or nomination to serve as the Class B Designee pursuant to Section 1.6(a)(ii) above, any obligations of PREIT related to the Class B Designee or to otherwise create or fill a Class B board seat pursuant to this Section 1.6 shall terminate.

(b) Notwithstanding the provisions of Section 1.6(a), PREIT is not required at any time to nominate for election as a trustee of PREIT or recommend Mark E. Pasquerilla or any other person in the management slate of nominees if, at any time, such person is subject to (i) a criminal proceeding (other than a traffic violation or other minor offense) resulting in an indictment or a conviction, (ii) any order, judgment or decree that permanently or temporarily enjoins or otherwise limits such person's participation or right to engage in, continue any conduct or practice in connection with, or be associated with any person who engages, in securities or commodities activities, (iii) a finding by a court of competent jurisdiction, the SEC or the Commodity Futures Trading Commission of a federal or state securities or commodities law violation, which finding has not been subsequently reversed, suspended or vacated, or (iv) a finding of liability by a court of competent jurisdiction for breach of fiduciary duty as a trustee of PREIT.

1.7 Effect on Shares. The effect of the Merger on the shares of beneficial interest of Crown shall be as provided in the Articles of Merger and in Section 1.8. The Merger shall not change the shares of beneficial interest of PREIT outstanding immediately prior to the Merger. Prior to or as of the Effective Time, the PREIT Trust Agreement shall be amended, in accordance with Chapter 95 of the Pennsylvania Code and the terms of the PREIT Trust Agreement, by the adoption by the PREIT Board of Trustees of the amendment to the PREIT Trust Agreement ("PREIT Trust Amendment") in substantially the form attached hereto as Exhibit E to provide for the authorization of the PREIT Senior Preferred Shares. At any time prior to the PREIT Trust Amendment becoming effective, the PREIT Trust Agreement may be amended by the PREIT Board of Trustees in accordance with its terms as they determine to be necessary or appropriate in order to permit the proposed terms and provisions of the PREIT Trust Amendment to have effect under the PREIT Trust Agreement (the "Enabling Trust Agreement Amendment").

1.8 Merger Consideration. The consideration to be paid to holders of shares of beneficial interest of Crown in the Merger (collectively, the "Merger Consideration") is as follows:

(a) Each common share of beneficial interest, par value $.01 per share, of Crown ("Crown Common Share") issued and outstanding immediately prior to the Effective Time, together with the associated Crown Right, shall be converted into the right to receive 0.3589 validly issued, fully paid and non-assessable common shares of beneficial interest, par value $1.00 per share, of PREIT ("PREIT Common Shares"), together with the associated rights (the "PREIT Rights") issued pursuant to the terms of that certain Rights Agreement, dated as of April 30, 1999, between PREIT and American Stock Transfer & Trust Company, as rights agent (the "PREIT Rights Agreement");

(b) Each 11.00% Non-Convertible, Senior Preferred Share of Beneficial Interest (par value $.01 per share), liquidation preference $50.00 per share, of Crown ("Crown Senior Preferred Share") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one 11.00% non-convertible, senior preferred share of beneficial interest (par value $.01 per share), liquidation preference $50.00 per share, of PREIT, the terms of which shall be identical in all material respects to the Crown Senior Preferred Shares and shall include the right to receive all accrued but unpaid dividends on each issued and outstanding Crown Senior Preferred Share through the Effective Time ("PREIT Senior Preferred Share");

(c) All Crown Common Shares, together with the associated Crown Rights, when so converted as provided in Section 1.8(a), and all Crown Senior Preferred Shares, when so converted as provided in Section 1.8(b), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive as applicable, (A) certificates representing the PREIT Common Shares into which such Crown Common Shares are converted pursuant to Section 1.8(a), (B) certificates representing the PREIT Senior Preferred Shares into which the Crown Senior Preferred Shares are converted pursuant to Section 1.8(b), (C) any cash payable in lieu of any fractional PREIT Common Shares pursuant to Section 1.11(g), and (D) any accrued and unpaid dividends on the PREIT Senior Preferred Shares. Notwithstanding any failure by holders of a Certificate to surrender such Certificate for a certificate representing PREIT Common Shares or PREIT Senior Preferred Shares, as applicable, from and after the Effective Time each such holder shall become a holder of PREIT Common Shares or PREIT Senior Preferred Shares, as applicable, upon conversion, as provided in this Section 1.8, and shall be accorded the same rights as any other holder of PREIT Common Shares or PREIT Senior Preferred Shares, as applicable, and such Certificate shall thereafter represent only the right to receive the consideration provided for in this Section 1.8(c).

1.9 Partner Approval. Crown shall seek the requisite approval of the partners of Crown Partnership of this Agreement, the Merger, any transactions or agreements contemplated by this Agreement that require approval of such parties, and the withdrawal of Crown as general partner to the extent required by the Amended and Restated Agreement of Limited Partnership, dated as of August 17, 1993, of Crown Partnership, as amended (the "Crown Partnership Agreement"), or by applicable law to effectuate the transactions contemplated by this Agreement (collectively, the "Crown Partner Approvals"). PREIT shall seek the requisite vote of the partners of PREIT Partnership of the Merger and the approval of the partners of PREIT Partnership of any transactions or agreements contemplated by this Agreement that require approval of such parties and the amendment (the "PREIT Partnership Amendment") to the First Amended and Restated Agreement of Limited Partnership, dated as of September 30, 1997, of PREIT Partnership, as amended (the "PREIT Partnership Agreement"), to the extent required by the PREIT Partnership Agreement or by applicable law to effectuate the transactions contemplated by this Agreement (collectively, the "PREIT Partner Approvals," and together with the Crown Partner Approvals, the "Partner Approvals").

1.10 Appraisal or Dissenters Rights. The holders of Crown Common Shares, Crown Senior Preferred Shares and PREIT Common Shares are not entitled under applicable law to appraisal, dissenters or similar rights as a result of the Merger.

1.11 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

(a) Exchange Agent. Prior to the Effective Time, PREIT shall appoint American Stock Transfer & Trust Company, or another bank or trust company reasonably acceptable to Crown, to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of Certificates representing issued and outstanding Crown Common Shares and Crown Senior Preferred Shares.

(b) PREIT to Provide Merger Consideration; Crown to Provide Funds for Any Final Crown Dividend. PREIT shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Crown Common Shares and Crown Senior Preferred Shares, the Merger Consideration issuable in exchange for the issued and outstanding Crown Common Shares and Crown Senior Preferred Shares pursuant to Section 1.8, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.11(g) (the "Exchange Fund"). The Exchange Agent (or other depository acting for the benefit of the Exchange Agent, selected by PREIT and reasonably satisfactory to Crown) shall invest any cash included in the Exchange Fund as directed by PREIT, on a daily basis. Any interest or other income resulting from such investments shall be paid to PREIT. If the Merger is terminated in accordance with the terms of this Agreement, such cash and any interest or other income earned on such investment thereof shall be paid to PREIT. Crown shall provide to the Exchange Agent not later than three business days prior to the Effective Time, for the benefit of the holders of Crown Common Shares and Crown Senior Preferred Shares, cash payable in respect of any dividends required pursuant to Section 1.11(d)(i). Such cash shall be invested in accordance with written directions delivered by Crown to the Exchange Agent (or any such other depository) not later than three business days prior to the Effective Time, with any interest or other income earned on such investments to be paid to PREIT as the successor to Crown in the Merger. If the Merger is terminated in accordance with the terms of this Agreement, such cash and any interest or other income earned on such investment thereof shall be paid to Crown.

(c) Exchange Procedure. PREIT and PREIT Partnership shall use commercially reasonable efforts to cause the Exchange Agent, no later than the fifth (5th) business day after the Closing Date, to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding Crown Common Shares or Crown Senior Preferred Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as PREIT may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, (x) the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Crown Common Shares or Crown Senior Preferred Shares, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.8, including any cash payable in lieu of fractional shares pursuant to Section 1.11(g), (y) PREIT and PREIT Partnership shall use commercially reasonable efforts to cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) such amount to such holder within five business days after receipt thereof, and (z) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Crown Common Shares or Crown Senior Preferred Shares which is not registered in the transfer records of Crown, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a Person other than the registered holder of such Certificate or establish to the satisfaction of Crown that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.11, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the Crown Common Shares or Crown Senior Preferred Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.8, including any cash payable in lieu of fractional shares pursuant to Section 1.11(g). No interest will be paid or will accrue to the benefit of the shareholders on the Merger Consideration or on any cash payable pursuant to Section 1.11(g). PREIT or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash, PREIT Common Shares or PREIT Senior Preferred Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of Crown Common Shares or Crown Senior Preferred Shares such amounts as PREIT or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. For this purpose, any PREIT Common Shares or PREIT Senior Preferred Shares deducted and withheld by PREIT shall be valued at the last trading price of the PREIT Common Shares or the PREIT Senior Preferred Shares, as applicable, on the New York Stock Exchange on the Effective Date of the Merger (or in the event that the PREIT Senior Preferred Shares do not yet trade on the New York Stock Exchange, at the liquidation preference (excluding unpaid dividends) per PREIT Senior Preferred Share). To the extent that amounts are so withheld by PREIT or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Crown Common Shares or Crown Senior Preferred Shares, as applicable, in respect of which such deduction and withholding was made by PREIT or the Exchange Agent.

(d) Provisions Relating to Record Dates for Final Dividends.

(i) If and to the extent necessary for Crown to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Crown ending at the Effective Time and, if applicable, the preceding taxable year (and to avoid the payment of any tax with respect to undistributed income or gain), Crown shall declare a dividend (the "Final Crown Dividend") to holders of Crown Common Shares and Crown Senior Preferred Shares, the record date for which shall be not later than the close of business on the sixth business day preceding the Closing Date, in an amount equal to the minimum dividend sufficient to permit Crown to satisfy such requirements. Any dividends payable hereunder to holders of Crown Common Shares and Crown Senior Preferred Shares shall be paid on the third business day immediately preceding the Closing Date. In the event that Crown is required to declare a Final Crown Dividend with respect to the Crown Common Shares, Crown Partnership shall simultaneously declare a distribution (the "Final Crown Partnership Distribution") to holders of Crown OP Units in an amount per unit equal to the Final Crown Dividend payable per Crown Common Share, together with any distributions required to be paid to holders of Crown Senior Preferred OP Units by reason of the payment of either the Final Crown Dividend or the Final Crown Partnership Distribution with respect to Crown OP Units, the record date for which shall be the close of business on the sixth business day preceding the Closing Date. The distribution payable hereunder to holders of Crown OP Units and, if applicable, Crown Senior Preferred OP Units, shall be paid on the third business day immediately preceding the Closing Date.

(ii) If Crown determines that it will be necessary to declare the Final Crown Dividend, Crown shall notify PREIT at least 20 days prior to the date for the Crown Shareholders Meeting, and PREIT shall be entitled to declare a dividend per share payable to holders of shares of PREIT Common Shares (in which event PREIT Partnership shall declare a distribution per unit payable to holders of common units of PREIT Partnership (the "PREIT OP Units") if a distribution has been declared on the PREIT Common Shares), the record dates for which shall be the close of business on the fifth business day preceding the Closing Date, in an amount per PREIT Common Share (and PREIT OP Unit) equal to the quotient obtained by dividing (x) the Final Crown Dividend paid by Crown with respect to each Crown Common Share by (y) 0.3589 (the "Corresponding PREIT Dividends and Distributions"). The Corresponding PREIT Dividends and Distributions shall be in addition to any additional Corresponding PREIT Dividends and Distributions payable pursuant to Section 5.10. Any dividends payable hereunder to holders of PREIT Common Shares (and PREIT OP Units) shall be paid on the second business day preceding the Closing Date.

(e) No Further Ownership Rights in Crown Common Shares and Crown Senior Preferred Shares. All Merger Consideration paid in accordance with the terms of this Section 1.11 (including any cash paid pursuant to Section 1.11(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Crown Common Shares and Crown Senior Preferred Shares, as applicable, theretofore represented by such Certificates; provided, however, that from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of Crown of the Crown Common Shares or Crown Senior Preferred Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to PREIT for any reason, they shall be canceled and exchanged as provided in this Section 1.11.

(f) No Liability. None of Crown, PREIT or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to PREIT, upon demand, and any holders of Certificates who have not theretofore complied with Section 1.11(c) shall thereafter look only to PREIT for delivery of the Merger Consideration, including any cash payable in lieu of fractional shares pursuant to Section 1.11(g) and any unpaid dividends, subject to applicable escheat and other similar laws.

(g) No Fractional Shares.

(i) No certificates or scrip representing fractional Crown Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Crown.

(ii) No fractional PREIT Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional PREIT Common Shares pursuant to this Agreement, each holder of Crown Common Shares shall be paid an amount in cash (without interest), rounded to the nearest cent (with .5 of a cent rounded up), determined by multiplying (i) the average closing price of one PREIT Common Share on the New York Stock Exchange on the five trading days immediately preceding the Closing Date by (ii) the fraction of a PREIT Common Share which such holder would otherwise be entitled to receive under this Section 1.11.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PREIT or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as PREIT or the Exchange Agent reasonably may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the PREIT Common Shares or PREIT Senior Preferred Shares to which the holders thereof are entitled pursuant to Section 1.8 and any cash payable pursuant to Section 1.11(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.11(d).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF CROWN AND CROWN PARTNERSHIP

Except as specifically set forth in the letter of even date herewith delivered to PREIT prior to the execution hereof and signed by each of the Chief Executive Officer and Chief Financial Officer, in such capacity, of Crown as the disclosure letter to this Agreement (the "Crown Disclosure Letter"), Crown and Crown Partnership jointly and severally represent and warrant to PREIT and PREIT Partnership as follows as of the date hereof:

2.1 Organization, Standing and Power. Crown is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland. Crown has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Second Amended and Restated Declaration of Trust of Crown (the "Crown Declaration of Trust") is in effect, and no dissolution, revocation or forfeiture proceedings regarding Crown have been commenced. Crown is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Crown Material Adverse Effect. As used in this Agreement, a "Crown Material Adverse Effect" means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of Crown, Crown Partnership and the Crown Subsidiaries, taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect Crown or Crown Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other Crown Material Adverse Effect, changes in the trading prices of Crown Common Shares or Crown Senior Preferred Shares. Crown has delivered to PREIT complete and correct copies of each of the Crown Declaration of Trust and the Bylaws of Crown (the "Crown Bylaws"), in each case as amended or supplemented to the date of this Agreement.

2.2 Crown Subsidiaries.

(a) Schedule 2.2(a) to the Crown Disclosure Letter sets forth (i) each Subsidiary of Crown (the "Crown Subsidiaries"), (ii) the ownership interest therein of Crown, (iii) if not directly or indirectly wholly owned by Crown, the identity and ownership interest of each of the other owners of such Crown Subsidiary, (iv) each property owned by such Crown Subsidiary, and (v) if not wholly owned by such Crown Subsidiary, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other voting equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(b) Except as set forth in Schedule 2.2(b) to the Crown Disclosure Letter, (i) all of the outstanding shares of capital stock in each Crown Subsidiary that is a corporation which are owned by Crown, a Crown Subsidiary or by Crown and a Crown Subsidiary have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Crown Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Crown, a Crown Subsidiary or by Crown and a Crown Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Crown Subsidiary and given to secure performance thereunder. Each Crown Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Crown Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Schedule 2.2(b) to the Crown Disclosure Letter lists, for each Crown Subsidiary, all jurisdictions in which the nature of its business or the ownership or leasing of its properties requires that it be duly qualified or licensed to do business, and other than as set forth on Schedule 2.2(b) to the Crown Disclosure Letter, each Crown Subsidiary is in good standing in each such jurisdiction. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Crown Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to PREIT.

(c) There are no attachments, executions or general assignments for the benefit of creditors, or voluntary or involuntary proceeding in bankruptcy, or under any debtor relief laws, contemplated by or pending or, to the Knowledge of Crown, threatened against Crown or a Crown Subsidiary.

2.3 Capital Structure.

(a) The authorized shares of beneficial interest of Crown consist of 250,000,000 shares (par value $.01 per share), 120,000,000 of which are classified as Crown Common Shares, 2,875,000 of which are classified as Crown Senior Preferred Shares, and 125,000,000 of which are classified as excess shares. 32,077,961 Crown Common Shares and 2,475,000 Crown Senior Preferred Shares are issued and outstanding as of May 9, 2003. 1,750,000 Crown Series A Junior Participating Preferred Shares (par value $.01 per share) have been reserved for issuance pursuant to the Crown Rights Agreement and none are outstanding.

(b) Set forth in Schedule 2.3(b) to the Crown Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Crown Common Shares or Crown OP Units issued and outstanding under Crown's Amended and Restated 1993 Crown Partnership Option Plan (the "Crown Partnership Option"), Crown's 1993 Crown Trustee's Plan (the "Crown Trustee Option"), or any other formal or informal arrangement (collectively, the "Crown Options"); and (ii) except for the Crown Rights and the Crown OP Units, all other warrants or other rights to acquire Crown's shares of beneficial interest, all stock appreciation rights, phantom shares, restricted stock, dividend equivalents, deferred compensation accounts, performance awards and other awards which are outstanding on the date of this Agreement and payable in Crown Common Shares or Crown OP Units ("Crown Share Rights"). Schedule 2.3(b) to the Crown Disclosure Letter sets forth for each Crown Option and Crown Share Right (other than Crown Rights and Crown OP Units), the name of the grantee, the date and type of each grant, the status of each Crown Option as qualified or nonqualified under Section 422 of the Code, the number of Crown Common Shares subject to each Crown Option, the number and type of Crown Common Shares subject to Crown Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to stock appreciation rights. On the date of this Agreement, except as set forth in this Section 2.3 or excepted therefrom or as set forth in Schedule 2.3(b) to the Crown Disclosure Letter, no Crown Common Shares were outstanding or reserved for issuance.

(c) All outstanding shares of beneficial interest of Crown are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Crown Declaration of Trust or Crown Bylaws, or any contract or instrument to which Crown is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of Crown having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Crown may vote.

(d) Other than as set forth in this Section 2.3 or in Schedule 2.3(b) to the Crown Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Crown or any Crown Subsidiary is a party or by which such entity is bound, obligating Crown or any Crown Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of Crown or any Crown Subsidiary or obligating Crown or any Crown Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Crown or a Crown Subsidiary).

(e) As of May 9, 2003 (i) 42,034,359 Crown OP Units, of which 8,169,939 Crown OP Units are held by CIT, 1,786,459 Crown OP Units are held by CAIC and 32,077,961 Crown OP Units are held by Crown, are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the Crown Partnership Agreement, or any contract or instrument to which Crown or Crown Partnership is a party or by which either is bound and (ii) 2,475,000 Crown Senior Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights. Schedule 2.3(e) to the Crown Disclosure Letter sets forth the name of each holder of Crown OP Units and Crown Senior Preferred OP Units and the number of Crown OP Units and Crown Senior Preferred OP Units owned by each such holder as of May 9, 2003. Except as provided in the Crown Partnership Agreement or as contemplated by this Agreement, the Crown OP Units and Crown Senior Preferred OP Units are not subject to any restrictions imposed by Crown Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the Crown Partnership Agreement. Except as provided in the Crown Partnership Agreement, Crown Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Crown Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in Crown Partnership.

(f) Except as set forth in Schedule 2.3(f) to the Crown Disclosure Letter, all dividends on Crown Common Shares and Crown Senior Preferred Shares and all distributions on Crown OP Units and Crown Senior Preferred OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

(g) Set forth on Schedule 2.3(g) to the Crown Disclosure Letter is a list of each registration rights agreement or other agreement between Crown, a Crown Subsidiary, on the one hand, and one or more other parties, including one or more members of the Pasquerilla Group, on the other hand, which grants any such other party or parties the right to cause the registration of any securities of Crown and/or a Crown Subsidiary pursuant to the Securities Act of 1933, as amended (the "Securities Act").

2.4 Other Interests. Except for interests in the Crown Subsidiaries and certain other entities as set forth in Schedule 2.4 to the Crown Disclosure Letter (the "Crown Other Interests"), none of Crown, Crown Partnership or any Crown Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Crown Other Interests, Crown and/or any Crown Subsidiary, as the case may be, is a partner, member or shareholder in good standing, and owns such interests free and clear of all Liens. None of Crown, Crown Partnership or any Crown Subsidiary is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the Crown Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Crown Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of Crown, in full force and effect. To the Knowledge of Crown and except as set forth in Schedule 2.4 to the Crown Disclosure Letter, the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

2.5 Authority; Noncontravention; Consents.

(a) Crown has the requisite power and authority to enter into this Agreement and, subject only to the requisite Crown shareholder approval of the Merger (the "Crown Shareholder Approval") and the Crown Partner Approvals, to consummate the transactions contemplated by this Agreement to which Crown is a party, including, without limitation, the Pre-Merger Transactions. The execution and delivery of this Agreement by Crown and the consummation by Crown of the transactions contemplated by this Agreement to which Crown is a party have been duly authorized by all necessary action on the part of Crown, except for and subject to the Crown Shareholder Approval and the Crown Partner Approvals. This Agreement has been duly executed and delivered by Crown and constitutes a valid and binding obligation of Crown, enforceable against Crown in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

(b) Crown Partnership has the requisite partnership power and authority to enter into this Agreement and, subject only to the requisite Crown Shareholder Approval and Crown Partner Approvals, to consummate the transactions contemplated by this Agreement to which Crown Partnership is a party, including, without limitation, the Pre-Merger Transactions and the Post-Merger Contribution Transactions. The execution and delivery of this Agreement by Crown Partnership and the consummation by Crown Partnership of the transactions contemplated by this Agreement to which Crown Partnership is a party have been duly authorized by all necessary action on the part of Crown Partnership, except for and subject to the Crown Shareholder Approval and the Crown Partner Approvals. This Agreement has been duly executed and delivered by Crown Partnership and constitutes a valid and binding obligation of Crown Partnership, enforceable against Crown Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

(c) Except as set forth in Schedule 2.5(c)(1) to the Crown Disclosure Letter and subject to receipt of the Crown Shareholder Approval and the Crown Partner Approvals, the execution and delivery of this Agreement by Crown do not, and the consummation of the transactions contemplated by this Agreement to which Crown and Crown Partnership is a party and compliance by Crown and Crown Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Crown or any Crown Subsidiary under, (i) the Crown Declaration of Trust or Crown Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any Crown Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease, management agreement or other agreement, instrument, permit, concession, franchise or license applicable to Crown or any Crown Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Crown or any Crown Subsidiary, or their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Crown Material Adverse Effect or (y) prevent or materially impair the ability of Crown to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Crown or any Crown Subsidiary in connection with the execution and delivery of this Agreement by Crown and Crown Partnership or the consummation by Crown or any Crown Subsidiary of any of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Form S-4 and such reports and filings under the Securities Act and Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Maryland Articles of Merger with the MSDAT, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other material consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Crown Disclosure Letter or (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) federal, state or local environmental laws, (y) the "blue sky" laws of various states, to the extent applicable or (z) rules and regulations of the NYSE.

2.6 SEC Documents; Financial Statements; Undisclosed Liabilities. Crown Partnership is not required by any Law to file any reports, schedules, forms, statements or other documents with the SEC and has made no such filings. Crown has timely filed all reports, schedules, forms, statements, certifications and other documents required to be filed in accordance with the rules and requirements of the SEC since December 31, 1996 through the date hereof (collectively, including all exhibits thereto and any registration statement filed since such date, the "Crown SEC Documents"). All of the Crown SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such Crown SEC Documents. None of the Crown SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by Crown after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Crown included in the Crown SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Crown and its Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in Schedule 2.6(a) to the Crown Disclosure Letter, Crown has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Crown SEC Documents or in Schedule 2.6(b) to the Crown Disclosure Letter, neither Crown nor any Crown Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Crown or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a Crown Material Adverse Effect.

2.7 Absence of Certain Changes or Events. Except as disclosed in the Crown SEC Documents or in Schedule 2.7 to the Crown Disclosure Letter or as provided herein, since December 31, 2002 (the "Crown Financial Statement Date"), Crown and the Crown Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been:

(a) any circumstance, event, occurrence, change or effect that has had a Crown Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a Crown Material Adverse Effect,

(b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Crown Common Shares, the Crown OP Units, the Crown Senior Preferred Shares or the Crown Senior Preferred OP Units, except for regular quarterly distributions not in excess of (i) $.2150 per Crown Common Share or Crown OP Unit (subject to any Final Crown Dividend payable pursuant to Section 1.11(d)(i)), (ii) $1.375 per Crown Senior Preferred Share or Crown Senior Preferred OP Unit, or (iii) in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT status, in each case with customary record and payment dates,

(c) any split, combination or reclassification of the Crown Common Shares, the Crown OP Units, the Crown Senior Preferred Shares, or the Crown Senior Preferred OP Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Crown or partnership interests in Crown Partnership or any issuance of an ownership interest in, any Crown Subsidiary, except for issuances of Crown Common Shares with respect to Crown's Dividend Reinvestment Plan (hereinafter referred to as a "DRIP"),

(d) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have a Crown Material Adverse Effect,

(e) any change in accounting methods, principles or practices by Crown or any of its Subsidiaries or Crown Partnership or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Crown SEC Documents or required by a change in GAAP, or

(f) any amendment in any material respect of any employment, consulting, severance, retention or any other agreement between Crown and any officer or trustee of Crown or any Affiliate or immediate family member thereof or any new such agreement with any of the foregoing.

2.8 Litigation. Except as disclosed in Schedule 2.8 to the Crown Disclosure Letter or in the Crown SEC Documents filed with the SEC after December 31, 2002, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Crown or the Crown Subsidiaries (a) for which insurance coverage has been acknowledged by the applicable insurer, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Crown or a Crown Subsidiary) or, to the Knowledge of Crown, threatened against or affecting Crown or any Crown Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Crown Material Adverse Effect or (ii) prevent or materially impair the ability of Crown to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Crown or any Crown Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Crown Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Crown, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any trustees', directors' and officers' liability insurance policy maintained at any time by Crown or any of the Crown Subsidiaries except for those claims that have been fully and finally adjudicated and any judgment owing on which have been fully paid and claims for which all defendant parties have been fully and unconditionally released and all payments under any settlement or release agreement in connection therewith have been paid in full.

2.9 Properties.

(a) Title; Encumbrances; Property Restrictions. Except as provided in Schedule 2.2(a) or Schedule 2.9(a) to the Crown Disclosure Letter, Crown or the Crown Subsidiary set forth on Schedule 2.2(a) to the Crown Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.2(a) to the Crown Disclosure Letter (the "Crown Properties"), which are all of the real estate properties owned or leased by them, in each case (except for the Crown Permitted Title Exceptions) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Schedule 2.2(a) to the Crown Disclosure Letter further identifies which of the Crown Properties are owned in fee simple by Crown or the Crown Subsidiary and which of the Crown Properties are subject to a ground lease (the "Crown Ground Lease"). Except as set forth in Schedule 2.2(a) to the Crown Disclosure Letter, no other Person has any ownership interest in, and any such ownership interest so scheduled does not materially interfere with the present use of, any of the Crown Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Crown Disclosure Letter, none of the Crown Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The Crown Properties are not subject to any rights of way, restrictive covenants, agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for the following (collectively, the "Crown Permitted Title Exceptions"): (i) Property Restrictions and Encumbrances set forth in Schedule 2.9(a) to the Crown Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any Crown Property, (iii) Property Restrictions and Encumbrances that are matters of public record, which Property Restrictions and Encumbrances, in any event, do not materially interfere with the present use of any of the Crown Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics', carriers', workmen's, repairmen's liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Crown Properties subject thereto or affected thereby. Schedule 2.9(a) to the Crown Disclosure Letter also lists each of the Crown Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

(b) Title Insurance. Except as provided in Schedule 2.9(b) to the Crown Disclosure Letter, valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring the applicable Crown Subsidiary's (as the case may be) fee simple title or leasehold estate, as the case may be, to the Crown Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Crown Subsidiary, subject only to the Crown Permitted Title Exceptions and the matters disclosed in Schedule 2.9(a) to the Crown Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any such policy.

(c) Permit; Violation; Condition. Except as provided in Schedule 2.9(c) to the Crown Disclosure Letter, Crown has no Knowledge (i) that, any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Crown Properties or any agreement, easement or other right which is necessary to permit the ownership, lawful use, operation and licensing of the management of the buildings and improvements on any of the Crown Properties or which is necessary to permit the lawful use and operation of all driveways, roads, utilities and other means of egress and ingress to and from any of the Crown Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same, the absence of which would reasonably be expected to have a material adverse effect on such Crown Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Crown Properties issued by any Governmental Entity which would reasonably be expected to have a material adverse effect on such Crown Property, (iii) of any structural defects relating to any Crown Property which would reasonably be expected to have a material adverse effect on such Crown Property, (iv) of any Crown Property whose building systems are not in working order so as to have a material adverse effect on such Crown Property, (v) of any physical damage to any Crown Property in excess of $500,000 for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit) or any such physical damage that could reasonably give rise to a tenant's right to terminate the Crown Space Lease applicable to such Crown Property, or (vi) of current renovation or restoration to any Crown Properties that is underway or is being completed, the cost of which exceeds $250,000.

(d) Condemnation; Zoning; Work. Except as set forth in Schedule 2.9(d) to the Crown Disclosure Letter, neither of Crown nor any Crown Subsidiary has received any written or published notice to the effect that (i) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the Crown Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Crown Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected, with respect to both (i) and (ii), to have a material adverse effect on such Crown Property. Except as set forth in Schedule 2.9(d) to the Crown Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Crown Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) have been performed, paid or taken, as the case may be, and (ii) Crown has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) except as set forth in development or operating budgets for such Crown Properties delivered to PREIT and PREIT Partnership prior to the date hereof and other than those which would not reasonably be expected to have a Crown Material Adverse Effect. As used in this Agreement, "Environmental Mitigation" means investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure or post-closure in response to any actual or suspected environmental condition or Hazardous Materials.

(e) Rent Rolls. The rent rolls, dated as of May 2, 2003 and previously provided by Crown to PREIT, with respect to anchor tenants (the "Anchor Tenants"), as identified therein, and all other tenants (the "Other Tenants") identified therein (together, the "Crown Rent Roll") lists each Crown Space Lease in effect as of the respective dates indicated in the Crown Rent Roll and, except for omissions or discrepancies that, individually and in the aggregate, would not reasonably be expected to have a Crown Material Adverse Effect, all information set forth in the Crown Rent Roll is true, correct and complete as of the date thereof. "Crown Space Lease" means each lease or other right of occupancy affecting or relating to a property in which Crown (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any Crown Ground Lease and agreements for space with a non-renewable term of less than one year. Crown has made available to PREIT true, correct and complete copies of all Crown Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report, dated as of May 2, 2003 and previously provided by Crown to PREIT, neither Crown or any Crown Subsidiary, on the one hand, nor, to the Knowledge of Crown or Crown Partnership, any other party, on the other hand, is in default under any Crown Space Lease, except for such defaults that would not reasonably be expected to have a Crown Material Adverse Effect.

(f) Reciprocal Operating Agreements. Schedule 2.9(f) to the Crown Disclosure Letter sets forth a true and complete list of all reciprocal operating or easement agreements (the "Crown Reciprocal Operating Agreements") encumbering and or benefiting any Crown Properties in effect as of the dates set forth therein. Crown has made available to PREIT true, correct and complete copies of all Crown Reciprocal Operating Agreements, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Neither Crown or any Crown Subsidiary, on the one hand, nor, to the Knowledge of Crown or Crown Partnership, any other party, on the other hand, is in default under any Crown Reciprocal Operating Agreement, except for such defaults that would not reasonably be expected to have a Crown Material Adverse Effect.

(g) Ground Lease. None of Crown, Crown Partnership or any Crown Subsidiary, as applicable, on the one hand, or, to the Knowledge of Crown or Crown Partnership, another party, on the other hand, is in default under any Crown Ground Lease, except for such defaults that would not reasonably be expected to have a Crown Material Adverse Effect.

(h) Insurance. Schedule 2.9(h) to the Crown Disclosure letter contains a true and complete list as of May 2, 2003, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by Crown or any Crown Subsidiary. All such policies are in full force and effect and neither Crown nor any Crown Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of Crown or any Crown Subsidiary or any of their respective assets thereunder.

(i) Leasing Commissions, Fees and Tenant Improvement Allowances. All leasing commissions, fees, tenant improvement allowances and other tenant inducement costs (including the obligation on the part of the landlord to install tenant improvements) due with respect to the current unexpired term of each Crown Space Lease have been paid in full as of May 2, 2003 except as set forth on Schedule 2.9(i) to the Crown Disclosure Letter.  Schedule 2.9(i) to the Crown Disclosure Letter contains a true and complete list as of May 2, 2003 of all leasing commissions, fees and tenant improvement allowances that may be due under any Crown Space Lease upon a renewal, extension, expansion or early termination of such Crown Space Lease.

2.10 Environmental Matters.

      "Environmental Law" shall mean all applicable Laws, including any plans, other criteria, or guidelines promulgated pursuant to such Laws, relating to noise control, or the protection of human health, safety and natural resources, animal health or welfare or the environment, including, without limitation, Laws relating to the use, manufacturing, production, generation, installation, recycling, reuse, sale, storage, handling, transport, treatment, release, threatened release or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA")). "Hazardous Materials" shall mean substances, wastes, radiation or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are listed, regulated or defined under any Environmental Law, and shall include "hazardous wastes," "hazardous substances," "hazardous materials," "pollutants," "contaminants," "toxic substances," "radioactive materials" or "solid wastes," (iii) the presence of which on property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the property or to adjacent properties, (iv) which contain without limitation polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (v) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions. "Release" shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.
      Except as disclosed in the Crown SEC Documents,
        neither Crown nor any of the Crown Subsidiaries or, to Crown's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Crown Properties, and neither Crown nor any of the Crown Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on or under any of the Crown Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Crown Properties) would, individually or in the aggregate, reasonably be expected to have a Crown Material Adverse Effect;
        except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the Crown Properties or (B) any real property previously owned, operated or leased by Crown or the Crown Subsidiaries (the "Former Crown Properties") during the period of such ownership, operation or tenancy in violation of any applicable Environmental Law and which have not been remediated in accordance with applicable Environmental Laws and Environmental Permits, which Releases would, individually or in the aggregate, reasonably be expected to have a Crown Material Adverse Effect;
        (y) Crown and the Crown Subsidiaries have not failed to comply with any Environmental Laws, and (z) neither Crown nor any of the Crown Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Crown Material Adverse Effect;
        Crown and the Crown Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the "Environmental Permits") necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not, individually or in the aggregate, reasonably be expected to have a Crown Material Adverse Effect. Crown and the Crown Subsidiaries have filed applications for all Environmental Permits necessary to operate their business as currently operated. Except as set forth on Schedule 2.10(b)(iv) to the Crown Disclosure Letter, all of the Environmental Permits are transferable and none require consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby; and
        except as set forth on Schedule 2.10(b)(v) to the Crown Disclosure Letter, to the Knowledge of Crown, no mining of coal or "other minerals", or "surface coal mining operations" or similar activities with respect to "other minerals", as those terms are defined by the Federal Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. Section 1201 et seq., have occurred or are occurring at any of the Crown Properties.

(c) Crown has previously delivered or made available to PREIT complete copies of all material documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of Crown and the Crown Subsidiaries and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Crown Properties.

2.11 Related Party Transactions. Set forth in Schedule 2.11 to the Crown Disclosure Letter or in the Crown SEC Documents is a list of all arrangements, agreements and contracts of Crown and any Crown Subsidiary or any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate entered into or modified since December 31, 1996 through the date hereof that are required to be described in Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act

2.12 Employee Benefits. As used herein, the term "Crown Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, employment continuation, change of control, fringe benefit or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any employee welfare benefit plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i)  sponsored or maintained by Crown or any Crown Subsidiary (each, a "Crown Controlled Group Member") and covering any Crown Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Crown Controlled Group Member is a party or by which any Crown Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any Crown Controlled Group Member may otherwise have any liability (whether or not such Crown Controlled Group Member still maintains such Crown Employee Plan). Each Crown Employee Plan is listed on Schedule 2.12 to the Crown Disclosure Letter. Except as disclosed in Schedule 2.12 to the Crown Disclosure Letter, with respect to the Crown Employee Plans:

(a) No Crown Controlled Group Member has any continuing liability, including any post-retirement medical, dental, life insurance or other benefits, under any Welfare Plan which provides for continuing benefits or coverage for any participant or any dependent or beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA ("COBRA"), or under any applicable state law, the cost of which is fully paid by the participant or the dependent or beneficiary of the participant. Schedule 2.12(a) to the Crown Disclosure Letter sets forth a true, correct and complete list of (i) each former employee of Crown Partnership who is entitled to benefits under COBRA as of the date of this Agreement and (ii) the Welfare Plan under which such benefits are to be provided.

(b) Each Crown Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code, the Securities Act, the Exchange Act and any other applicable laws governing such Crown Employee Plan, and each Crown Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan is qualified under Section 401(a) of the Code, and each trust established by each Pension Plan is exempt from federal income tax under Section 501(a) of the Code. Each Pension Plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that such Pension Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Pension Plan is tax-exempt under Section 501(a) of the Code. No event has occurred since the date of each Pension Plan's last determination letter that would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any Crown Employee Plan and there is no fact or contemplated event that would give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Crown Employee Plan. Without limiting the foregoing, the following are true with respect to each Crown Employee Plan:

(i) all Crown Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of both ERISA and the Code with respect to each Crown Employee Plan and no Crown Controlled Group Member has incurred any liability in connection with such reporting or disclosure requirements or has knowledge of any facts or contemplated events that would be expected to give rise to any liability in connection with such reporting or disclosure requirements;

(ii) all contributions and payments with respect to the Crown Employee Plans that are required to be made by a Crown Controlled Group Member with respect to periods ending on or before the Closing Date have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements, insurance contracts or arrangements, or as otherwise required by either ERISA or the Code and no Crown Controlled Group Member shall take any actions relating to the Crown Employee Plans that will increase PREIT's or PREIT Partnership's obligations under the Crown Employee Plans after the Closing Date;

(iii) with respect to each Crown Employee Plan, to the extent applicable, Crown has delivered to or has made available to PREIT true and complete copies of (A) all plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (C)  the three most recent IRS Form 5500 Annual Return/Reports (and all schedules and reports relating thereto) and actuarial reports, (D) all related trust agreements, insurance contracts or other funding agreements maintained in connection with each such Crown Employee Plan, (E) all Department of Labor opinions on any Crown Employee Plan and all correspondence relating to the request for and receipt of any such opinions, (F)  all IRS rulings, opinions or technical advice relating to any Crown Employee Plan and all correspondence relating to any request for and receipt of any such rulings, opinions, or technical advice, and (G) any other correspondence with or other submissions filed with any governmental or regulatory entity; and

(iv) all statements made by or on the behalf of a Crown Controlled Group Member to the IRS, the Department of Labor or any other governmental or regulatory entity with respect to each Crown Employee Plan were true and correct when made and continue to be true and correct.

(c) With respect to each Crown Employee Plan, there has not occurred, and no Person is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(d) No Crown Employee Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no Crown Controlled Group Member has ever maintained or been obligated to contribute to any Defined Benefit Plan.

(e) No Crown Employee Plan is a Multiemployer Plan as such term is defined in Section 3(37) of ERISA.

(f) No Crown Employee Plan is an Employee Stock Ownership Plan as such term is defined in Section 4975(e)(7) of the Code.

(g) No Crown Employee Plan is a Qualified Foreign Plan as such term is defined in Section 404A of the Code and no Crown Employee Plan is subject to the laws or regulations of any other jurisdiction other than the United States of America or one of its political subdivisions.

(h) No Pension Plan has been terminated in the past five years.

(i) No Welfare Plan is a Voluntary Employees' Beneficiary Association as such term is defined in Section 501(c)(9) of the Code.

(j) All Welfare Plans and their related trusts comply with and have been administered in material compliance with (i) Section 4980B of the Code and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (ii) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

(k) With respect to each Crown Employee Plan maintained by any Crown Controlled Group Member, each such Crown Employee Plan provides the Plan Sponsor the authority to amend or terminate the Crown Employee Plan at any time, subject to the applicable requirements of ERISA and the Code.

(l) Except as set forth on Schedule 2.12(l) to the Crown Disclosure Letter, no Crown Controlled Group Member has any pending unfair labor practice charges, contract grievances under any collective bargaining agreement or other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body or arbiter.

2.13 Crown Employee Plans and Employees.

(a) The employee handbooks of Crown and the Crown Subsidiaries currently in effect have been delivered to PREIT and fairly and accurately summarize in all material respects all generally applicable employee policies, vacation policies and payroll policies. Schedule 2.13 to the Crown Disclosure Letter contains a true and accurate list of all employees to whom Crown, Crown Partnership or any Crown Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise and the current annual rate of compensation for such employees. Except as set forth on Schedule 2.13 to the Crown Disclosure Letter, no employee or independent contractor of Crown, Crown Partnership or any Crown Subsidiary will be paid any amount that is not deductible under Section 162(a) of the Code or that is an "excess parachute payment" under Section 280G of the Code.

(b)(1) Neither Crown nor any of the Crown Subsidiaries other than Crown Partnership or Crown American Services Corporation ("CASC") employs, or in the last three years has employed, any Person as an employee. Schedule 2.13(b)(1) to the Crown Disclosure Letter sets forth a true, correct and complete list of each employee terminated or laid off by Crown Partnership or CASC, or whose regularly scheduled working hours have been reduced by more than 50%, from February 11, 2003 through May 2, 2003, and the following information for each such employee: (i) name; (ii) date of such termination, layoff or reduction in hours; (iii) reason for such termination, layoff or reduction in hours; and (iv) location to which the employee was assigned. Crown, Crown Partnership and CASC are in compliance with the Worker Adjustment and Retraining Notification Act (the "WARN Act"), and all similar state or local Laws, and to their Knowledge, have not violated any such Laws within the last two years.

(2) Schedule 2.13(b)(2) to the Crown Disclosure Letter sets forth a true, correct and complete list of each employee of Crown Partnership and CASC as of May 2, 2003, including employees on approved leaves of absence, and the following information for each such employee: (i) name; (ii) position/title; (iii) Social Security number; (iv)  years of service with Crown Partnership and/or CASC and any predecessors thereto; (v) last rate of base compensation; and (vi) location to which the employee was assigned.

2.14 Taxes.

(a) Except as set forth on Schedule 2.14(a) to the Crown Disclosure Letter: (i) Each of Crown and the Crown Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all respects, (B) has paid (or Crown has paid on its behalf) all Taxes owed by it (whether or not shown on such returns and reports), and (C) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code) and has, within the time period prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Crown Material Adverse Effect; (ii) to the Knowledge of Crown, no claim has ever been made by a Governmental Entity in a jurisdiction where Crown or the Crown Subsidiaries do not file a Tax return that Crown or any Crown Subsidiary may be the subject of Taxation in that jurisdiction; (iii) the most recent audited financial statements contained in the Crown SEC Documents reflect an adequate reserve for all material Taxes payable by Crown and the Crown Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; (iv) since the Crown Financial Statement Date, Crown has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising or resulting from redetermined rents, redetermined deductions or excess interest described in Section 857(b)(7) of the Code, and neither Crown nor any Crown Subsidiary has incurred any liability for Taxes other than in the ordinary course of business; (v) no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Crown or any Crown Subsidiary; (vi) neither Crown nor any Crown Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Crown's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Crown or any Crown Subsidiary is being considered by any Tax authority and, except for audits completed prior to December 31, 1997, no audit, examination, or other proceeding in respect of federal income taxes involving Crown or any Crown Subsidiary has occurred; and (vii) to the Knowledge of Crown, there are no pending deficiencies for any Taxes that have been proposed, asserted or assessed against Crown or any Crown Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

As used in this Agreement, "Taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

(b) Crown (i) for all taxable years for which the IRS could assert a Tax liability, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 2002 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2003 or the Effective Time and, if later, for the taxable year ending on the Effective Time, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Crown's Knowledge, no such challenge is pending or threatened. Each Crown Subsidiary that is a partnership, business, trust, joint venture or limited liability company either (A) (i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Crown of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Crown to violate Section 856(c)(4) of the Code or (B) has been treated since its formation and continues to be treated for federal income tax purposes as a corporation that qualifies as (x) a REIT within the meaning of Section 856 of the Code, (y) a qualified REIT subsidiary under Section 856(i) of the Code, or (z) a taxable REIT subsidiary under Section 856(l) of the Code. Crown Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all tax years in which the IRS could assert a tax liability, each such corporation and each other issuer in which Crown holds or has held securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers described in Section 856(c)(7)) having a value of more than 10% of the total value of the outstanding securities of such issuer has qualified at all times as either a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code, or a taxable REIT subsidiary under Section 856(l) of the Code. Neither Crown nor any Crown Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of IRS Notice 88-19, Temporary Treas. Regs. Section 1.337(d)-5T, Section 1.337(d)-6T or Section 1.337(d)-7T, or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(c) To Crown's Knowledge, as of the date hereof, Crown is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

(d) There are no liens for Taxes upon the assets of Crown or the Crown Subsidiaries, other than liens for Taxes not yet due and payable.

(e) Neither Crown nor any Crown Subsidiary is party to any Tax allocation or sharing agreement.

(f) Crown does not have any liability for the Taxes of any person other than Crown and the Crown Subsidiaries, and the Crown Subsidiaries do not have any liability for the Taxes of any person other than Crown and the Crown Subsidiaries (A) under Treas. Reg. Section1.1502-6 (or any similar provision of state, local or foreign law), (B) as transferee or successor, (C) by contract, or (D) otherwise.

(g) Crown and the Crown Subsidiaries have not taken any positions on any of their federal income Tax returns which could reasonably be expected to give rise to a substantial underpayment of Tax under Section 6662 of the Code.

(h) Neither Crown nor any of the Crown Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Effective Time under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (C) installment sale or open transaction disposition made on or prior to the Effective Time; or (D) prepaid amount received on or prior to the Effective Time.

(i) Neither Crown Partnership nor any Crown Subsidiary that is a partnership for federal income tax purposes has made, with regard to any taxable year since its formation (including, without limitation, its taxable year ended December 31, 2002 and any short taxable year ending at the Effective Time), an election under Section 754 of the Code.

2.15 No Payments to Employees, Officers or Trustees. Schedule 2.15 to the Crown Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments are or will become payable to each employee, officer, director or trustee of Crown or any Crown Subsidiary as a result of the Merger, the other transactions contemplated by this Agreement, or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Crown Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, director or trustee of Crown or any Crown Subsidiary. Except as described in Schedule 2.15 to the Crown Disclosure Letter, there is no agreement or arrangement with any employee, officer or other service provider under which Crown or any Crown Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

2.16 Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Wachovia Securities, the fees and expenses of which are described in that certain engagement letter dated February 13, 2002 between Wachovia Securities and Crown, as amended on March 17, 2003, true, correct and complete copies of which have previously been given to PREIT, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Crown or any Crown Subsidiary.

2.17 Compliance with Laws. Neither Crown nor any Crown Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity or award to any arbitration applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Crown Material Adverse Effect.

2.18 Contracts; Debt Instruments.

(a) Default. Except as set forth on Schedule 2.18(a) to the Crown Disclosure Letter, neither Crown nor any Crown Subsidiary (i) has received a written notice in 2002 or 2003 that it is in violation of or in default under any lease to which it is a party or by which it or any of its properties or assets is bound or (ii) has received a written notice that it is in violation of or in default under (or that there exists any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any (A) loan or credit agreement, note, bond, mortgage, debenture, indenture, or (B) material permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, and no such violation or default exists.

(b) Indebtedness. Schedule 2.18(b) to the Crown Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness of Crown or any of the Crown Subsidiaries, is outstanding or may be incurred. "Indebtedness" shall mean: (i) obligations in respect of money borrowed; (ii) obligations (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (A) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, or (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (iii) all capitalized lease obligations; (iv) all reimbursement obligations under any letters of credit or acceptances that have been presented for payment; (v) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof); (vi) all Indebtedness of other Persons which (A) such Person has guaranteed (other than guarantees which are solely guarantees of performance and not of payment and other guarantees of such Person for liabilities arising from reasonable and customary exceptions to nonrecourse indebtedness, such as for fraud, willful misrepresentation, misapplication of funds (including misappropriation of security deposits and failure to apply rents to operating expenses or debt service), indemnities relating to environmental matters and waste of property constituting security for such nonrecourse indebtedness and other similar exceptions to recourse liability) or is otherwise recourse to such Person or (B) is secured by a Lien on any property of such Person; provided, that such Indebtedness shall be limited to the value of such property so encumbered; and (vii) the recourse share of all Indebtedness of any partnership of which such Person is a general partner.  For purposes of the foregoing, preferred equity of a Person shall not be considered to be Indebtedness.

(c) Interest Rate Agreements. To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Crown Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Crown or any Crown Subsidiary is a party or an obligor with respect thereto.

(d) Prepayment Restrictions. Except as set forth in Schedule 2.18(d) to the Crown Disclosure Letter, neither Crown nor any Crown Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Crown Properties.

(e) Management Agreements. Neither Crown nor any Crown Subsidiary is a party to any agreement relating to the management of any Crown Property by any Person other than Crown or a Crown Subsidiary. Neither Crown nor any Crown Subsidiary is a party to any agreement pursuant to which Crown or any Crown Subsidiary manages or provides services with respect to any real properties other than Crown Properties, except for the agreements listed in Schedule 2.18(e) to the Crown Disclosure Letter.

(f) Property Related Agreements. Except as set forth in Schedule 2.18(f) to the Crown Disclosure Letter or as otherwise disclosed in Section 2.5 and this Section 2.18, neither Crown nor any Crown Subsidiary has entered into any service, operating, listing, brokerages, supply and maintenance agreement, equipment lease, or other agreements with a third-party relating to operations at the Crown Properties, other than those that involve total payment by Crown or Crown Subsidiary of no more than $100,000 per annum and are terminable by Crown or a Crown Subsidiary without penalty upon (i) one (1) year prior written notice or less or (ii) ninety (90) days' prior written notice upon sale of the Crown Property. Neither Crown or any Crown Subsidiary, on the one hand, nor, to the Knowledge of Crown or Crown Partnership, any other party, on the other hand, is in default under any of the agreements set forth in Schedule 2.18(f) to the Crown Disclosure Letter.

(g) Budget. Crown has delivered to PREIT prior to the date of this Agreement a true and complete capital budget for the year 2003 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Crown Disclosure Letter lists all material agreements entered into by Crown and Crown Subsidiaries relating to the development or construction of, or additions or expansions to, any Crown Real Properties (or any properties with respect to which Crown has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Crown or any of the Crown Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate in the future. True, correct and complete copies of such agreements have previously been delivered or made available to PREIT.

(h) Purchase and Sale Agreements. Schedule 2.18(h) to the Crown Disclosure Letter lists all agreements entered into by Crown or any Crown Subsidiary providing for the sale of, or option to sell, any Crown Properties or the purchase of, or option to purchase, by Crown or any Crown Subsidiary, any real estate not yet consummated as of the date hereof.

(i) Contractual Liability. Except as set forth in Schedule 2.18(i) to the Crown Disclosure Letter, neither Crown nor any Crown Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Crown or any Crown Subsidiary or (B) to pay any additional purchase price for any of the Crown Properties.

(j) Tax Protection Agreements. Except as set forth in Schedule 2.18(j) to the Crown Disclosure Letter, neither Crown nor any Crown Subsidiary has entered into or is subject, directly or indirectly, to any Crown Tax Protection Agreements. As used herein, a "Crown Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Crown Partnership or any other Crown Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Crown or any Crown Subsidiary, (ii) requires that Crown or any Crown Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the Crown Properties, or (iii) requires that Crown or any Crown Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Crown or any Crown Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Crown or a Crown Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Crown or any Crown Subsidiary under Section 752 of the Code. Neither Crown nor any Crown Subsidiary is in violation of or in default under any Crown Tax Protection Agreement.

2.19 Opinions of Financial Advisor. Crown has received the written opinion of Wachovia Securities, Crown's financial advisor, to the effect that the consideration to be received by the holders of Crown Common Shares pursuant to the Merger is fair to such holders from a financial point of view.

2.20 State Takeover Statutes. Crown has taken all action necessary to exempt the transactions contemplated by this Agreement between PREIT and Crown and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the laws of the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

2.21 Rights Agreement. The Board of Trustees of Crown has resolved, and Crown has taken all action necessary, to render the rights (the "Crown Rights") issued pursuant to the terms of that certain Rights Agreement, dated as of January 20, 2000, between Crown and American Stock Transfers and Trust Company, as rights agent (the "Crown Rights Agreement"), inapplicable to (i) the execution of this Agreement and the Merger Documents (ii) the Merger and (iii) the transactions contemplated by this Agreement and the Merger Documents. The Crown Rights Agreement has been amended so that (a) PREIT and each of its Subsidiaries is exempt from the definition of "Acquiring Person" (as defined in the Crown Rights Agreement), (b) no "Share Acquisition Date," "Distribution Date," or "Flip-Over Entity" (as such terms are defined in the Crown Rights Agreement) will occur as a result of the execution and delivery of this Agreement or the consummation of the Merger pursuant to this Agreement and (c) the Crown Rights Agreement will expire immediately prior to the Effective Time. The Crown Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. Copies of all existing amendments to the Crown Rights Agreement have been previously provided to PREIT.

2.22 Investment Company Act of 1940. Neither Crown nor any of the Crown Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

2.23 Definition of "Knowledge of Crown". As used in this Agreement, the phrase "Knowledge of Crown" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.23 to the Crown Disclosure Letter.

2.24 Required Shareholder Approvals and Partner Approvals. The affirmative vote of the holders of at least a majority of the Crown Common Shares outstanding and entitled to vote and voting together as a single class are the only votes of the holders of any class or series of Crown capital shares necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Crown, the affirmative vote of at least a majority of Crown limited partner interests, and the affirmative vote of Mark E. Pasquerilla (acting as the designated representative of CIT and CAIC), voting in accordance with the Crown Partnership Agreement, are the only votes of the holders of any class or series of Crown Partnership's partnership interests necessary or required under this Agreement or under applicable law to approve the execution, delivery and performance of this Agreement, the Merger, or the withdrawal of Crown as general partner.

2.25 Intellectual Property. Except as set forth in Schedule 2.25 to the Crown Disclosure Letter, to the Knowledge of Crown, neither Crown nor any Crown Subsidiary is infringing upon any intellectual property rights of any other Person nor, to the Knowledge of Crown, is any other Person infringing on any of Crown or Crown Subsidiaries' rights in respect of the intellectual property owned and used by any of such entities.

2.26 Documents. Crown and Crown Partnership have made available to PREIT true, correct and complete copies of all documents referenced in any schedules attached hereto.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PREIT AND PREIT PARTNERSHIP

Except as specifically set forth in the letter of even date herewith delivered to Crown prior to the execution hereof and signed by each of the Chief Executive Officer and Chief Financial Officer, in such capacity, of PREIT as the disclosure letter to this Agreement (the "PREIT Disclosure Letter"), PREIT and PREIT Partnership jointly and severally represent and warrant to Crown and Crown Partnership as follows as of the date hereof:

3.1 Organization, Standing and Power. PREIT is a business trust duly organized, validly existing and in good standing under the laws of Pennsylvania. PREIT has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The PREIT Trust Agreement is in effect, and no dissolution, revocation or forfeiture proceedings regarding PREIT have been commenced. PREIT is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a PREIT Material Adverse Effect. As used in this Agreement, a "PREIT Material Adverse Effect" means any circumstance, event, occurrence, change or effect that is materially adverse to the business, properties, assets (tangible or intangible), financial condition or results of operations of PREIT, PREIT Partnership and the PREIT Subsidiaries, taken as a whole, except, in each case, as a result of (i) changes in general economic conditions nationally or regionally, (ii) changes affecting the real estate industry generally which do not affect PREIT or PREIT Partnership, as the case may be, materially disproportionately relative to other participants in the real estate industry similarly situated, or (iii) in and of itself and without the occurrence of any other PREIT Material Adverse Effect, changes in the trading prices of PREIT Common Shares. PREIT has delivered to Crown complete and correct copies of each of the PREIT Trust Agreement and the PREIT Bylaws, in each case as amended or supplemented to the date of this Agreement.

3.2 PREIT Subsidiaries.

(a) Schedule 3.2(a) to the PREIT Disclosure Letter sets forth (i) each Subsidiary of PREIT (the "PREIT Subsidiaries"), (ii) the ownership interest therein of PREIT, (iii) if not directly or indirectly wholly owned by PREIT, the identity and ownership interest of each of the other owners of such PREIT Subsidiary, (iv) each property owned by such PREIT Subsidiary, and (v) if not wholly owned by such PREIT Subsidiary, the identity and ownership interest of each of the other owners of such property.

(b) Except as set forth in Schedule 3.2(b) to the PREIT Disclosure Letter, (i) all of the outstanding shares of capital stock in each PREIT Subsidiary that is a corporation which are owned by PREIT, a PREIT Subsidiary or by PREIT and a PREIT Subsidiary have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive or similar rights and (B) owned free and clear of all Liens and (ii) all equity interests in each PREIT Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by PREIT, a PREIT Subsidiary or by PREIT and a PREIT Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such PREIT Subsidiary and given to secure performance thereunder. Each PREIT Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each PREIT Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each PREIT Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each PREIT Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Crown.

(c) There are no attachments, executions or general assignments for the benefit of creditors, or voluntary or involuntary proceeding in bankruptcy, or under any debtor relief laws, contemplated by or pending or, to the Knowledge of PREIT, threatened against PREIT or a PREIT Subsidiary.

3.3 Capital Structure.

(a) The authorized shares of beneficial interest of PREIT consist of 100,000,000 PREIT Common Shares (par value $1 per share), 16,754,458 of which were issued and outstanding as of May 9, 2003, and 25,000,000 undesignated preferred shares of beneficial interest, none of which were issued and outstanding as of the date of this Agreement.

(b) Set forth in Schedule 3.3(b) to the PREIT Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase PREIT Common Shares issued and outstanding under any PREIT employee or non-employee trustee stock option plan or any other formal or informal arrangement (collectively, the "PREIT Options"); and (ii) except for the PREIT Rights and the PREIT OP Units, all other warrants or other rights to acquire PREIT's shares of beneficial interest, all stock appreciation rights, phantom shares, restricted stock, dividend equivalents, deferred compensation accounts, performance awards and other awards which are outstanding on the date of this Agreement. Schedule 3.3(b) to the PREIT Disclosure Letter sets forth for each PREIT Option, the name of the grantee, the date and type of each grant, the status of each PREIT Option as qualified or nonqualified under Section 422 of the Code, the number of PREIT Common Shares subject to each PREIT Option, the number and type of PREIT Common Shares subject to PREIT Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to stock appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or excepted therefrom or as set forth in Schedule 3.3(b) to the PREIT Disclosure Letter, no PREIT Common Shares were outstanding or reserved for issuance.

(c) All outstanding shares of beneficial interest of PREIT are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights under law or the PREIT Trust Agreement or PREIT Bylaws, or any contract or instrument to which Crown is a party or by which it is bound. There are no bonds, debentures, notes or other indebtedness of PREIT having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of PREIT may vote.

(d) Other than as provided in the PREIT Partnership Agreement or as set forth in this Section 3.3 or in Schedule 3.3(b) to the PREIT Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which PREIT or any PREIT Subsidiary is a party or by which such entity is bound, obligating PREIT or any PREIT Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of PREIT or any PREIT Subsidiary or obligating PREIT or any PREIT Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to PREIT or a PREIT Subsidiary).

(e) As of May 9, 2003, 18,701,007.60 PREIT OP Units, of which 93,313.84 are general partnership units, 17,940,833.76 are PREIT Class A Units and 666,860 are PREIT Class B Units, are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive or similar rights under law or the PREIT Partnership Agreement, or any contract or instrument to which PREIT or PREIT Partnership is a party or by which either is bound. Schedule 3.3(e) to the PREIT Disclosure Letter sets forth the name of each holder of PREIT OP Units and the number of PREIT OP Units owned by each such holder as of the date of this Agreement. Except as provided in the PREIT Partnership Agreement or as contemplated by this Agreement, the PREIT OP Units are not subject to any restrictions imposed by PREIT Partnership on the transfer, assignment, pledge, distribution, encumbrance or other disposition thereof (either voluntarily or involuntarily and with or without consideration) or on the exercise of the voting rights thereof provided in the PREIT Partnership Agreement. Except as provided in the PREIT Partnership Agreement, PREIT Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in PREIT Partnership, whether issued or unissued, or securities convertible into or exchangeable or exercisable for interests in PREIT Partnership.

(f) Except as set forth in Schedule 3.3(f) to the PREIT Disclosure Letter, all dividends on PREIT Common Shares and all distributions on PREIT OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

(g) Set forth on Schedule 3.3(g) to the PREIT Disclosure Letter is a list of each registration rights agreement or other agreement between PREIT, a PREIT Subsidiary, on the one hand, and one or more other parties, on the other hand, which grants any such other party or parties the right to cause the registration of any securities of PREIT and/or a PREIT Subsidiary pursuant to the Securities Act.

(h) The PREIT Common Shares and PREIT Senior Preferred Shares to be issued by PREIT, and the PREIT Class A Units and PREIT Class B Units to be issued by PREIT Partnership, pursuant to this Agreement and the transactions contemplated hereby have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.

3.4 Other Interests. Except for interests in the PREIT Subsidiaries and certain other entities as set forth in Schedule 3.4 to the PREIT Disclosure Letter (the "PREIT Other Interests"), none of PREIT, PREIT Partnership or any PREIT Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the PREIT Other Interests, PREIT and/or any PREIT Subsidiary, as the case may be, is a partner, member or shareholder in good standing, and owns such interests free and clear of all Liens. None of PREIT, PREIT Partnership or any PREIT Subsidiary is in material breach of any agreement, document or contract which is of a material nature governing its rights in or to the PREIT Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 3.4 to the PREIT Disclosure Letter, (b) unmodified except as described therein and (c) to the Knowledge of PREIT, in full force and effect. To the Knowledge of PREIT and except as set forth in Schedule 3.4 to the PREIT Disclosure Letter, the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

3.5 Authority; Noncontravention; Consents.

(a) PREIT has the requisite business trust power and authority to enter into this Agreement and, subject only to the requisite PREIT shareholder approval of the Merger and the proposed PREIT Trust Amendment (the "PREIT Shareholder Approval" and, together with the Crown Shareholder Approval, the "Shareholder Approvals") and the PREIT Partner Approvals, to consummate the transactions contemplated by this Agreement to which PREIT is a party, including, without limitation, the Post-Merger Contribution Transactions. The execution and delivery of this Agreement by PREIT and the consummation by PREIT of the transactions contemplated by this Agreement to which PREIT is a party have been duly authorized by all necessary action on the part of PREIT, except for and subject to the PREIT Shareholder Approval and the PREIT Partner Approvals. This Agreement has been duly executed and delivered by PREIT and constitutes a valid and binding obligation of PREIT, enforceable against PREIT in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

(b) PREIT Partnership has the requisite partnership power and authority to enter into this Agreement and, subject only to the requisite PREIT Shareholder Approval and PREIT Partner Approvals, to consummate the transactions contemplated by this Agreement to which PREIT Partnership is a party, including, without limitation, the Post-Merger Contribution Transactions. The execution and delivery of this Agreement by PREIT Partnership and the consummation by PREIT Partnership of the transactions contemplated by this Agreement to which PREIT Partnership is a party have been duly authorized by all necessary action on the part of PREIT Partnership, except for and subject to the PREIT Shareholder Approval and the PREIT Partner Approvals. This Agreement has been duly executed and delivered by PREIT Partnership and constitutes a valid and binding obligation of PREIT Partnership, enforceable against PREIT Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

(c) Except as set forth in Schedule 3.5(c)(1) to the PREIT Disclosure Letter and subject to receipt of the PREIT Shareholder Approval and the PREIT Partner Approvals, the execution and delivery of this Agreement by PREIT and PREIT Partnership do not, and the consummation of the transactions contemplated by this Agreement to which PREIT and PREIT Partnership is a party and compliance by PREIT or PREIT Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of PREIT or any PREIT Subsidiary under, (i) the PREIT Trust Agreement or PREIT Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any PREIT Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease, management agreement or other agreement, instrument, permit, concession, franchise or license applicable to PREIT or any PREIT Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to PREIT or any PREIT Subsidiary or their respective properties or assets, other than, in the case of clause (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a PREIT Material Adverse Effect or (y) prevent or materially impair the ability of PREIT to perform any of its obligations hereunder or prevent or materially threaten or impede the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PREIT or any PREIT Subsidiary in connection with the execution and delivery of this Agreement by PREIT and PREIT Partnership or the consummation by PREIT or any PREIT Subsidiary of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the Form S-4 and such reports and filings under the Securities Act and under Sections 13(a) and 13(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing and acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Maryland Articles of Merger with the MSDAT, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the PREIT Disclosure Letter or (B) as may be required under (w) the HSR Act, (x) federal, state or local environmental laws, (y) the "blue sky" laws of various states, to the extent applicable, or (z) rules and regulations of the NYSE.

3.6 SEC Documents; Financial Statements; Undisclosed Liabilities. PREIT Partnership is not required by any Law to file any reports, schedules, forms, statements or other documents with the SEC and has made no such filings. Except as set forth in Schedule 3.6(a) to the PREIT Disclosure Letter, PREIT has timely filed all reports, schedules, forms, statements, certifications and other documents required to be filed in accordance with the rules and requirements of the SEC since December 31, 1996 through the date hereof (collectively, including all exhibits thereto and any registration statement filed since such date, the "PREIT SEC Documents"). All of the PREIT SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such PREIT SEC Documents. None of the PREIT SEC Documents at the time of filing contained, nor will any report, schedule, form, statement or other document filed by PREIT after the date hereof and prior to the Effective Time contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of PREIT included in the PREIT SEC Documents complied, or will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of PREIT and its Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in Schedule 3.6(b) to the PREIT Disclosure Letter, PREIT has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the PREIT SEC Documents or in Schedule 3.6(c) to the PREIT Disclosure Letter, neither PREIT nor any PREIT Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of PREIT or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have a PREIT Material Adverse Effect.

3.7 Absence of Certain Changes or Events. Except as disclosed in the PREIT SEC Documents or in Schedule 3.7 to the PREIT Disclosure Letter or as provided herein, since December 31, 2002 (the "PREIT Financial Statement Date"), PREIT and the PREIT Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been:

(a) any circumstance, event, occurrence, change or effect that has had a PREIT Material Adverse Effect, nor has there been any circumstance, event, occurrence, change or effect that with the passage of time would reasonably be expected to result in a PREIT Material Adverse Effect,

(b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the PREIT Common Shares or PREIT OP Units, except for regular quarterly distributions not in excess of (i) $.54 per PREIT Common Share or PREIT OP Unit (subject to any Corresponding PREIT Dividends paid pursuant to Section 1.11(d)(ii)), or (ii) with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT status, in each case with customary record and payment dates,

(c) any split, combination or reclassification of the PREIT Common Shares or the PREIT OP Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of PREIT or partnership interests in PREIT Partnership or any issuance of an ownership interest in, any PREIT Partnership, except for issuances of PREIT Common Shares with respect to PREIT's DRIP and PREIT's Employee Share Purchase Plans,

(d) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have a PREIT Material Adverse Effect,

(e) any change in accounting methods, principles or practices by PREIT or any of its Subsidiaries materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the PREIT SEC Documents or required by a change in GAAP, or

(f) except as set forth in Schedule 3.7(f) to the PREIT Disclosure Letter, any amendment in any material respect of any employment, consulting, severance, retention or any other agreement between PREIT and any officer or trustee of PREIT or any Affiliate or immediate family member thereof or any new such agreement with any of the foregoing.

3.8 Litigation. Except as disclosed in Schedule 3.8 to the PREIT Disclosure Letter or in the PREIT SEC Documents filed with the SEC after December 31, 2002, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of PREIT or the PREIT Subsidiaries (a) for which insurance coverage has been acknowledged by the applicable insurer, subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of PREIT or a PREIT Subsidiary) or, to the Knowledge of PREIT, threatened against or affecting PREIT or any PREIT Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a PREIT Material Adverse Effect or (ii) prevent or materially impair the ability of PREIT to perform any of its obligations hereunder or prevent or materially threaten or impair the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against PREIT or any PREIT Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 3.8 to the PREIT Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of PREIT, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim, and (z) no claim has been made under any trustees', directors' and officers' liability insurance policy maintained at any time by PREIT or any of the PREIT Subsidiaries except for those claims that have been fully and finally adjudicated and any judgment owing on which have been fully paid and claims for which all defendant parties have been fully and unconditionally released and all payments under any settlement or release agreement in connection therewith have been paid in full.

3.9 Properties.

(a) Title; Encumbrances; Property Restrictions. Except as provided in Schedule 3.2(a) or Schedule 3.9(a) to the PREIT Disclosure Letter, PREIT or the PREIT Subsidiary set forth on Schedule 3.2(a) to the PREIT Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 3.2(a) to the PREIT Disclosure Letter (the "PREIT Properties"), which are all of the real estate properties owned or leased by them, in each case (except for the PREIT Permitted Title Exceptions) free and clear of Encumbrances. Schedule 3.2(a) to the PREIT Disclosure Letter further identifies which of the PREIT Properties are owned in fee simple by PREIT or the PREIT Subsidiary and which of the PREIT Properties are subject to a ground lease (the "PREIT Ground Lease"). Except as set forth in Schedule 3.2(a) to the PREIT Disclosure Letter, no other Person has any ownership interest in, and any such ownership interest so scheduled does not materially interfere with the present use of, any of the PREIT Properties subject thereto or affected thereby. Except as set forth in Schedule 3.9(a) to the PREIT Disclosure Letter, none of the PREIT Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The PREIT Properties are not subject to any Property Restrictions or Encumbrances, except for the following (collectively, the "PREIT Permitted Title Exceptions"): (i) Property Restrictions and Encumbrances set forth in Schedule 3.9(a) to the PREIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, which do not materially adversely affect the current use of any PREIT Property, (iii) Property Restrictions and Encumbrances that are matters of public record, which Property Restrictions and Encumbrances, in any event, do not materially interfere with the present use of any of the PREIT Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics', carriers', workmen's, repairmen's liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the PREIT Properties subject thereto or affected thereby. Schedule 3.9(a) to the PREIT Disclosure Letter also lists each of the PREIT Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

(b) Title Insurance. Except as provided in Schedule 3.9(b) to the PREIT Disclosure Letter, valid policies of title insurance (or fully paid and enforceable commitments therefor) have been issued insuring the applicable PREIT Subsidiary's (as the case may be) fee simple title or leasehold estate, as the case may be, to the PREIT Properties owned by it in amounts approximately equal to the purchase price therefor paid by such PREIT Subsidiary, subject only to the PREIT Permitted Title Exceptions and the matters disclosed in Schedule 3.9(a) to the PREIT Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No material claim has been made against any such policy.

(c) Permit; Violation; Condition. Except as provided in Schedule 3.9(c) to the PREIT Disclosure Letter, PREIT has no Knowledge (i) that, any certificate, permit or license from any Governmental Entity having jurisdiction over any of the PREIT Properties or any agreement, easement or other right which is necessary to permit the ownership, lawful use, operation and licensing of the management of the buildings and improvements on any of the PREIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads, utilities and other means of egress and ingress to and from any of the PREIT Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same, the absence of which would reasonably be expected to have a material adverse effect on such PREIT Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the PREIT Properties issued by any Governmental Entity which would reasonably be expected to have a material adverse effect on such PREIT Property, (iii) of any structural defects relating to any PREIT Property which would reasonably be expected to have a material adverse effect on such PREIT Property, (iv) of any PREIT Property whose building systems are not in working order so as to have a material adverse effect on such PREIT Property, (v) of any physical damage to any PREIT Property in excess of $500,000 for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit) or any such physical damage that could reasonably give rise to a tenant's right to terminate the PREIT Space Lease applicable to such PREIT Property, or (vi) of current renovation or restoration to any PREIT Properties that is underway or is being completed, the cost of which exceeds $250,000.

(d) Condemnation; Zoning; Work. Except as set forth in Schedule 3.9(d) to the PREIT Disclosure Letter, neither of PREIT nor any PREIT Subsidiary has received any written or published notice to the effect that (i) any condemnation or involuntary rezoning proceedings are pending or threatened with respect to any of the PREIT Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the PREIT Properties or by the continued maintenance, operation or use of the parking areas which would reasonably be expected, with respect to both (i) and (ii), to have a material adverse effect on such PREIT Property. Except as set forth in Schedule 3.9(d) to the PREIT Disclosure Letter, (i) all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any PREIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) have been performed, paid or taken, as the case may be, and (ii) PREIT has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, in each of case (i) and (ii) other than those which would not reasonably be expected to have a PREIT Material Adverse Effect.

(e) Rent Rolls. The rent rolls, dated as of May 2, 2003 and previously provided by PREIT to Crown, with respect to the Anchor Tenants, and the Other Tenants identified therein (together, the "PREIT Rent Roll") lists each PREIT Space Lease in effect as of the respective dates indicated in the PREIT Rent Roll and, except for omissions or discrepancies that, individually and in the aggregate, would not reasonably be expected to have a PREIT Material Adverse Effect, all information set forth in the PREIT Rent Roll is true, correct and complete as of the date thereof. "PREIT Space Lease" means each lease or other right of occupancy affecting or relating to a property in which PREIT (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any PREIT Ground Lease and agreements for space with a non-renewable term of less than one year. PREIT has made available to Crown true, correct and complete copies of all PREIT Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except as set forth in a delinquency report, dated as of May 2, 2003 and previously provided by PREIT to Crown, neither PREIT or any PREIT Subsidiary, on the one hand, nor, to the Knowledge of PREIT or PREIT Partnership, any other party, on the other hand, is in default under any PREIT Space Lease, except for such defaults that would not reasonably be expected to have a PREIT Material Adverse Effect.

(f) Reciprocal Operating Agreements. Schedule 3.9(f) to the PREIT Disclosure Letter sets forth a true and complete list of all reciprocal operating or easement agreements (the "PREIT Reciprocal Operating Agreements") encumbering and or benefiting any PREIT Properties in effect as of the dates set forth therein. PREIT has made available to Crown true, correct and complete copies of all PREIT Reciprocal Operating Agreements, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Neither PREIT or any PREIT Subsidiary, on the one hand, nor, to the Knowledge of PREIT or PREIT Partnership, any other party, on the other hand, is in default under any PREIT Reciprocal Operating Agreement, except for such defaults that would not reasonably be expected to have a PREIT Material Adverse Effect.

(g) Ground Lease. None of PREIT, PREIT Partnership or any PREIT Subsidiary, as applicable, on the one hand, or, to the Knowledge of PREIT or PREIT Partnership, another party, on the other hand, is in default under any PREIT Ground Lease, except for such defaults that would not reasonably be expected to have a PREIT Material Adverse Effect.

(h) Insurance. Schedule 3.9(h) to the PREIT Disclosure letter contains a true and complete list as of the date hereof, by type of insurance, carrier, coverages (including limits) and term, of all material policies of casualty, liability and other types of insurance (except title insurance) carried by PREIT or any PREIT Subsidiary. All such policies are in full force and effect and neither PREIT nor any PREIT Subsidiary has received from any insurance company notice of any material defects or deficiencies affecting the insurability of PREIT or any PREIT Subsidiary or any of their respective assets thereunder.

3.10 Environmental Matters.

(a) Except as disclosed in the PREIT SEC Documents,

(i) neither PREIT nor any of the PREIT Subsidiaries or, to PREIT's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the PREIT Properties, and neither PREIT nor any of the PREIT Subsidiaries has any Knowledge of the presence of any Hazardous Materials at, on or under any of the PREIT Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the PREIT Properties) would, individually or in the aggregate, reasonably be expected to have a PREIT Material Adverse Effect;

(ii) except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the PREIT Properties or (B) any real property previously owned, operated or leased by PREIT or the PREIT Subsidiaries (the "Former PREIT Properties") during the period of such ownership, operation or tenancy in violation of any applicable Environmental Law and which have not been remediated in accordance with applicable Environmental Laws and Environmental Permits, which Releases would, individually or in the aggregate, reasonably be expected to have a PREIT Material Adverse Effect;

(iii) (y) PREIT and the PREIT Subsidiaries have not failed to comply in any material respect with any Environmental Laws, and (z) neither PREIT nor any of the PREIT Subsidiaries has any liability under the Environmental Laws, except in each of cases (y) and (z) to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a PREIT Material Adverse Effect;

(iv) PREIT and the PREIT Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not, individually or in the aggregate, reasonably be expected to have a PREIT Material Adverse Effect. PREIT and the PREIT Subsidiaries have filed applications for all Environmental Permits necessary to operate their businesses as currently operated; and

(v) except as set forth on Schedule 3.10(b)(v) to the PREIT Disclosure Letter, to the Knowledge of PREIT, no mining of coal or "other minerals", or "surface coal mining operations" or similar activities with respect to "other minerals", as those terms are defined by the Federal Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. Section 1201 et seq., have occurred or are occurring at any of the PREIT Properties.

(b) PREIT has previously delivered or made available to Crown complete copies of all material documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of PREIT and the PREIT Subsidiaries and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the PREIT Properties.

3.11 Related Party Transactions. Set forth in Schedule 3.11 to the PREIT Disclosure Letter or in the PREIT SEC Documents is a list of all arrangements, agreements and contracts of PREIT and any PREIT Subsidiary or any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate entered into or modified since December 31, 1996 through the date hereof that are required to be described in Item 404 of Regulation S-K under the Securities Act.

3.12 Employee Benefits.

(a) As used herein, the term "PREIT Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, employment continuation, change of control, fringe benefit or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any Pension Plan), and any Welfare Plan), whether any of the foregoing is funded, insured or self-funded, written or oral, sponsored or maintained by PREIT or any PREIT Subsidiary (each, a "PREIT Controlled Group Member" for purposes of this Section 3.12). Each PREIT Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code, the Securities Act, the Exchange Act and any other applicable laws governing such PREIT Employee Plan, and each PREIT Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of the law and all regulations issued thereunder, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan sponsored or maintained by PREIT or any PREIT Controlled Group member is qualified under Section 401(a) of the Code, and each trust established by each Pension Plan is exempt from federal income tax under Section 501(a) of the Code. Each Pension Plan is, and from its establishment has been, the subject of a favorable determination letter from the IRS stating that such Pension Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Pension Plan is tax-exempt under Section 501(a) of the Code. No event has occurred since the date of each Pension Plan's last determination letter that would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person, governmental entity, regulatory body or arbiter have been filed, are pending or are threatened with respect to any PREIT Employee Plan and there is no fact or contemplated event that would give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any PREIT Employee Plan. Without limiting the foregoing, the following are true with respect to each PREIT Employee Plan:

(i) all PREIT Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of both ERISA and the Code with respect to each PREIT Employee Plan and no PREIT Controlled Group Member has incurred any liability in connection with such reporting or disclosure requirements or has knowledge of any facts or contemplated events that would be expected to give rise to any liability in connection with such reporting or disclosure requirements;

(ii) all contributions and payments with respect to the PREIT Employee Plans that are required to be made by a PREIT Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements, insurance contracts or arrangements, or as otherwise required by either ERISA or the Code;

(iii) with respect to each PREIT Employee Plan, to the extent applicable, PREIT has delivered to or has made available to Crown true and complete copies of (A) all plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent IRS Form 5500 Annual Return/Reports (and all schedules and reports relating thereto) and actuarial reports, (D) all related trust agreements, insurance contracts or other funding agreements maintained in connection with each such PREIT Employee Plan, (E) all Department of Labor opinions on any PREIT Employee Plan and all correspondence relating to the request for and receipt of any such opinions, (F) all IRS rulings, opinions or technical advice relating to any PREIT Employee Plan and all correspondence relating to any request for and receipt of any such rulings, opinions, or technical advice, and (G) any other correspondence with or other submissions filed with any governmental or regulatory entity; and

(iv) all statements made by or on the behalf of a PREIT Controlled Group Member to the IRS, the Department of Labor or any other governmental or regulatory entity with respect to each PREIT Employee Plan were true and correct when made and continue to be true and correct.

(b) With respect to each PREIT Employee Plan, there has not occurred, and no Person is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(c) No PREIT Employee Plan is a Defined Benefit Plan as defined in Section 3(35) of ERISA and no PREIT Controlled Group Member has ever maintained or been obligated to contribute to any Defined Benefit Plan.

(d) No PREIT Employee Plan is a Multiemployer Plan as such term is defined in Section 3(37) of ERISA.

(e) No PREIT Employee Plan is an Employee Stock Ownership Plan as such term is defined in Section 4975(e)(7) of the Code.

(f) No PREIT Employee Plan is a Qualified Foreign Plan as such term is defined in Section 404A of the Code and no PREIT Employee Plan is subject to the laws or regulations of any other jurisdiction other than the United States of America or one of its political subdivisions.

(g) No Welfare Plan is a Voluntary Employees' Beneficiary Association as such term is defined in Section 501(c)(9) of the Code.

(h) All Welfare Plans and their related trusts comply with and have been administered in material compliance with (i) Section 4980B of the Code and Sections 601 through 609 of ERISA and all Department of Treasury and Department of Labor regulations issued thereunder, respectively, and (ii) the Health Insurance Portability and Accountability Act of 1996 and all Department of Labor regulations issued thereunder.

(i) No PREIT Controlled Group Member has any pending unfair labor practice charges, contract grievances under any collective bargaining agreement or other administrative charges, claims, grievances or lawsuits before any court, governmental agency, regulatory body or arbiter which would have a PREIT Material Adverse Effect.

3.13 PREIT Employee Plans and Employees. The employee handbooks of PREIT and the PREIT Subsidiaries currently in effect have been delivered to Crown. Schedule 3.13 to the PREIT Disclosure Letter contains a true and accurate list of all employees to whom PREIT, PREIT Partnership or any PREIT Subsidiary is paying compensation, including bonuses and incentives, at an annual rate in excess of Fifty Thousand Dollars ($50,000) for services rendered or otherwise and the current annual rate of compensation for such employees. Except as set forth on Schedule 3.13 to the PREIT Disclosure Letter, no employee or independent contractor of PREIT, PREIT Partnership or any PREIT Subsidiary will be paid any amount that is not deductible under Section 162(a) of the Code or that is an "excess parachute payment" under Section 280G of the Code.

3.14 Taxes.

(a) Each of PREIT and the PREIT Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all respects, (B) has paid (or PREIT has paid on its behalf) all Taxes owed by it (whether or not shown on such returns and reports), and (C) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3121, and 3402 of the Code) and has, within the time period prescribed by law, withheld and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a PREIT Material Adverse Effect. To the Knowledge of PREIT, no claim has ever been made by a Governmental Entity in a jurisdiction where PREIT or the PREIT Subsidiaries do not file a Tax return that PREIT or any PREIT Subsidiary may be the subject of Taxation in that jurisdiction. The most recent audited financial statements contained in the PREIT SEC Documents reflect an adequate reserve for all material Taxes payable by PREIT and the PREIT Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the PREIT Financial Statement Date, PREIT has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any Tax arising or resulting from redetermined rents, redetermined deductions or excess interest described in Section 857(b)(7) of the Code, and neither PREIT nor any PREIT Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon PREIT or any PREIT Subsidiary. Neither PREIT nor any PREIT Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to PREIT's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of PREIT or any PREIT Subsidiary is being considered by any Tax authority and, except for audits completed prior to December 31, 1997, no audit, examination, or other proceeding in respect of federal income taxes involving PREIT or any PREIT Subsidiary has occurred. To the Knowledge of PREIT, there are no pending deficiencies for any Taxes have been proposed, asserted or assessed against PREIT or any PREIT Subsidiary, and no requests for waivers of the time to assess any such Taxes have been granted or are pending.

(b) PREIT (i) for all taxable years for which the IRS could assert a Tax liability, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 2002 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2003 and, if later, for the taxable year that includes the Effective Time, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to PREIT's Knowledge, no such challenge is pending or threatened. Each PREIT Subsidiary that is a partnership, business trust, joint venture or limited liability company either (A)(i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by PREIT of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause PREIT to violate Section 856(c)(4) of the Code or (B) has been treated for federal income tax purposes as a corporation that qualifies as (x) a REIT within the meaning of Section 856 of the Code, (y) a qualified REIT subsidiary under Section 856(i) of the Code, or (z) a taxable REIT subsidiary under Section 856(l) of the Code. PREIT Partnership is not a publicly traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. For all tax years in which the IRS could assert a tax liability, each PREIT Subsidiary which is a corporation and each other issuer in which PREIT holds or has held securities (within the meaning of Section 856(c)(4) of the Code but excluding "straight debt" of issuers described in Section 856(c)(7)) having a value of more than 10% of the total value of the outstanding securities of such issuer has qualified at all times as either a REIT within the meaning of Section 856 of the Code, a qualified REIT subsidiary under Section 856(i) of the Code, or a taxable REIT subsidiary under Section 856(l) of the Code. Except as set forth in Schedule 3.14(b) to the PREIT Disclosure Letter, neither PREIT nor any PREIT Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of IRS Notice 88-19, Temporary Treas. Regs. Section 1.337(d)-5T, Section 1.337(d)-6T or Section 1.337(d)-7T, or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

(c) To PREIT's Knowledge, as of the date hereof, PREIT is a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

(d) There are no liens for Taxes upon the assets of PREIT or the PREIT Subsidiaries, other than liens for Taxes not yet due and payable.

(e) Neither PREIT nor any PREIT Subsidiary is party to any Tax allocation or sharing agreement.

(f) PREIT does not have any liability for the Taxes of any person other than PREIT and the PREIT Subsidiaries, and the PREIT Subsidiaries do not have any liability for the Taxes of any person other than PREIT and the PREIT Subsidiaries (A) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as transferee or successor, (C) by contract, or (D) otherwise.

(g) PREIT and the PREIT Subsidiaries have not taken any positions on any of their federal income Tax returns which could reasonably be expected to give rise to a substantial underpayment of Tax under Section 6662 of the Code.

(h) Neither PREIT nor any of the PREIT Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (A) change in method of accounting for taxable period ending on or prior to the Effective Time under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Time; (C) installment sale or open transaction disposition made on or prior to the Effective Time; or (D) prepaid amount received on or prior to the Effective Time.

3.15 No Payments to Employees, Officers or Trustees. Except as described in Schedule 3.15 to the PREIT Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer, director or trustee of PREIT or any PREIT Subsidiary. Except as described in Schedule 3.15 to the PREIT Disclosure Letter, there is no agreement or arrangement with any employee, officer or other service provider under which PREIT or any PREIT Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

3.16 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers Inc. and Salomon Smith Barney Inc., the fees and expenses of which will be paid by PREIT and are described in the engagement letters dated April 1, 2002 and March 5, 2003 between Lehman Brothers Inc. and PREIT and Salomon Smith Barney Inc. and PREIT, respectively, true, correct and complete copies of which have previously been given to Crown, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of PREIT or any PREIT Subsidiary.

3.17 Compliance with Laws. Neither PREIT nor any PREIT Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity or award to any arbitration applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a PREIT Material Adverse Effect.

3.18 Contracts; Debt Instruments.

(a) Default. Neither PREIT nor any PREIT Subsidiary (i) has received a written notice in 2002 or 2003 that it is in violation of or in default under any lease to which it is a party or by which it or any of its properties or assets is bound or (ii) has received a written notice that it is in violation of or in default under (or that there exists any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any (A) loan or credit agreement, note, bond, mortgage, debenture, indenture, or (B) material permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, and no such violation or default exists.

(b) Indebtedness. Schedule 3.18(b) to the PREIT Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness of PREIT or any of the PREIT Subsidiaries, is outstanding or may be incurred.

(c) Interest Rate Agreements. To the extent not set forth in response to the requirements of Section 3.18(b), Schedule 3.18(c) to the PREIT Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which PREIT or any PREIT Subsidiary is a party or an obligor with respect thereto.

(d) Prepayment Restrictions. Except as set forth in Schedule 3.18(d) to the PREIT Disclosure Letter, neither PREIT nor any PREIT Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the PREIT Properties.

(e) Management Agreements. Except as set forth in Schedule 3.18(e)(1) to the PREIT Disclosure Letter, neither PREIT nor any PREIT Subsidiary is a party to any agreement relating to the management of any PREIT Property by any Person other than PREIT or a PREIT Subsidiary. Neither PREIT nor any PREIT Subsidiary is a party to any agreement pursuant to which PREIT or any PREIT Subsidiary manages or provides services with respect to any real properties other than PREIT Properties, except for the agreements listed in Schedule 3.18(e)(2) to the PREIT Disclosure Letter.

(f) [Intentionally omitted]

(g) [Intentionally omitted]

(h) Purchase and Sale Agreements. Schedule 3.18(h) to the PREIT Disclosure Letter lists all agreements entered into by PREIT or any PREIT Subsidiary providing for the sale of, or option to sell, any PREIT Properties or the purchase of, or option to purchase, by PREIT or any PREIT Subsidiary, any real estate not yet consummated as of the date hereof.

(i) Contractual Liability. Except as set forth in Schedule 3.18(i) to the PREIT Disclosure Letter, neither PREIT nor any PREIT Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by PREIT or any PREIT Subsidiary or (B) to pay any additional purchase price for any of the PREIT Properties.

(j) Tax Protection Agreements. Except as set forth in Schedule 3.18(j) to the PREIT Disclosure Letter, neither PREIT nor any PREIT Subsidiary has entered into or is subject, directly or indirectly, to any PREIT Tax Protection Agreements. As used herein, a "PREIT Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a Person to take the position that such Person could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the PREIT Partnership or any other PREIT Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of PREIT or any PREIT Subsidiary, (ii) requires that PREIT or any PREIT Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of the PREIT Properties, or (iii) requires that PREIT or any PREIT Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of PREIT or any PREIT Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of PREIT or a PREIT Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of PREIT or any PREIT Subsidiary under Section 752 of the Code. Neither PREIT nor any PREIT Subsidiary is in violation of or in default under any PREIT Tax Protection Agreement.

3.19 Opinion of Financial Advisor. PREIT has received the written opinion of Lehman Brothers Inc., PREIT's financial advisor, to the effect that the consideration to be paid by PREIT and PREIT Partnership in connection with the Merger, including the transactions contemplated by the Crown Partnership Contribution Agreement, is fair, from a financial point of view, to PREIT.

3.20 State Takeover Statutes. No action need be taken by PREIT to exempt transactions between PREIT and Crown and its Affiliates from the operation of any Pennsylvania Takeover Statutes.

3.21 [Intentionally omitted]

3.22 Investment Company Act of 1940. Neither PREIT nor any of the PREIT Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

3.23 Definition of "Knowledge of PREIT". As used in this Agreement, the phrase "Knowledge of PREIT" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.23 to the PREIT Disclosure Letter.

3.24 Required Shareholder Approvals and Partner Approvals. The affirmative vote of at least the majority of the votes cast by holders of PREIT Common Shares outstanding and entitled to vote and voting together as a single class are the only votes of the holders of any class or series of PREIT capital shares necessary or required under this Agreement or under applicable law to approve the Merger, this Agreement and the proposed PREIT Trust Amendment. The approval of PREIT is the only votes of the holders of any class or series of PREIT Partnership's partnership interests necessary or required under this Agreement or under applicable law to approve the execution, delivery and performance of this Agreement, the Merger or the PREIT Partnership Amendment.

3.25 Intellectual Property. Except as set forth in Schedule 3.25 to the PREIT Disclosure Letter, to the Knowledge of PREIT, neither PREIT nor any PREIT Subsidiary is infringing upon any intellectual property rights of any other Person nor, to the Knowledge of PREIT, is any other Person infringing on any of PREIT or PREIT Subsidiaries' rights in respect of the intellectual property owned and used by any of such entities.

3.26 Documents. PREIT and PREIT Partnership have made available to Crown true, correct and complete copies of all documents referenced in any schedules attached hereto.

ARTICLE 4
COVENANTS

4.1 Conduct of Crown's and Crown Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Time, except either (i) as consented to in writing (including by e-mail or other electronic transmission) by PREIT in response to a written or oral request therefor from Crown, which response shall not be unreasonably delayed, or (ii) as otherwise permitted by or required to meet its obligations under this Agreement or any other agreement entered into in connection with this Agreement, Crown and Crown Partnership shall, and shall cause (or, in the case of Crown Subsidiaries that Crown or Crown Partnership do not control, shall use commercially reasonable efforts to cause) each of the Crown Subsidiaries to:

(a) conduct its business and operate the Crown Properties only in the ordinary course and in substantially the same manner as heretofore conducted;

(b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

(c) include one or more representatives of PREIT at weekly Crown management meetings (at which Crown shall report on all operational matters of materiality), and, subject to Section 4.3, confer with one or more representatives of PREIT on any proposals to engage in material transactions or transactions in excess of 10% of the operating and capital expenditure budgets of the Crown Property to which any such proposal relates;

(d) notify (which may be by e-mail or other electronic transmission) PREIT as soon as practicable of the occurrence or existence of any circumstance, event, development, change or effect that has had or would reasonably be expected to have a Crown Material Adverse Effect or a material adverse effect on any of the Crown Properties;

(e) deliver to PREIT as soon as practicable true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

(f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Crown Financial Statement Date, except as may be required by the SEC, applicable law or GAAP, and in such case, Crown shall notify PREIT of any such proposed change;

(g) duly and timely file all tax returns required to be filed with federal authorities and all reports required to be filed with the SEC, and duly file all other material reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject in each case to extensions permitted by law, provided such extensions do not adversely affect Crown's qualification as a REIT under the Code;

(h) maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof with the same insurance companies that provide their current coverage or with other insurance companies which have equivalent or better financial ratings;

(i) unless required by law or necessary (1) to preserve Crown's status as a REIT, or (2) to qualify or preserve the status of any Crown Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event Crown or the applicable Crown Subsidiary shall not fail to make such election in a timely manner), neither (A) make or rescind any express or deemed election relative to Taxes, nor (B) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its income Tax returns that have been filed for prior taxable years;

(j) not (i) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition, whether by merger consolidation, asset acquisition, like-kind exchange or otherwise, of any real property (other than the conveyance of certain outparcels in exchange for Pasquerilla Plaza as contemplated by the Exchange Agreement), (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association, or other business organization or division thereof, (iii) encumber any assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its business, (iv) incur or enter into any Commitment to incur additional Indebtedness (secured or unsecured) except for working capital under the revolving line of credit listed on Schedule 4.1(j) to the Crown Disclosure Letter and Commitments for indebtedness for the purposes and not in excess of the amounts described on Schedule 4.1(j) to the Crown Disclosure Letter, or (v)  modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any Indebtedness (secured or unsecured) in existence as of the date hereof; except, in the case of clauses (i), (iii) and (iv) above, if (A) such Commitment is included in the operating budget attached hereto as Schedule 4.1(j) to the Crown Disclosure Letter (the "Operating Budget"), or (B) the amount of such Commitment does not exceed 10% of the aggregate capital expenditures in the capital expenditure budget attached hereto as Schedule 4.1(j) to the Crown Disclosure Letter (the "Capital Expenditure Budget");

(k) other than as necessary to comply with any applicable laws, rules or regulations or NYSE rules or regulations after giving notice to PREIT of any such proposed amendment, not amend the Crown Declaration of Trust or the Crown Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Crown Subsidiary;

(l) not classify or re-classify any unissued shares; not issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the foregoing or make any change in the number (including by reclassification, combination, split, subdivision or redemption) of shares of beneficial interest, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3(b) to the Crown Disclosure Letter, or (ii) the redemption of Crown OP Units under the Crown Partnership Agreement solely for Crown Common Shares;

(m) except as required by the Crown Trustee Option, grant no options or other right or commitment relating to its shares of beneficial interest, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the Crown Options or Crown Share Rights;

(n) except as provided in Section 5.10 and Section 1.11(d), not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Crown Common Share, Crown Senior Preferred Share, Crown OP Unit or Crown Senior Preferred OP Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, membership interests or units of partnership interest of Crown and Crown Partnership, except for (A) deemed transfers of Crown excess shares required under Article VI of the Crown Declaration of Trust in order to preserve the status of Crown as a REIT under the Code, and (B) redemptions of Crown OP Units, whether or not outstanding on the date of this Agreement, under the Crown Partnership Agreement in which solely Crown Common Shares are utilized;

(o) not (i) sell, mortgage, voluntarily subject to Lien or otherwise dispose of any of the Crown Properties, except as disclosed in Schedule 4.1(j) to the Crown Disclosure Letter, (ii) enter into, modify, amend, supplement, renew or extend the terms of a lease or other right to use or occupy space, including without limitation any Crown Space Lease and any Crown Ground Lease, at any of the Crown Properties (A) having a term of one year or more (giving effect to any automatic renewals and assuming the exercise of any tenant renewal options) or (B) regarding 5,000 square feet or more, provided that, Crown shall not be prohibited from taking any such action under this Section 4.1(o)(ii) if (x) PREIT shall have failed to object to any request for consent thereto (including, but not limited to, any request made by Crown at its weekly management meetings) within five business days after receipt of such request (accompanied by such information as is reasonably necessary for PREIT to consider such request, which information shall not include the actual form of proposed lease agreement) from Crown, (y) PREIT shall have failed to provide Crown with its objections to a consent request (including, but not limited to, any request made by Crown at its weekly management meetings) with reasonable specificity within such five business day period described above, or (z) PREIT shall have withheld its consent unreasonably); or (iii) suffer an involuntary Lien (other than a mechanics', carriers', workmen's, repairmen's or other similar Lien created or arising other than as a result of any failure or purported failure of Crown, Crown Partnership or any of the Crown Subsidiaries to perform any of their respective obligations to a third party) and fail to have such Lien removed within sixty (60) days following the creation thereof (except to the extent that the claim to which such Lien relates is being contested in good faith);

(p) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except with respect to the Pasquerilla Plaza or in the ordinary course of business and not material, individually or in the aggregate;

(q) not make, arrange or materially modify any personal loans in violation of Section 402 of the Sarbanes-Oxley Act of 2002, and not make any other loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Crown Subsidiaries in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(j);

(r) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in accordance with their terms, of claims, liabilities or obligations reflected in, reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to PREIT;

(s) not (i) guarantee the indebtedness of another Person, other than the indebtedness of the Crown Subsidiaries if either (A) the obligation being guaranteed is for an activity permitted under this Agreement or (B) such obligation is outstanding as of the date of this Agreement and is in respect of any debt that was issued by or is recourse to Crown Partnership as of the date of this Agreement, (ii) enter into any "keep well" or other agreement to maintain any financial condition of another Person or (iii) enter into any arrangement having the economic effect of any of the foregoing;

(t) not enter into any Commitment with any officer, director, trustee or Affiliate of Crown or any of the Crown Subsidiaries or any Commitment with any consultant;

(u) other than (i) annual merit compensation increases for non-executive employees consistent with past practice and (ii) payments for compensation to employees located outside of Crown's principal executive office not to exceed, in the aggregate, $50,000, not increase any compensation or enter into or amend any employment agreement, severance agreement, employment continuation agreement or other arrangement with any of its officers, directors, trustees or employees, other than as expressly required by any contract or Plan;

(v) not adopt any new employee benefit plan or amend any existing plans or rights or grant any new, or modify any existing severance or term arrangement;

(w) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement or any other litigation except solely for cash payments (i) paid by any insurer or Person other than Crown and any Crown Subsidiary, plus (ii) an amount paid by Crown or any Crown Subsidiary not exceeding $250,000 in the aggregate;

(x) not change the ownership of any Crown Subsidiaries, except changes which arise as a result of the acquisition by Crown of Crown OP Units in exchange for Crown Common Shares pursuant to Section 11.1 of the Crown Partnership Agreement;

(y) not accept a promissory note in payment of the exercise price payable under any option to purchase Crown Common Shares;

(z) not enter into any Crown Tax Protection Agreement;

(aa) not settle or compromise any material federal, state, local or foreign tax liability;

(bb) pay all real estate taxes when due in the ordinary course of business consistent with past practices;

(cc) pay all debts and discharge all liabilities when due in the ordinary course of business consistent with past practices;

(dd) except as set forth in Schedule 4.1(dd) to the Crown Disclosure Letter, not modify, amend or supplement any agreement evidencing Indebtedness or cause or allow an event of default to occur with respect to any Indebtedness;

(ee) not enter into, modify, amend or supplement any management agreement or other contracts providing, in each case, for payments thereunder of $100,000 or more;

(ff) not publicly recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions; and

(gg) not make, with regard to any taxable year since its formation (including, without limitation, its taxable year ended December 31, 2002 and any subsequent taxable year), an election under Section 754 of the Code.

4.2 Conduct of PREIT's and PREIT Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Time, except either (i) as consented to in writing by Crown (including by e-mail or other electronic transmission) in response to a request therefor from PREIT, which response shall not be unreasonably delayed, or (ii) as otherwise permitted or required to meet its obligations under this Agreement or any other agreement entered into in connection with this Agreement, PREIT and PREIT Partnership shall, and shall cause (or, in the case of PREIT Subsidiaries that PREIT or PREIT Partnership do not control, shall use commercially reasonable efforts to cause) each of the PREIT Subsidiaries to:

(a) conduct its business and operate the PREIT properties only in the ordinary course and in substantially the same manner as heretofore conducted;

(b) use commercially reasonable efforts to preserve intact its business organizations and goodwill and, provided it does not require additional compensation, keep available the services of its officers and employees;

(c) confer at least weekly with one or more representatives of Crown to report operational matters of materiality and any proposals to engage in material transactions;

(d) notify (which may be by e-mail or other electronic transmission) Crown as soon as practicable of the occurrence or existence of any circumstance, event, occurrence, change or effect that has had or would reasonably be expected to have a PREIT Material Adverse Effect or a material adverse effect on any of the PREIT Properties;

(e) deliver to Crown as soon as practicable true and correct copies of any report, statement, schedule or other document filed with the SEC subsequent to the date of this Agreement;

(f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the PREIT Financial Statement Date, except as may be required by the SEC, applicable law or GAAP, and, in such case, PREIT shall notify Crown of any such proposed change;

(g) duly and timely file all tax returns required to be filed with federal authorities and all reports required to be filed with the SEC, and duly file all other material reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject in each case to extensions permitted by law, provided such extensions do not adversely affect PREIT's qualification as a REIT under the Code;

(h) maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date hereof with the same insurance companies that provide their current coverage or with other insurance companies which have equivalent or better financial ratings;

(i) unless required by law or necessary (1) to preserve PREIT's status as a REIT, or (2) to qualify or preserve the status of any PREIT Subsidiary as a partnership for federal income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Code, or as a taxable REIT subsidiary under Section 856(l) of the Code, as the case may be (in which event PREIT or the applicable PREIT Subsidiary shall not fail to make such election in a timely manner), neither (A) make or rescind any express or deemed election relative to Taxes, nor (B) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its income Tax returns that have been filed for prior taxable years;

(j) not (i) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Commitment for the acquisition, whether by merger, consolidation, asset acquisition, like-kind exchange or otherwise, of any real property (other than (a) Commitments described in Schedule 4.2(j) to the PREIT Disclosure Letter or (b) Commitments that do not, in the aggregate (taking into account the activities permitted by this Section 4.2(j)), exceed $100 million in total consideration payable by PREIT, PREIT Partnership or any other PREIT Subsidiary and, in the case of (b), so long as any such Commitment would not, in the judgment of PREIT, after consultation with Crown, require PREIT or Crown to recirculate to their respective shareholders the Joint Proxy Statement that forms a part of the S-4 after the initial mailing thereof ), (ii) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which PREIT is the surviving entity; provided, however, that in the case of (i) or (ii) above, the value of the equity securities that PREIT or PREIT Partnership may issue shall not in the aggregate exceed $100 Million on the date any such transaction is entered into or agreed to, or (iii) incur or enter into any contractual obligation to incur additional Indebtedness (secured or unsecured) that, if incurred, would cause PREIT, PREIT Partnership or any other PREIT Subsidiary to violate a covenant or result in an event of default under any Indebtedness of PREIT, PREIT Partnership or any other PREIT Subsidiary;

(k) other than as necessary to comply with any applicable laws, rules or regulations or NYSE rules or regulations after giving notice to Crown of any such proposed amendment, not amend the PREIT Trust Agreement or the PREIT Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any PREIT Subsidiary;

(l) except as permitted by Section 4.2(m) below or in connection with actions permitted by Section 4.2(j) of this Agreement, not (i) classify or re-classify any unissued shares, nor (ii) issue, sell, pledge, dispose of, grant, transfer or encumber any PREIT Common Shares or securities convertible prior to the Merger into PREIT Common Shares or authorize the foregoing or make any change in the number (including by reclassification, combination, split, subdivision or redemption) of PREIT Common Shares, membership interests or units of limited partnership interest issued and outstanding, other than, in the case of (i) or (ii) above, pursuant to (A) the exercise of options disclosed in Schedule 3.3(b) to the PREIT Disclosure Letter, (B) the redemption of PREIT OP Units under the PREIT Partnership Agreement solely for PREIT Common Shares, (C) the issuance, sale, pledge, grant, transfer, encumbrance or other disposition, after consultation with Crown, of any PREIT or PREIT Partnership equity security, whether in a private or public transaction, resulting in PREIT receiving as consideration therefor net cash proceeds of up to an aggregate of $100 million, (D) PREIT's DRIP or Employee Share Purchase Plans or (E) the issuance to PREIT of PREIT Partnership equity securities (or securities convertible into PREIT Partnership equity securities);

(m) other than options, rights or commitments granted to PREIT employees or trustees in the ordinary course of business, consistent with past practice, grant no options or other right or commitment relating to its shares of beneficial interest, membership interests or units of limited partnership interest, or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and not amend or waive any rights under any of the PREIT Options;

(n) except as provided in Section 5.10 and Section 1.11(d), not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any PREIT Common Share or PREIT OP Unit or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of beneficial interest, membership interests or units of partnership interest of PREIT and PREIT Partnership, except for (A) deemed transfers of PREIT excess shares required under the PREIT Trust Agreement in order to preserve the status of PREIT as a REIT under the Code, and (B) redemptions of PREIT OP Units, whether or not outstanding on the date of this Agreement, under the PREIT Partnership Agreement in which solely PREIT Common Shares are utilized;

(o) other than with respect to the transactions set forth in Schedule 3.18(h) or Schedule 4.2(o) to the PREIT Disclosure Letter, not sell, mortgage, voluntarily subject to Lien or otherwise dispose of any of the material PREIT Properties, individually or in the aggregate outside the ordinary course of business;

(p) [Intentionally omitted];

(q) not make, arrange or materially modify any personal loans in violation of Section 402 of the Sarbanes-Oxley Act of 2002, and not make any other loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to PREIT Subsidiaries in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.2(j);

(r) [Intentionally omitted];

(s) not (i) guarantee the indebtedness of another Person, other than the indebtedness of the PREIT Subsidiaries if either (A) the obligation being guaranteed is for an activity permitted under this Agreement or (B) such obligation is outstanding as of the date of this Agreement and is in respect of any debt that was issued by or is recourse to PREIT Partnership as of the date of this Agreement, (ii) enter into any "keep well" or other agreement to maintain any financial condition of another Person or (iii) enter into any arrangement having the economic effect of any of the foregoing;

(t) not enter into any Commitment with any officer, director, trustee or Affiliate of PREIT or any of the PREIT Subsidiaries, not increase any compensation or enter into or amend any employment agreement, severance agreement, employment continuation agreement or other arrangement with any of its officers, directors, trustees or employees, other than (i) as expressly required by any contract or Plan or (ii) any action which, consistent with past practice, is (A) consistent with recommendations made by one or more third-party consultants to PREIT and (B) approved by the Compensation Committee of the Board of Trustees of PREIT;

(u) [Intentionally omitted];

(v) [Intentionally omitted];

(w) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement except for solely cash payments (i) paid by any insurer or Person other than PREIT and any PREIT Subsidiary, plus (ii) an amount paid by PREIT or any PREIT Subsidiary not exceeding $250,000 in the aggregate;

(x) [Intentionally omitted];

(y) not accept a promissory note in payment of the exercise price payable under any option to purchase PREIT Common Shares;

(z) not enter into any PREIT Tax Protection Agreement other than in connection with any Commitment permitted by Section 4.2 hereof;

(aa) [Intentionally omitted];

(bb) pay all real estate taxes when due in the ordinary course of business consistent with past practices;

(cc) pay all debts and discharge all liabilities when due in the ordinary course of business consistent with past practices;

(dd) cause or allow an event of default to occur with respect to any Indebtedness;

(ee) [Intentionally omitted];

(ff) not publicly recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions; and

(gg) [Intentionally omitted].

4.3 No Solicitation.

(a) On and after the date hereof and prior to the Effective Time, Crown agrees, for itself and in its capacity as the sole general partner of the Crown Partnership, that, other than as contemplated by this Agreement:

(i) none of it, Crown Partnership or any Crown Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities representing, or the sale, exchange or transfer of, 25% (the "Minimum Acquisition Proposal Percentage") or more of the outstanding voting equity securities of Crown or outstanding partnership interests of Crown Partnership (including, without limitation, partnership interests and units), or (C) sale, lease, exchange, mortgage, pledge, transfer or other disposition ("Transfer") of any assets of Crown or Crown Partnership in one or a series of related transactions that, if consummated, would result in the Transfer of more than the Minimum Acquisition Proposal Percentage of the assets of Crown or Crown Partnership, other than the Merger (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, or afford access to properties, books or records to, any Person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal (including, without limitation, by amending or granting any waiver under, the Crown Rights Agreement);

(ii) Crown, Crown Partnership and each Crown Subsidiary will use commercially reasonable efforts to cause any officer, director, trustee, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Crown, Crown Partnership or any Crown Subsidiary (each, a "Crown Representative") not to engage in any of the activities described in Section 4.3(a)(i);

(iii) (A) it, Crown Partnership and the Crown Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing (including, without limitation, any Acquisition Proposal) and will take commercially reasonable actions to inform each Crown Representative, and each of the Persons referred to in Section 4.3(b), of the obligations undertaken in this Section 4.3 and to cause each Crown Representative to comply with such obligations, and (B) it shall promptly request each Person, if any, that has executed a confidentiality agreement within the twenty-four month period prior to the date hereof in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it, Crown Partnership and the Crown Subsidiaries; and

(iv) it will (A) notify PREIT promptly (but in any event within 24 hours), orally and in writing, if it, Crown Partnership, any Crown Subsidiary or any Crown Representative receives (1) an Acquisition Proposal or any amendment or change in any previously received Acquisition Proposal (2) any request for confidential or nonpublic information or data relating to, or for access to the properties, books or records of, it, Crown Partnership or any Crown Subsidiary by any Person that has made, or to such party's knowledge may be considering making, an Acquisition Proposal, or (3) any oral or written expression that any such activities, discussions or negotiations are sought to be initiated or continued with it, and, as applicable, include in such notice the identity of the Person making such Acquisition Proposal, indication or request, the material terms of such Acquisition Proposal, indication or request and, if in writing, shall promptly deliver to PREIT copies of any proposals, indications of interest, indication or request along with all other related documentation and correspondence; and (B) will keep PREIT informed of the status and material terms of (including all changes to the status or material terms of) any such Acquisition Proposal, indication or request.

(b) Notwithstanding Section 4.3(a), the Board of Trustees of Crown (including with respect to Crown's capacity as the sole general partner of Crown Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide written Acquisition Proposal to the Board of Trustees of Crown after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by Crown, Crown Partnership, any Crown Subsidiary or any Crown Representative on or after the date hereof, if, and only to the extent that (i) a majority of the Board of Trustees of Crown determines in good faith, after consultation with its financial advisors of nationally recognized reputation and after receiving advice from its outside legal counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal, (ii) each of Crown and Crown Partnership complies fully with Section 4.3, (iii) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Crown provides written notice to PREIT to the effect that it is furnishing information to, or entering into discussions with such Person and (iv) Crown receives from such Person an executed confidentiality agreement the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to Crown, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreements, each dated July 2, 2002, as amended on February 4, 2003, between Crown and PREIT (the "Confidentiality Agreement").

(c) Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal, nothing contained in this Section 4.3 shall prohibit the Board of Trustees of Crown from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its shareholders: (i) if but only if, Crown: (A) complies fully with this Section 4.3 and (B) provides PREIT with at least five business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such five business days PREIT makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the "PREIT Counter Proposal"), Crown's Board of Trustees in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the PREIT Counter Proposal is not at least as favorable to Crown's shareholders as the Superior Acquisition Proposal, from a financial point of view, and (B) the PREIT Counter Proposal is not at least as favorable generally to Crown's shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) Crown shall have terminated this Agreement in accordance with Section 7.1(h).

(d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Crown, Crown Partnership and CFLP pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Crown, Crown Partnership, and the Crown Subsidiaries or otherwise (i) on terms which a majority of the Board of Trustees of Crown determines in good faith, (A) after consultation with Crown's financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Crown's shareholders to those provided for in the Merger and the transactions contemplated by this Agreement and (B) to be more favorable generally to Crown's shareholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, in the reasonable judgment of the Board of Trustees is capable of being obtained and (iii) which the Board of Trustees of Crown determines in good faith is reasonably capable of being consummated.

(e) Any disclosure that the Board of Trustees of Crown may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3.

(f) Nothing in this Section 4.3 shall (i) permit Crown or PREIT to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Crown or PREIT under this Agreement.

4.4 Affiliates. Prior to the Effective Time, Crown shall cause to be prepared and delivered to PREIT a list (reasonably satisfactory to counsel for PREIT) identifying all Persons who, at the time of the Crown Shareholders Meeting and the PREIT Shareholders Meeting, may be deemed to be "affiliates" of Crown or Crown Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act.

4.5 Other Actions. Each of Crown and Crown Partnership, on the one hand, and PREIT and PREIT Partnership, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as expressly required by Section 4.3, any of the conditions to the Merger set forth in Article 6 not being satisfied.

ARTICLE 5
ADDITIONAL COVENANTS

5.1 Preparation of the Form S-4 and the Proxy Statement; Crown Shareholders Meeting, Crown Unitholders Consent Solicitation, PREIT Shareholders Meeting and PREIT Unitholders Consent Solicitation.

(a) As promptly as practicable after execution of this Agreement, (i) Crown and PREIT shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the "Joint Proxy Statement") relating to the shareholder meeting of Crown and the shareholder meeting of PREIT, the vote of the shareholders of Crown and the shareholders of PREIT with respect to the Merger, and the consent, if any, of partners of Crown Partnership and PREIT Partnership in connection with any required Partner Approvals and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, PREIT and Crown, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the PREIT Common Shares and PREIT Senior Preferred Shares to be distributed to the holders of Crown Common Shares and Crown Senior Preferred Shares in the Merger. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Crown, Crown Partnership, PREIT and PREIT Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. Each of PREIT and Crown, if applicable, shall use commercially reasonable efforts, and Crown will cooperate with PREIT, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Crown and Crown Partnership, on the one hand, and PREIT and PREIT Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Crown, Crown Partnership, PREIT and PREIT Partnership agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Crown and PREIT and at the time of the respective taking of consents, if any, of partners of Crown Partnership and PREIT Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. PREIT will advise and deliver copies (if any) to Crown, forthwith after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to PREIT or PREIT Partnership, on the one hand, and Crown or Crown Partnership, on the other hand), and PREIT shall forthwith notify Crown, and Crown shall promptly notify PREIT, if applicable, of (i) the time when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the PREIT Common Shares and PREIT Senior Preferred Shares issuable in connection with the Merger.

(b) Each of Crown, Crown Partnership, PREIT and PREIT Partnership shall use commercially reasonable efforts to timely mail the Joint Proxy Statement contained in the Form S-4 to its respective shareholders. It shall be a condition to the mailing of the Joint Proxy Statement that, and the respective parties shall undertake commercially reasonable efforts to cause, (i) PREIT and PREIT Partnership shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Crown and Crown Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to PREIT and PREIT Partnership, in form and substance reasonably satisfactory to PREIT and PREIT Partnership, concerning the procedures undertaken by Ernst & Young with respect to the financial statements and information of Crown, Crown Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Crown and Crown Partnership shall have received a "comfort" letter from KPMG LLP, independent public accountants for PREIT and PREIT Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Crown and Crown Partnership, in form and substance reasonably satisfactory to Crown, concerning the procedures undertaken by KPMG LLP with respect to the financial statements and information of PREIT, PREIT Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement. Each of Crown and Crown Partnership also shall use commercially reasonable efforts to cause Reed Smith LLP or other counsel reasonably satisfactory to PREIT to have delivered an opinion, which opinion shall be filed as an exhibit to the Form S-4, as to the federal income tax matters described in clause (i) of Section 6.2(d) and Section 6.3(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Each of PREIT and PREIT Partnership shall use commercially reasonable efforts to cause (a) Drinker Biddle & Reath LLP or other counsel reasonably satisfactory to Crown to have delivered an opinion, which opinion shall be filed with the SEC and as exhibit to the Form S-4, as to the federal income tax matters described in clause (ii) of Section 6.2(d), Section 6.3(d) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC and (b) Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to Crown to have delivered an opinion, which opinion shall be filed with the SEC as an exhibit to the Form S-4, as to the federal income tax matters described in Section 6.2(e) and such other federal income tax matters as are required to be addressed in the Form S-4 and the Joint Proxy Statement under the applicable rules of the SEC. Such opinions shall contain customary exceptions, assumptions and qualifications and be based upon customary representations.

(c) PREIT will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of PREIT), convene and hold a meeting of its shareholders (the "PREIT Shareholders Meeting") for the purpose of obtaining the PREIT Shareholder Approval. PREIT shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

(d) Crown will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of Crown), convene and hold a meeting of its shareholders (the "Crown Shareholders Meeting") for the purpose of obtaining the Crown Shareholder Approval. Crown shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Crown Shareholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

(e) PREIT and Crown shall use their commercially reasonable efforts to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

(f) If on the date for the PREIT Shareholders Meeting and Crown Shareholders Meeting established pursuant to Section 5.1(e) of this Agreement, either PREIT or Crown has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings, with such rescheduled meetings to be held on the same mutually agreed upon date.

(g) Crown shall request written consents for approval by the limited partners of Crown Partnership of each of the matters described in the definition of Crown Partner Approvals. Crown shall vote in favor of or consent to, as applicable, each of the matters described in the definition of Crown Partner Approvals, to the extent approval thereof is required by the Crown Partnership Agreement. Crown shall recommend to the limited partners of Crown Partnership that they approve such matters. Crown shall execute its written consent to each of the matters described in the definition of Crown Partner Approvals, by the 20th business day after mailing of the Joint Proxy Statement, and immediately thereafter, Crown Partnership shall mail to each holder of a Crown OP Unit a notice of the approval. PREIT shall vote in favor of or consent to, as applicable, each of the matters described in the definition of PREIT Partner Approvals, to the extent approval thereof is required by the PREIT Partnership Agreement. PREIT shall execute its written consent to each of the matters described in the definition of PREIT Partner Approvals, by the 20th business day after mailing of the Joint Proxy Statement, and immediately thereafter, PREIT Partnership shall mail to each holder of a PREIT OP Unit a notice of the approval.

(h) Crown shall not exercise any dissenters or other similar rights, if any, with respect to any of its Crown OP Units (or Crown Senior Preferred OP Units).

5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, upon reasonable prior notice, during mutually agreeable times during normal business hours prior to the Effective Time reasonable access to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

5.3 Commercially Reasonable Efforts; Notification.

(a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to each of the parties (including, without limitation, taking the actions contemplated under Schedule 5.3(a)(ii)); and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement, including the Pre-Merger Transactions, the Merger and the Post-Merger Contribution Transactions. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

(b) Crown and Crown Partnership shall use commercially reasonable efforts to obtain from Ernst & Young LLP access to all work papers relating to audits of Crown and Crown Partnership performed by Ernst & Young LLP, and the continued cooperation of Ernst & Young LLP with regard to the preparation of consolidated financial statements for the Surviving Trust.

(c) Crown and Crown Partnership shall give prompt notice to PREIT and PREIT Partnership, and PREIT and PREIT Partnership shall give prompt notice to Crown and Crown Partnership, (i) if any representation or warranty made by it contained in this Agreement that is not qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.4 Tax Matters. Each of PREIT and Crown shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

5.5 Public Announcements. The initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement. Each party will consult with the other party before issuing, and provide such other party the opportunity to review and comment upon, any material press release or other written public statement, including, without limitation, any press release or other written public statement which addresses in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, rule or regulation, court process or by obligations pursuant to any listing agreement with any national securities exchange.

5.6 Listing. PREIT shall use commercially reasonable efforts to cause the PREIT Common Shares and PREIT Senior Preferred Shares to be issued in the Merger and the PREIT Common Shares underlying the PREIT Class B Units to be issued pursuant to the Crown Partnership Contribution Agreement to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance, prior to the Effective Time, including timely submitting all required applications and filings, and making payment of all required fees and expenses.

5.7 Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, affidavits, applications or other documents regarding any real property transfer or gains, sales, use, transfer, mortgage, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, except as expressly provided for in Section 9 of the Pasquerilla Tax Protection Agreement (as defined in Section 5.13(e)), PREIT shall pay or cause PREIT Partnership, as appropriate, to pay or cause to be paid all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code or state or local income tax laws).

5.8 Benefit Plans and Other Employee Arrangements.

(a) Access to Employees. Neither PREIT nor any PREIT Subsidiary shall be obligated to hire any employee of Crown Partnership or CASC following the Merger, but may interview some or all such employees with a view to possible employment. From and after the date hereof, Crown, Crown Partnership and CASC shall provide reasonable access to the facilities and personnel records consisting of performance appraisals and disciplinary actions of Crown, Crown Partnership and CASC for the purpose of preparing for and conducting employment interviews and shall permit any employee of Crown Partnership or CASC to interview with PREIT or any PREIT Subsidiary, and PREIT or any PREIT Subsidiary will conduct such interviews as expeditiously as possible prior to the Closing Date. Within 90 days of the date hereof, PREIT shall provide Crown a list of all those employees of Crown Partnership and CASC to whom PREIT or a PREIT Subsidiary (the "Successor Employer") intends to make an offer of employment to be effective on the Closing Date ("Solicited Employees"), and, within 30 days of delivering such list of Solicited Employees, the Successor Employer shall notify Crown, Crown Partnership and CASC of each Solicited Employee who has accepted an offer of employment to be effective on the Closing Date (the "Hired Employees"). The Successor Employer shall include in any offer of employment a provision to the effect that acceptance of such offer shall constitute a resignation of employment with Crown Partnership or CASC, as the case may be, effective immediately before the Closing Date. If the Successor Employer expresses an intention to extend offers of employment as set forth in this Section 5.8(a), any such expression shall not constitute a commitment, contract or understanding (expressed or implied) or any obligation on the part of the Successor Employer with respect to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that the Successor Employer may establish pursuant to individual offers of employment. Nothing in this Agreement shall create any obligation on the part of the Successor Employer or any of its Affiliates to continue the employment of any Hired Employees for any period or to continue to pay any salaries comparable to those previously paid or provided by Crown, Crown Partnership or CASC or, except as otherwise expressly provided in this Section 5.8, to continue to provide any benefits of employment. Furthermore, nothing in this Agreement shall prevent or restrict in any way the right of the Successor Employer to reassign, promote or demote any of the Hired Employees after the Closing, or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, or terms or conditions of employment of such employees. In addition, no Person shall be deemed a third party-beneficiary of this Section 5.8 entitled to enforce its provisions.

(b) Termination of Crown Partnership Employees. Other than in the ordinary course of business and consistent with past practices, without the written consent of PREIT, Crown, Crown Partnership and CASC shall not terminate any employees except as provided in the next sentence. Effective immediately before the Closing, Crown Partnership and CASC shall terminate the employment of all of their employees, other than the Hired Employees. Crown Partnership and CASC, to the extent practicable, shall comply with the WARN Act and any similar state or local Law in connection with the termination of their employees and Crown Partnership and CASC shall provide PREIT with a reasonable opportunity to review and comment on any notices to be delivered in connection with such terminations prior to delivery thereof. In any event, Crown Partnership and CASC shall give at least two weeks notice to any employee who is to be terminated. At Closing, PREIT or a PREIT Subsidiary shall deposit with a third-party escrow agent identified by Crown and reasonably acceptable to PREIT an amount mutually agreed upon by Crown and PREIT equal to a reasonable estimate of the aggregate severance payments that are required to be made to employees of Crown, Crown Partnership and CASC pursuant to the Crown Employee Plans as a result of the resignations and terminations of employment contemplated by Sections 5.8(a) and 5.8(b) hereof. Within 10 business days of the Closing Date, PREIT or a PREIT Subsidiary shall cause to be paid from such escrow deposit any such severance payments required to be made pursuant to the Crown Employee Plans, less any required withholding. Any balance remaining from such escrow deposit after such payments shall be paid to PREIT, or, if additional funds are required to be paid, such amounts shall be paid by PREIT. In furtherance of the foregoing, PREIT agrees that, for purposes of the Crown Partnership Special Severance Plan and the employees covered thereby, any resignation of employment by employees pursuant to Section 5.8(a) shall be deemed to constitute a voluntary termination by the employee to accept a position with an acquiror of Crown or Crown Partnership in connection with or anticipation of a "Change of Control" within the meaning of such plan; any termination of employment of employees pursuant to Section 5.8(b) shall be deemed to constitute a termination of employment by employer action other than for "cause" in connection with or anticipation of a "Change of Control" within the meaning of such plan; and employees who resign or are terminated pursuant to Section 5.8(a) or (b) shall be entitled to a "Severance Allowance", which lump sum amount, less any required withholding, shall be paid by PREIT or a PREIT Subsidiary within 10 business days of the Closing Date in the manner provided above. For purposes of Crown Partnership's Employment Continuation agreements, PREIT agrees that signing this Agreement shall constitute a "Potential Change of Control" as defined therein, consummation of the transactions contemplated herein shall constitute a "Change of Control" under such agreements, termination of employment of those employees covered by such agreements by Crown Partnership shall be a termination by Crown Partnership other than for "Cause", resignation of employment by those employees covered by such agreements shall be a termination with "Good Reason", and those employees shall be entitled to a "Severance Amount" and continuation of benefits as provided for in such agreements, which lump sum Severance Amount, less any required withholding, shall be paid by PREIT or a PREIT Subsidiary within 10 business days of the Closing Date in the manner provided above and which employee benefits will be continued by PREIT or a PREIT Subsidiary for those employees for the time period specified in such agreements. Furthermore, PREIT or a PREIT Subsidiary shall assume the Employment Continuation Agreements entered into as of February 25, 2002 by Crown Partnership and Messrs. Pasquerilla, Stephenson, Griffith, Zucco, Antonazzo, Rusinak, Washko and Stevens and Ms. Furman-Jankovic, respectively. Notwithstanding anything in this Agreement to the contrary, but except as provided in the preceding sentence, neither PREIT nor any PREIT Subsidiary shall assume any other Employee Plan of Crown Partnership that provides for severance or similar benefits in the nature of severance.

(c) Benefit Plans. As of the Effective Time, and except as set forth in Section 5.8(e) hereof, the Successor Employer expressly assumes and agrees to perform the obligations of Crown, Crown Partnership and CASC under each Crown Employee Plan, including those set forth on Schedule 2.12 to the Crown Disclosure Letter, but excluding those stock option plans and agreements which are covered by Sections 5.8(f) and 5.8(g) and severance pay plans, arrangements and agreements which are covered by Section 5.8(b), and all of the liabilities and obligations of Crown and Crown Partnership associated therewith (the "Assumed Employee Plans"), in each case to the same extent as Crown, Crown Partnership or CASC, as the case may be, would be required to perform (and with the same ability to amend, suspend, or terminate each such Crown Employee Plan as Crown, Crown Partnership and CASC, as the case may be, would have had) if no transactions contemplated by this Agreement had taken place. Without limiting the generality of the foregoing, the Successor Employer shall assume and make available group health coverage and perform all COBRA obligations for the applicable COBRA period with respect to all Crown, Crown Partnership and CASC employees and former employees, including (i) employees of Crown, Crown Partnership and CASC who resign or who are terminated as provided in Sections 5.8(a) and 5.8(b) hereof, (ii) employees of Crown, Crown Partnership and CASC who are terminated between the date hereof and the Closing Date, and (iii) former employees of Crown, Crown Partnership and CASC, including those disclosed on Schedule 2.12(a) to the Crown Disclosure Letter who have elected or who are eligible to elect COBRA coverage. All Hired Employees shall be eligible to either (i)  participate in any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, equity compensation, bonus, incentive, vacation pay, tuition reimbursement, severance pay, employment continuation, change of control, fringe benefit or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any Pension Plan and any Welfare Plan) (each, an "Employee Plan") sponsored or maintained by the Successor Employer after the Effective Time on the same terms and conditions as similarly situated employees of the Successor Employer, subject to the terms and conditions of such plans, or (ii)  continue participation in any Assumed Employee Plan, until such time, if ever, as such Hired Employees become participants in the Employee Plans maintained by the Successor Employer as provided in (i), subject to the terms and conditions thereof. The particular clause (i) or (ii) of the preceding sentence under which Hired Employees are eligible shall be determined by the Successor Employer in its discretion. With respect to each such Employee Plan or Assumed Employee Plan, service with Crown or any Crown Subsidiary (as applicable) and the predecessor of any of them by any Hired Employee shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such Employee Plan; provided, however, that such service shall not be included for purposes of benefit accrual under any Pension Plan. PREIT shall, or shall cause the Successor Employer to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Hired Employees under any Welfare Plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any Welfare Plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each Hired Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Welfare Plans that such employees are eligible to participate in after the Effective Time.

(d) Crown Section 401(k) Plan. Prior to the Closing Date, Crown Partnership shall file a proposal with the IRS through the IRS's Employee Plans Compliance Resolution System as to how to correct the failure to amend properly the Crown Retirement Savings Plan to eliminate all benefit options other than lump sums. Crown shall obtain PREIT's prior written approval to the proposal, which approval shall not be unreasonably withheld. For Hired Employees, due to the Successor Employer's assumption of the Crown Retirement Savings Plan ("401(k) Plan"), a termination of employment pursuant to Section 5.8(b) or resignation under Section 5.8(a) shall not be deemed to be a termination of employment for purposes of distributions under such 401(k) Plan and neither the Successor Employer nor Crown shall offer a distribution to such Hired Employees as a result of the transactions described herein. The Successor Employer acknowledges that its assumption of the 401(k) Plan includes assumption of all liabilities under such 401(k) Plan, including liabilities relating to employees and former employees who are not Hired Employees.

(e) Stock Option, Restricted Stock and Top-Hat Plans. The stock option plans or programs of Crown and the restricted stock plans or programs of Crown shall be discontinued as of the Closing Date. The non-qualified deferred compensation plans or programs of Crown, including without limitation the Amended and Restated Key Executive Capital Incentive Plan and Savings Restoration Plan of Crown Partnership (the "Top-Hat Plans"), and the rabbi trusts maintained pursuant to the terms of such plans or programs (i) shall be assumed by the Successor Employer as of the Effective Time, (ii) all contributions to such plans or programs shall cease as of the Effective Time, and (iii) no new employees shall be eligible to enter such plans or programs on or after the Effective Time.

(f) Crown Trustee Options. As of the Effective Time, each Crown Trustee Option outstanding immediately prior to the Effective Time, determined without regard to the termination or resignation of service by any optionee, shall be automatically converted into an option (a "Substituted Trustee Option") to purchase a number of PREIT Common Shares equal to the number of Crown Common Shares that could have been purchased (assuming full vesting) under such Crown Trustee Option multiplied by 0.3589 (rounded down to the nearest whole number of shares) at an exercise price per PREIT Common Share equal to the per-share option exercise price specified in the Crown Trustee Option divided by 0.3589 (rounded up to the nearest whole cent). Such Substituted Trustee Option shall otherwise be subject to the same terms and conditions as such Crown Trustee Option; provided, however, that such Substituted Trustee Option shall be fully vested as of the Effective Time and shall, notwithstanding its terms, be and remain exercisable until the earlier of (i) six months from the Effective Time or (ii) the expiration date of such stock option as in effect immediately prior to the Effective Time and without regard to the optionee's resignation or other termination of service. For purposes of expiration and otherwise, the deemed date of grant of the Substituted Trustee Option shall be the date on which the corresponding Crown Trustee Option was granted, and, except as provided in the preceding sentence, any termination or resignation of service shall be given the same effect as would have applied without regard to the Merger. In respect of each Crown Trustee Option converted into a Substituted Trustee Option, and the PREIT Common Shares underlying such Substituted Trustee Option, PREIT shall, immediately following the date of conversion, file or shall have filed, and shall keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Trustee Options remain outstanding.

(g) Crown Partnership Options. As of the Effective Time, each Crown Partnership Option outstanding immediately prior to the Effective Time, determined without regard to the termination or resignation of service by any optionee, shall be automatically converted into an option (a "Substituted Partnership Option") to purchase a number of PREIT Common Shares equal to the number of Crown Partnership Units that could have been purchased (assuming full vesting) under such Crown Partnership Option multiplied by 0.3589 (rounded down to the nearest whole number of shares) at an exercise price per PREIT Common Share equal to the per-share option exercise price specified in the Crown Partnership Option divided by 0.3589 (rounded up to the nearest whole cent). Such Substituted Partnership Option shall otherwise be subject to the same terms and conditions as such Crown Partnership Option; provided, however, that (i) each Substituted Partnership Option held by a Hired Employee shall become fully vested on (A) the later of March 31, 2004 or the last day of the first full calendar quarter that begins on or after the Closing Date (as the case may be, the "Option Date"), provided, in either case, that such Hired Employee remains an employee of PREIT or a PREIT Subsidiary on the Option Date, or (B) if earlier than the Option Date, the date of such employee's termination of employment by the Successor Employer for any reason other than for "Cause" as defined in Crown Partnership's Employment Continuation agreements, (ii) each Substituted Partnership Option held by a person who was an employee of Crown, Crown Partnership or CASC immediately prior to the Closing Date but who either is not a Solicited Employee or is a Solicited Employee but whose offer of employment by the Successor Employer is conditioned upon such Solicited Employee relocating on or before the Option Date to a work location more than 25 miles from such Solicited Employee's current work location and/or is conditioned upon a material reduction in compensation as compared with such Solicited Employee's compensation with Crown Partnership or CASC immediately prior to the Effective Time, and who does not accept such offer of employment, shall become fully vested at the Effective Time, (iii) each Substituted Partnership Option specified in the foregoing clause (i) that vests upon the date of such Hired Employee's termination of employment by the Successor Employer shall, notwithstanding its terms, be and remain exercisable until the earlier of (A) six months from the date of such employee's termination of employment by the Successor Employer or (B) the expiration date of such stock option as in effect immediately prior to the Effective Time and without regard to the optionee's termination of employment, and (iv) each Substituted Partnership Option specified in the foregoing clause (ii) shall, notwithstanding its terms, be and remain exercisable until the earlier of (A) six months from the Effective Time or (B) the expiration date of such stock option as in effect immediately prior to the Effective Time and without regard to the optionee's termination or resignation of employment. For purposes of expiration and otherwise, the deemed date of grant of the Substituted Partnership Option shall be the date on which the corresponding Crown Partnership Option was granted, and, except as provided in the preceding sentence, (x) each Substituted Partnership Option held by a Hired Employee shall be treated as if such Hired Employee had never been terminated by Crown Partnership and (y) each other Substituted Partnership Option shall be treated according to the terms of such Substituted Partnership Option taking into account the termination or resignation of the holder thereof. In respect of each Crown Partnership Option converted into a Substituted Partnership Option, and the PREIT Common Shares underlying such Substituted Partnership Option, PREIT shall, immediately following the date of conversion, file or shall have filed, and shall keep current a Registration Statement on Form S-8 or other appropriate registration statement for as long as Substituted Partnership Options remain outstanding.

(h) Withholding. To the extent required by applicable law, Crown shall require each employee and trustee who exercises a Crown Option, Crown Partnership Option or who receives Crown Common Shares pursuant to any existing commitment to pay to Crown in cash or Crown Common Shares an amount sufficient to satisfy in full Crown's obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.11(c)).

5.9 Indemnification.

(a) From and after the Effective Time, PREIT and PREIT Partnership (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each individual who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or trustee of Crown or any Crown Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification (including any applicable provisions for payment) provided to the Indemnified Parties by Crown and the Crown Subsidiaries immediately prior to the Effective Time in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof; provided, that no such exculpation or indemnification (including any applicable provisions for payment) shall be provided by PREIT or PREIT Partnership to Mark E. Pasquerilla for any threatened or actual "Claims" (as defined in the Indemnification Agreement) that are described in Section 2.1(a) of the Indemnification Agreement (whether or not PREIT or PREIT Partnership is actually entitled to or receives indemnification).

(b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Crown or PREIT, or any Crown Subsidiary or PREIT Subsidiary, or by or in the right of Crown or PREIT, or any Crown Subsidiary or PREIT Subsidiary, or any claim, action, suit, proceeding or investigation in which any individual who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, employee, director or trustee of Crown or any Crown Subsidiary (the "Indemnification Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee, director or trustee of Crown or any of the Crown Subsidiaries or any action or omission by such individual in his capacity as a trustee, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time, the Indemnifying Parties shall, from and after the Effective Time, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties' ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that, in the case of any claim, action, suit, proceeding or investigation pending, to the Knowledge of Crown, at the Effective Time, Crown shall notify PREIT pursuant to this Section 5.9(b) prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided further, however, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties, consent to entry of any judgment or enter into any settlement that (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action, or (ii) contains obligations other than with respect to the payment of money. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time (not to exceed 10 days) after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense pursuant to the last sentence of this Section 5.9(b). It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels on the same basis as provided in the immediately preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

(c) At or prior to the Effective Time, PREIT shall purchase trustees', directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time for a period of six years with respect to those individuals who are currently covered by Crown's trustees', directors' and officers' liability insurance policy (the "Crown Insured Parties") on terms with respect to such coverage and amount no less favorable to Crown's trustees and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided, however, that if the premium of such insurance policy exceeds 200% of the premium of such policy in effect on the date hereof, PREIT shall be required only to purchase such comparable coverage as available for an amount not to exceed 200% of the premium of such policy in effect on the date hereof; and provided further, however, that during such six year period, in no event shall PREIT provide insurance coverage that is less favorable to the Crown Insured Parties than is maintained by PREIT for its trustees and officers.

(d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of PREIT and PREIT Operating Partnership. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and PREIT and PREIT Partnership acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

(e) If PREIT or PREIT Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director, trustee and officer covered hereby.

5.10 Declaration of Dividends and Distributions. From and after the date of this Agreement, except as provided for in Section 1.11(d), neither Crown nor PREIT shall make any dividend or distribution to its respective shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to Crown Senior Preferred Shares, (b) quarterly distributions with respect to the Crown Common Shares of $.2125 per share for the quarter ended March 31, 2003 and $.2150 per share for the quarter ending June 30, 2003 and for each quarter thereafter and (c) quarterly distributions with respect to the PREIT Common Shares of up to $.54 per share; provided, however, the record and payment dates for each distribution with respect to the Crown Common Shares shall be the same dates as the record and payment dates, respectively, for the quarterly distribution for the PREIT Common Shares, such record and payment dates to be mutually and reasonably agreed to by Crown and PREIT. From and after the date of this Agreement, except as provided in Section 1.11(d), Crown Partnership shall not make any distribution to the holders of Crown OP Units except a distribution per Crown OP Unit in the same amount as a dividend per Crown Common Share or Crown Preferred Share permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Crown Common Share or the Crown Preferred Share, as applicable. From and after the date of this Agreement, except as provided in Section 1.11(d) and except as contemplated in the Crown Partnership Distribution Agreement, PREIT Partnership shall not make any distribution to the holders of PREIT OP Units except a distribution per PREIT OP Unit in the same amount as a dividend per PREIT Common Share permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the PREIT Common Share, as applicable. The foregoing restrictions shall not apply, however, (i) to PREIT to the extent a distribution (or an increase in a distribution) by PREIT is necessary for PREIT to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives (or to any corresponding distributions or increases in distributions paid by PREIT Partnership), (ii) to PREIT and PREIT Partnership with respect to any Corresponding PREIT Dividends and Distributions (as provided for in Section 1.11(d)), (iii) to Crown and Crown Partnership with respect to any Final Crown Dividends and Final Crown Partnership Distributions (as provided for in Section 1.11(d)), or (iv) to the distributions to be made by Crown Partnership to Crown under the Crown Partnership Distribution Agreement.

5.11 Resignations. On the Closing Date, Crown shall cause the trustees, directors and officers of Crown and of each of the Crown Subsidiaries other than Crown Partnership to submit their resignations from such positions, effective as of the Effective Time; provided, however, that in no event shall any such person be deemed to have resigned his or her position as an employee, for purposes of any severance, stock option, or other Employee Benefit Plan, contract, entitlement or arrangement.

5.12 Registration Rights Agreements and Exchange Agreements. At the Closing, PREIT and PREIT Partnership, as applicable, shall enter into (i) a registration rights agreement, in substantially the form attached hereto as Exhibit F-1 (an "Assumed Registration Rights Agreement"), and (ii) an exchange agreement, in substantially the form attached hereto as Exhibit F-2 (an "Assumed Exchange Agreement"), with each of the parties listed on Schedule 5.12 to the Crown Disclosure Letter. Crown and Crown Partnership shall use commercially reasonable efforts to cause each of the parties listed on Schedule 5.12 to the Crown Disclosure Letter to execute and deliver an Assumed Registration Right Agreement and an Assumed Exchange Agreement at the Closing.

5.13 Merger Documents. On or prior to the Pre-Merger Transfer Date, Crown and PREIT shall and shall cause its Affiliates and Subsidiaries to execute and deliver the following agreements to which it or they are a party (together the "Merger Documents"):

(a) a shareholder agreement, substantially in the form attached hereto as Exhibit G (the "Shareholder Agreement");

(b) a non-competition agreement, substantially in the form attached hereto as Exhibit H (the "Non-Competition Agreement");

(c) a registration rights agreement, substantially in the form attached hereto as Exhibit I (the "Pasquerilla Registration Rights Agreement");

(d) a standstill agreement, substantially in the form attached hereto as Exhibit J (the "Standstill Agreement"); and

(e) a tax protection agreement, substantially in the form attached hereto as Exhibit K (the "Pasquerilla Tax Protection Agreement").

5.14 Performance of Pre-Merger Transactions. Crown and Crown Partnership, shall, and shall cause their Affiliates and Subsidiaries, as applicable, to perform their respective obligations with respect to the Pre-Merger Transactions. PREIT and PREIT Partnership shall, and shall cause their Affiliates and Subsidiaries, as applicable, to perform their respective obligations, if any, with respect to the Pre-Merger Transactions.

5.15 Performance of Post-Merger Transactions. Crown Partnership, shall, and shall cause its Affiliates and Subsidiaries, as applicable, to perform their respective obligations with respect to the Post-Merger Contribution Transactions. PREIT and PREIT Partnership shall, and shall cause their Affiliates and Subsidiaries, as applicable, to perform their respective obligations with respect to the Post-Merger Contribution Transactions. The parties acknowledge that the transactions contemplated under Section 1.3 shall be consummated immediately after the Effective Time.

5.16 Estoppel Certificates.

(a) Crown and Crown Partnership shall prepare and deliver an estoppel certificate to each of the tenants set forth in Schedule 5.16(a) to the Crown Disclosure Letter. Crown shall request that such estoppel certificates be in the form attached hereto as Exhibit L; provided, that the form of any such estoppel certificate may be modified so that it conforms to the requirements, if any, of each tenant's lease (the "Crown Estoppel Certificates"). Crown and Crown Partnership shall use commercially reasonable efforts to have all of the Crown Estoppel Certificates executed in a timely fashion by the tenants identified on Schedule 5.16(a) to the Crown Disclosure Letter.

(b) PREIT and PREIT Partnership shall prepare and deliver an estoppel certificate to each of the tenants set forth in Schedule 5.16(b) to the PREIT Disclosure Letter. PREIT shall request that such estoppel certificates be in the form attached hereto as Exhibit M; provided that the form of any such estoppel certificate may be modified so that it conforms to the requirements, if any, of each tenant's lease (the "PREIT Estoppel Certificates"). PREIT and PREIT Partnership shall use commercially reasonable efforts to have all of the PREIT Estoppel Certificates executed in a timely fashion by the tenants identified on Schedule 5.16(b) to the PREIT Disclosure Letter.

5.17 Performance of Agreements. Crown and Crown Partnership shall, and shall cause its Affiliates and Subsidiaries, to perform their respective obligations under (i) the Crown Partnership Contribution Agreement and the Crown Partnership Distribution Agreement and (ii) the 4th Amendment to CFSA and the Exchange Agreement. PREIT and PREIT Partnership shall, and shall cause their Affiliates and Subsidiaries, to perform their respective obligations under the PREIT Contribution Agreement.

5.18 No Amendment or Modification. None of Crown, Crown Partnership or any Crown Subsidiary shall amend or otherwise modify the Crown Rights Agreement, except as provided pursuant to this Agreement, or the Crown Partnership Distribution Agreement. Until such time as all of the transactions contemplated by this Agreement are consummated, none of PREIT, PREIT Partnership or any PREIT Subsidiary shall amend or otherwise modify the PREIT Contribution Agreement.

ARTICLE 6
CONDITIONS

6.1 Conditions to Each Party's Obligation to Effect the Pre-Merger Transactions and the Merger. The obligations of each party to consummate the transactions contemplated by this Agreement to occur on the date of the Pre-Merger Transactions (the "Pre-Merger Transfer Date") and the Merger shall be subject to the fulfillment at or prior to the Pre-Merger Transfer Date of the following conditions:

(a) Shareholder and Partner Approvals. Each of the Crown Shareholder Approval, the PREIT Shareholder Approval and the Partner Approvals shall have been obtained.

(b) HSR Act. Passage of any waiting period (and any extension thereof) applicable to the Merger or any of the other transactions contemplated hereby under the HSR Act, if applicable to such transactions.

(c) Listing of Shares. The NYSE shall have approved for listing the PREIT Common Shares, PREIT Senior Preferred Shares and the PREIT Common Shares underlying the PREIT Class A Units and the PREIT Class B Units to be issued in the Merger and the other transactions contemplated hereby, on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(d) Form S-4. The Form S-4 filed with the SEC under the Securities Act shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

(e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(f) Blue Sky Laws. PREIT and PREIT Partnership shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the PREIT Common Shares, PREIT Class A Units and PREIT Class B Units issuable in the Merger and the other transactions contemplated hereby.

(g) Third-Party Consents.  (i) Crown and Crown Partnership shall have obtained and delivered to PREIT all consents and waivers listed in Schedule 6.1(g)(i) to the Crown Disclosure Letter, and (ii) PREIT and PREIT Partnership shall have obtained and delivered to Crown all consents and waivers listed in Schedule 6.1(g)(ii) to the PREIT Disclosure Letter.

6.2 Conditions to Obligations of PREIT and PREIT Partnership to Effect the Pre-Merger Transactions and the Merger. The obligations of PREIT and PREIT Partnership to consummate the transactions contemplated to occur on the Pre-Merger Transfer Date and the date of the Merger are further subject to the fulfillment at or prior to the Pre-Merger Transfer Date of the following conditions, any one or more of which may be waived by PREIT:

(a) Representations and Warranties. Each of the representations and warranties of Crown and Crown Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Crown Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Pre-Merger Transfer Date as though made on and as of the Pre-Merger Transfer Date (except to the extent that such representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct as of such other date and not as of the Pre-Merger Transfer Date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Crown Material Adverse Effect; and PREIT shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as the representations and warranties of Crown and Crown Partnership contained herein are so qualified) signed on behalf of Crown by the chief executive officer or the chief financial officer of Crown, in such capacity, certifying to such effect.

(b) Performance of Obligations of Crown and Crown Partnership. Crown and Crown Partnership shall have performed all obligations required to be performed by them under this Agreement at or prior to the Pre-Merger Transfer Date (except where the failure to so perform would not permit PREIT to terminate this Agreement pursuant to Section 7.1(b)(i)), and PREIT shall have received a certificate signed on behalf of Crown by the chief executive officer or the chief financial officer of Crown, in such capacity, certifying to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Crown Material Adverse Effect, and PREIT shall have received a certificate of the chief executive officer or chief financial officer of Crown, in such capacity, certifying to such effect.

(d) Tax Opinions Relating to REIT Status and Partnership Status. PREIT shall have received (i) (A) an opinion of Reed Smith LLP or other counsel reasonably satisfactory to PREIT, dated as of the date of this Agreement, to the effect that, commencing with its taxable year ended December 31, 1993, (I) Crown has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (II) Crown Partnership has been since its formation, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations), and (B) an opinion of Reed Smith LLP or other counsel reasonably satisfactory to PREIT, dated as of the Pre-Merger Transfer Date, reaffirming as of the Pre-Merger Transfer Date the opinion delivered pursuant to clause (i)(A) above; and (ii) (X) an opinion of Drinker Biddle & Reath LLP or other counsel reasonably satisfactory to PREIT, dated as of the date of this Agreement, to the effect that, for all taxable years ended on or after December 31, 1997, PREIT has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, PREIT's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Crown described in clause (i)(A) above), and (Y) an opinion of Drinker Biddle & Reath LLP or other counsel reasonably satisfactory to PREIT, dated as of the Pre-Merger Transfer Date, reaffirming as of the Pre-Merger Transfer Date the opinion delivered pursuant to clause (ii)(X) above.

(e) Tax Opinion Relating to the Merger. PREIT shall have received (i) an opinion from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to PREIT, dated as of the date of this Agreement, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the date of this Agreement, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, and (ii) an opinion of Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to PREIT, dated as of the Pre-Merger Transfer Date, reaffirming as of the Pre-Merger Transfer Date the opinion delivered pursuant to clause (i) above.

(f) "Comfort" Letter. PREIT and PREIT Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

(g) Merger Documents. PREIT and PREIT Partnership shall have received executed copies of each of the Merger Documents.

(h) Estoppel Certificates.  Crown and Crown Partnership shall have obtained and delivered to PREIT the Crown Estoppel Certificates.

(i) Consummation of Agreements. The transactions contemplated under the 4th Amendment to CFSA and the Exchange Agreement shall have been consummated.

(j) Certificate. The chief executive officer or the chief financial officer of Crown, in such capacity, shall have executed a certificate, dated as of the Pre-Merger Transfer Date (the "Crown Pre-Merger Conditions Certificate"), certifying to the effect that all of the conditions listed in Sections 6.1 and 6.2 have been fulfilled.

6.3 Conditions to Obligations of Crown and Crown Partnership to Effect the Pre-Merger Transactions and the Merger. The obligations of Crown and Crown Partnership to consummate the transactions contemplated to occur on the Pre-Merger Transfer Date and the date of the Merger are further subject to the fulfillment at or prior to the Pre-Merger Transfer Date of the following conditions, any one or more of which may be waived by Crown:

(a) Representations and Warranties. Each of the representations and warranties of PREIT and PREIT Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or PREIT Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Pre-Merger Transfer Date as though made on and as of the Pre-Merger Transfer Date (except to the extent that such representations and warranties are as of a specified date, in which case such representations and warranties shall be true and correct as of such other date and not as of the Pre-Merger Transfer Date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a PREIT Material Adverse Effect; and Crown shall have received a certificate (which certificate may be qualified by "knowledge" to the same extent as the representations and warranties of PREIT and PREIT Partnership contained herein are so qualified) signed on behalf of PREIT by the chief executive officer or the chief financial officer of PREIT, in such capacity, certifying to such effect.

(b) Performance of Obligations of PREIT and PREIT Partnership. PREIT and PREIT Partnership shall have performed all obligations required to be performed by them under this Agreement at or prior to the Pre-Merger Transfer Date (except where the failure to so perform would not permit Crown to terminate this Agreement pursuant to Section 7.1(c)(i)), and Crown shall have received a certificate signed on behalf of PREIT by the chief executive officer or the chief financial officer of PREIT, in such capacity, certifying to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall have been no PREIT Material Adverse Effect, and Crown shall have received a certificate of the chief executive officer or the chief financial officer of PREIT, in such capacity, certifying to such effect.

(d) Tax Opinions Relating to REIT Status and Partnership Status. Crown shall have received (i) an opinion of Drinker Biddle & Reath LLP or other counsel reasonably satisfactory to PREIT, dated as of the date of this Agreement, to the effect that, commencing with its taxable year ended December 31, 1997, (A) PREIT was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger and the other transactions contemplated by this Agreement, PREIT's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinions of counsel to Crown described in Section 6.2(d) of this Agreement), and (B) PREIT Partnership has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations), and (ii) an opinion of Drinker Biddle & Reath LLP or other counsel reasonably satisfactory to PREIT, dated as of the Pre-Merger Transfer Date, reaffirming as of the Pre-Merger Transfer Date the opinion delivered pursuant to clause (i) above.

(e) Tax Opinion Relating to the Merger. Crown shall have received (i) an opinion of Reed Smith LLP or other counsel reasonably satisfactory to Crown, dated as of the date of this Agreement, that, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the date of this Agreement, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code, and (ii) an opinion of Reed Smith LLP or other counsel reasonably satisfactory to Crown, dated as of the Pre-Merger Transfer Date, reaffirming as of the Pre-Merger Transfer Date the opinion delivered pursuant to clause (i) above.

(f) "Comfort" Letter. Crown and Crown Partnership shall have received a "comfort" letter from KPMG LLP, as described in Section 5.1(b).

(g) Merger Documents. Crown and Crown Partnership shall have received executed copies of each of the Merger Documents.

(h) Estoppel Certificates.  PREIT and PREIT Partnership shall have obtained and delivered to Crown the PREIT Estoppel Certificates.

(i) Certificate. The chief executive officer or the chief financial officer of PREIT, in such capacity, shall have executed a certificate, dated as of the Pre-Merger Transfer Date (the "PREIT Pre-Merger Conditions Certificate"), certifying to the effect that all of the conditions listed in Sections 6.1 and 6.3 have been fulfilled.

(j) PREIT shall have delivered evidence that it has obtained the trustees', directors' and officers' liability insurance required to be purchased by PREIT pursuant to Section 5.9(c) hereof.

6.4 Conditions of Each Party's Obligation to Effect the Closing Date Transactions. The obligations of each party to effect the Merger and the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a) No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(b) Pre-Merger Transactions. The Pre-Merger Transactions shall have been consummated at least one business day prior to the Closing Date.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Pre-Merger Transfer Date, whether such action occurs before or after any of the Crown Shareholder Approval, the PREIT Shareholder Approval or either of the Partner Approvals are obtained, only:

(a) by mutual written consent duly authorized by the Board of Trustees of PREIT and the Board of Trustees of Crown;

(b) by PREIT, (i) (A) upon a material breach of or material failure to perform any covenant, obligation or agreement on the part of Crown or Crown Partnership set forth in Sections 4.1(a), (b), (c), (d), (e), (g), (h), (p), (ee) (provided that, in the case of Section 4.1(ee) only, in order to be material, such breach or breaches of Section 4.1(ee) must relate to contracts having an aggregate value equal to $750,000 or more) or (ff), (B) upon a breach of or failure to perform any covenant, obligation or agreement on the part of Crown or Crown Partnership set forth in Sections 4.1(bb) or (cc), if such breach has had or would reasonably be expected to have either a Crown Material Adverse Effect or a material adverse effect on any Crown Property, or (C) upon a breach of or failure to perform in any material respect any other covenant, obligation or agreement on the part of Crown or Crown Partnership set forth in this Agreement; provided, however, that, in the case of Section 4.1(f), the failure of Crown to provide any notice required by Section 4.1(f) shall not provide PREIT with the right to terminate this Agreement pursuant to this Section 7.1(b); and provided, further that, in the case of (A), (B) or (C), if such breach or failure is curable on or before February 20, 2004 without Crown or Crown Partnership breaching or failing to perform any covenant, obligation or agreement under this Agreement, then only upon the failure of Crown or Crown Partnership to cure such breach or failure within ten business days after Crown or Crown Partnership has received written notice from PREIT requesting cure of such breach or failure (or as extended by mutual written agreement, or, if such breach or failure could not reasonably be expected to be cured within such ten business days and Crown and Crown Partnership promptly commence such cure after receipt of notice from PREIT and diligently prosecute such cure to completion, then as promptly as practicable but in no event later than February 20, 2004), or (ii) upon a breach of or in the event that any representation or warranty of Crown or Crown Partnership is or shall have become untrue (x) as of the date of this Agreement or (y) as of any subsequent date prior to or on the Pre-Merger Transfer Date, as a result of (A) any action or inaction by Crown or Crown Partnership or any event, circumstance or occurrence that was in the control of Crown or Crown Partnership or (B) any event, circumstance or occurrence that was not in the control of Crown or Crown Partnership, such that, in the case of (x) or (y), the condition set forth in Section 6.2(a) would be incapable of being satisfied by February 27, 2004; provided, however, if a breach described in this Section 7.1(b)(ii) is curable on or before February 20, 2004 without Crown or Crown Partnership breaching or failing to perform any covenant, obligation or agreement under this Agreement, then only upon the failure of Crown or Crown Partnership to cure such breach or failure within ten business days after Crown or Crown Partnership has received written notice from PREIT requesting cure of such breach or failure (or as extended by mutual written agreement, or, if such breach or failure could not reasonably be expected to be cured within such ten business days and Crown and Crown Partnership promptly commence such cure after receipt of notice from PREIT and diligently prosecute such cure to completion as promptly as practicable but in no event later than February 20, 2004);

(c) by Crown, (i) (A) upon a material breach of or material failure to perform any covenant, obligation or agreement on the part of PREIT or PREIT Partnership set forth in Sections 4.2(a), (b), (c), (d), (e), (g), (h), (m), (o) or (ff), (B) upon a breach of or failure to perform any covenant, obligation or agreement on the part of PREIT or PREIT Partnership set forth in Sections 4.2(bb) or (cc), if such breach has had or would reasonably be expected to have either a PREIT Material Adverse Effect or a material adverse effect on any PREIT Property, or (C) upon a breach of or failure to perform in any material respect any other covenant, obligation or agreement on the part of PREIT or PREIT Partnership set forth in this Agreement; provided, however, that, in the case of Section 4.2(f), the failure of PREIT to provide any notice required by Section 4.2(f) shall not provide Crown with the right to terminate this Agreement pursuant to this Section 7.1(c); and provided, further that, in the case of (A), (B) or (C), if such breach or failure is curable on or before February 20, 2004 without PREIT or PREIT Partnership breaching or failing to perform any covenant, obligation or agreement under this Agreement, then only upon the failure of PREIT or PREIT Partnership to cure such breach or failure within ten business days after PREIT or PREIT Partnership has received written notice from Crown requesting cure of such breach or failure (or as extended by mutual written agreement, or, if such breach or failure could not reasonably be expected to be cured within such ten business days and PREIT and PREIT Partnership promptly commence such cure after receipt of notice from Crown and diligently prosecute such cure to completion, then as promptly as practicable but in no event later than February 20, 2004), or (ii) upon a breach of or in the event that any representation or warranty of PREIT or PREIT Partnership is or shall have become untrue (x) as of the date of this Agreement or (y) as of any subsequent date prior to or on the Pre-Merger Transfer Date, as a result of (A) any action or inaction by PREIT or PREIT Partnership or any event, circumstance or occurrence that was in the control of PREIT or PREIT Partnership or (B) any event, circumstance or occurrence that was not in the control of PREIT or PREIT Partnership, such that, in the case of (x) or (y), the condition set forth in Section 6.3(a) would be incapable of being satisfied by February 27, 2004; provided, however, if a breach described in this Section 7.1(c)(ii) is curable on or before February 20, 2004 without PREIT or PREIT Partnership breaching or failing to perform any covenant, obligation or agreement under this Agreement, then only upon the failure of PREIT or PREIT Partnership to cure such breach or failure within ten business days after PREIT or PREIT Partnership has received written notice from Crown requesting cure of such breach or failure (or as extended by mutual written agreement, or, if such breach or failure could not reasonably be expected to be cured within such ten business days and PREIT and PREIT Partnership promptly commence such cure after receipt of notice from Crown and diligently prosecute such cure to completion as promptly as practicable but in no event later than February 20, 2004;

(d) (i) by PREIT, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Pre-Merger Transactions, the Merger or the Post-Merger Contribution Transactions shall have become final and non-appealable;

(ii) by Crown, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Pre-Merger Transactions, the Merger or the Post-Merger Contribution Transactions shall have become final and non-appealable;

(e) by either PREIT or Crown, if the Merger shall not have been consummated on or before February 27, 2004;

(f) by either PREIT or, provided Crown shall have given PREIT at least five business days prior written notice of Crown's intent to terminate this Agreement pursuant to this Section 7.1(f), Crown (unless Crown or Crown Partnership is in breach in any material respect of its obligations under Section 5.1) (i) if, upon a vote at a duly held Crown Shareholders Meeting or any adjournment thereof, the Crown Shareholder Approval shall not have been obtained as contemplated by Section 5.1 or (ii) if the Crown Partner Approvals have not been obtained as contemplated by Section 5.1;

(g) by either Crown or, provided PREIT shall have given Crown at least five business days prior written notice of PREIT's intent to terminate this Agreement pursuant to this Section 7.1(g), PREIT (unless PREIT or PREIT Partnership is in breach in any material respect of its obligations under Section 5.1) if, upon a vote at a duly held PREIT Shareholders Meeting or any adjournment thereof, the PREIT Shareholder Approval shall not have been obtained as contemplated by Section 5.1;

(h) by Crown (i) if the Board of Trustees of Crown shall have withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to PREIT (other than following the valid exercise by Crown or Crown Partnership of its termination right pursuant to another subsection of Section 7.1, in which case such termination shall be effective pursuant to such other subsection of Section 7.1), its approval or recommendation of either of the Merger or this Agreement in connection with any Superior Acquisition Proposal, or (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Crown shall have complied with the terms of Section 4.3 and, prior to terminating pursuant to this Section 7.1(h), Crown or Crown Partnership has paid to PREIT the Break-Up Fee as provided by Section 7.3 hereof;

(i) by PREIT or PREIT Partnership, if (1) the Board of Trustees of Crown shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to PREIT (other than following the valid exercise by Crown or Crown Partnership of its termination right pursuant to another subsection of Section 7.1), its approval or recommendation of the Merger or this Agreement in connection with any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Crown shall have failed to call the Crown Shareholders Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its shareholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Trustees of Crown or any committee thereof shall have resolved to do any of the foregoing;

(j) by PREIT or PREIT Partnership, or by Crown or Crown Partnership, if the PREIT Board of Trustees approves or recommends (other than following the valid exercise by PREIT or PREIT Partnership of its termination right pursuant to another subsection of Section 7.1, in which case such termination shall be effective pursuant to such other subsection of Section 7.1) any direct or indirect (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer (or the filing of a registration statement under the Securities Act in connection with such an exchange offer), share exchange or other transaction or series of related transactions that, if consummated, would result in the issuance of securities, or the sale, exchange or transfer of, any voting equity securities of PREIT or outstanding partnership interests of PREIT Partnership (including, without limitation, partnership interests and units), or (C) Transfer of any assets of PREIT or PREIT Partnership in one or a series of related transactions that prohibits the consummation of the Merger and the other transactions contemplated under this Agreement (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), provided that, in any case, prior to terminating pursuant to this Section 7.1(j), PREIT or PREIT Partnership has paid Crown the Break-Up Fee as provided by Section 7.3 hereof;

(k) [Intentionally omitted];

(l) by Crown or Crown Partnership, if PREIT announces a reduction in the dividend on the PREIT Common Shares or takes any action to authorize, approve, recommend or effect such a reduction and such reduction is not the result of a PREIT Material Adverse Effect or a Crown Material Adverse Effect;

(m) by Crown or Crown Partnership, if PREIT announces a reduction in the dividend on the PREIT Common Shares or takes an action to authorize, approve, recommend or effect such a reduction and such reduction is the result of a PREIT Material Adverse Effect or a Crown Material Adverse Effect;

(n) by Crown or Crown Partnership, if Crown determines after consultation with PREIT that there is a PREIT Material Adverse Effect; or

(o) by PREIT or PREIT Partnership, if PREIT determines after consultation with Crown that there is a Crown Material Adverse Effect.

7.2 Termination After the Pre-Merger Transfer Date. This Agreement may be terminated at any time after the Pre-Merger Transfer Date and prior to the Effective Time only by:

(a) either PREIT or Crown, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(b) PREIT or PREIT Partnership, if, subject to Section 1.4 of this Agreement, any of Crown, Crown Partnership or the Pasquerilla Group has failed to perform in any material respect any covenant, obligation or agreement on the part of Crown or Crown Partnership required to be performed on the Closing Date (unless Crown or Crown Partnership has the right to terminate pursuant to Section 7.2(c)); or

(c) Crown or Crown Partnership, if, subject to Section 1.4 of this Agreement, PREIT or PREIT Partnership shall have failed to perform in any material respect any covenant, obligation or agreement on the part of PREIT or PREIT Partnership required to be performed on the Closing Date (unless PREIT or PREIT Partnership has the right to terminate pursuant to Section 7.2(b)).

7.3 Certain Fees and Expenses. (a) If this Agreement shall be terminated (i) pursuant to Sections 7.1(h) or 7.1(i), then Crown and Crown Partnership shall pay to PREIT Partnership a fee equal to the Break-Up Fee, or (ii) pursuant to Section 7.1(b) (other than Section 7.1(b)(ii)(y)(B)) or Section 7.1(f) (provided that with respect to Section 7.1(f) the PREIT Shareholder Approval shall have been obtained), then Crown and Crown Partnership shall pay to PREIT Partnership (provided that Crown was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(d) and such judgment, injunction, order, decree or action is primarily the result of any action or inaction by Crown or Crown Partnership in breach of this Agreement or the result of Crown or Crown Partnership seeking or assisting a third-party in seeking such judgment, injunction, order, decree or action, or (ii) by Crown or Crown Partnership pursuant to Section 7.1(e), and prior to the time of such termination, in either case, an Acquisition Proposal (in the case of this Section 7.3 only, the definition of Acquisition Proposal shall be modified as follows: the term "Minimum Acquisition Proposal Percentage" included within such definition shall mean "50%") has been received by Crown or Crown Partnership, and either prior to the termination of this Agreement or, within twelve (12) months thereafter, Crown or Crown Partnership enters into any written agreement to consummate a Qualified Crown Acquisition (each, a "Crown Acquisition Agreement"), which is subsequently consummated (whether or not any Crown Acquisition Agreement relates to the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Crown and Crown Partnership shall pay the Break-Up Fee to PREIT Partnership. For purposes of this Agreement, a "Qualified Crown Acquisition" shall mean any direct or indirect (i) (A) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction, (B) sale, acquisition, tender offer, exchange offer, or share exchange, (C) Transfer of any assets of Crown or Crown Partnership, or (D) any other transaction that, (ii) in one or a series of related transactions, will result in (A) the issuance of securities representing, or the sale, exchange or transfer of, 50% or more of the outstanding voting equity securities of Crown or outstanding partnership interests of Crown Partnership (including, without limitation, partnership interests and units) or (B) the Transfer of 50% or more of the assets of Crown or Crown Partnership.

(b) If this Agreement shall be terminated (i) pursuant to Section 7.1(j), then PREIT and PREIT Partnership shall pay to Crown Partnership a fee equal to the Break-Up Fee, or (ii) pursuant to Section 7.1(c) (other than Section 7.1(c)(ii)(y)(B)), Section 7.1(g) (provided that with respect to Section 7.1(g) the Crown Shareholder Approval shall have been obtained) or Section 7.1(l), then PREIT and PREIT Partnership shall pay to Crown Partnership (provided that PREIT was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses.

(c) Except as set forth in Section 7.4, the payment of the Break-Up Fee shall be the sole and exclusive compensation for the loss suffered by PREIT and PREIT Partnership or Crown and Crown Partnership, as the case may be (the "Break-Up Fee Recipient") (the remaining parties, the "Payor"), as a result of the failure of the Merger to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid to the Break-Up Fee Recipient in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred, except as otherwise provided in Sections 7.1(h) and 7.1(j). The Parties hereto acknowledge that the agreements contained in this Section 7.3 are integral parts of this Agreement; accordingly, if any party fails to promptly pay to the other party the Break-Up Fee or Break-Up Expenses, as the case may be, due pursuant to this Section 7.3 and, in order to obtain payment, the other party commences a suit which results in a judgment against the non-paying party for any amounts owed pursuant to this Section 7.3, the non-paying party shall pay to the other party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

(d) As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $20,000,000 less Break-Up Expenses paid or payable under this Section 7.3 (the "Base Fee Amount") and (ii) the sum of (A) the maximum amount that can be paid to Break-Up Fee Recipient, without causing the Break-Up Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to the Break-Up Fee Recipient, and (B) in the event the Break-Up Fee Recipient, receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that it has received a ruling from the IRS holding that the Break-Up Fee Recipient's receipt of the Base Fee Amount would either constitute Qualifying Income or would be excluded from gross income of the Break-Up Fee Recipient within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by the Break-Up Fee Recipient of the remaining balance of the Base Fee Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Fee Amount less the amount payable under clause (A) above. The Payor's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Break-Up Fee Recipient is not able to receive the full Base Fee Amount, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Break-Up Fee Recipient unless and until the Break-Up Fee Recipient receives one or both of the following: (i) a letter from Break-Up Fee Recipient's independent accountants indicating the maximum amount that can be paid at that time to Break-Up Fee Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Payor shall pay to Break-Up Fee Recipient the unpaid Base Fee Amount or, if less and either there is no Break-up Fee Tax Opinion or the ruling described in the Break-Up Fee Tax Opinion does not hold that the Base Fee Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

(e) The "Break-Up Expenses" payable to PREIT Partnership or Crown Partnership, as the case may be (the "Break-Up Expenses Recipient"), shall be an amount equal to the lesser of (i) $7,000,000 (to compensate the Break-Up Expenses Recipient for its costs and expenses, including, without limitation, transfer taxes paid and reasonable attorneys', accountants', investment bankers', appraisers' and lenders' fees and expenses, incurred in connection with this Agreement and the transactions contemplated hereby) (the "Base Expense Amount"), provided, however, that in the case of any Break-Up Expenses payable to PREIT Partnership as a result of a termination pursuant to Section 7.1(f) hereof or to Crown Partnership as a result of a termination pursuant to Section 7.1(g) hereof, the Base Expense Amount shall be reduced to $3,500,000, and (ii) the sum of (A) the maximum amount that can be paid to Break-Up Expenses Recipient, without causing the Break-Up Expenses Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Break-Up Expenses Recipient, and (B) in the event the Break-Up Expenses Recipient, receives a letter from outside counsel (the "Break-Up Expenses Tax Opinion") indicating that it has received a ruling from the IRS holding that the Break-Up Expenses Recipient's receipt of the Base Expense Amount would either constitute Qualifying Income or would be excluded from gross income of the Break-Up Expenses Recipient within the meaning of the REIT Requirements or that the receipt by the Break-Up Expenses Recipient of the remaining balance of the Base Expense Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Expense Amount less the amount payable under clause (A) above. The Payor's obligation to pay any unpaid portion of the Break-Up Expense shall terminate three years from the date of this Agreement. In the event that Break-Up Expenses Recipient is not able to receive the full Base Expense Amount, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Break-Up Expenses Recipient unless and until the Break-Up Expenses Recipient receives one or both of the following: (i) a letter from Salt Break-Up Expenses Recipient's independent accountants indicating the maximum amount that can be paid at that time to Break-Up Expenses Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events Payor shall pay to Break-Up Expenses Recipient the unpaid Base Expense Amount or, if less and either there is no Break-up Expense Tax Opinion or the ruling described in the Break-Up Expense Tax Opinion does not hold that the Base Expense Amount either would constitute Qualifying Income or would be excluded from gross income for purposes of the REIT Requirements, the maximum amount stated in the letter referred to in (i) above. Subject to satisfaction of the conditions set forth in the immediately preceding sentence, there is no limitation on the number of distributions that can be made from the escrow prior to the third anniversary of the date of this Agreement.

(f) The payment of Break-Up Expenses as a result of termination of this Agreement pursuant to either Section 7.1(b) or 7.1(c) shall not in any way limit a party's liability for any breach by such party of its representations, warranties, covenants or agreements set forth in this Agreement.

7.4 Effect of Termination. In the event of termination of this Agreement by either Crown or PREIT pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of PREIT, PREIT Partnership, Crown or Crown Partnership, other than the last sentence of Section 5.2, Section 7.3, this Section 7.4 and Article 8, and except if this Agreement is terminated pursuant to either Section 7.1(b) or 7.1(c), in which case nothing in this Agreement shall in any way limit a party's liability for any breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

7.5 Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees of PREIT and Crown at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Pennsylvania Articles of Merger with the Department or the Maryland Articles of Merger with the MSDAT; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

7.6 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.5, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8
GENERAL PROVISIONS

8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant, including but not limited to the covenants contained in Article V, or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and, except as set forth in Sections 4.1 and 4.2 hereof, shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice) from such party:

(a) if to PREIT or PREIT Partnership, to:

Pennsylvania Real Estate Investment Trust

200 South Broad Street

Philadelphia, PA 19102

Attention: BG

General Counsel

Fax No.:  (215) 546-7311

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

Attention: J. Warren Gorrell, Jr.

Stuart A. Barr

Fax No.:  (202) 637-5910

and

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103-6996

Attention: Howard A. Blum

Fax No.: (215) 988-2757

(b) if to Crown, to:

Crown American Realty Trust

Pasquerilla Plaza

Johnstown, PA 15901

Attention:   Terry Stevens

Fax No.:  (814) 533-4661

with a copy (which shall not constitute notice) to:

Spitzer & Feldman

405 Park Avenue

New York, NY 10022

Attention: M. James Spitzer, Jr.

Fax No.: (212) 838-7472

and

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Attention: David L. DeNinno

Fax No.: (412) 288-3218

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Joseph C. Shenker

Gary Israel

Fax No.: (212) 558-3588

(c) if to Crown Partnership, to:

Crown American Properties, L.P.

Pasquerilla Plaza

Johnstown, PA 15901

Attention:   Ronald J. Hamilton

Fax No.:  (814) 536-9525

with a copy (which shall not constitute notice) to:

Reed Smith LLP

435 Sixth Avenue

Pittsburgh, PA 15219

Attention: David L. DeNinno

Fax No.: (412) 288-3218

and

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Joseph C. Shenker

Gary Israel

Fax No.: (212) 558-3588

All notices shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier).

8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Crown Disclosure Letter, the PREIT Disclosure Letter, the Confidentiality Agreement, the Voting Agreement, and the other agreements entered into in connection with the Merger (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 ("Third Party Provisions"), are not intended to confer upon any Person other than the parties hereto any rights or remedies.

8.6 Governing Law. THE MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 7.4, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Pennsylvania or in any state court located in Pennsylvania this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Pennsylvania or any state court located in Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.10 Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of PREIT, PREIT Partnership, Crown, Crown Partnership, any Crown Subsidiary or any partner of Crown or Crown Partnership, or any PREIT Subsidiary or any partner of PREIT or PREIT Partnership, and all Persons shall look solely to the property of PREIT, PREIT Partnership, Crown or Crown Partnership for the payment of any claim hereunder or for the performance of this Agreement. Except as specified pursuant to the Crown Partnership Contribution Agreement or the PREIT Contribution Agreement, as applicable, none of PREIT, PREIT Partnership or any of their Subsidiaries shall be responsible for any obligations of Crown Partnership arising from and after the Effective Time. Except as specified pursuant to the Crown Partnership Contribution Agreement or the PREIT Contribution Agreement, as applicable, upon the Effective Time Crown Partnership shall no longer be responsible for any obligations of Crown, Crown Partnership or any of their Subsidiaries arising prior to the Effective Time.

8.11 Joint and Several Obligations. Prior to the Effective Time, in each case where both Crown and Crown Partnership, on the one hand, or PREIT and PREIT Partnership, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

IN WITNESS WHEREOF, PREIT, PREIT Partnership, Crown and Crown Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By: /s/Bruce Goldman

Name: Bruce Goldman

Title: Executive Vice President and General Counsel

PREIT ASSOCIATES, L.P.

By: Pennsylvania Real Estate Investment Trust, as general partner

By: /s/Bruce Goldman

Name: Bruce Goldman

Title: Executive Vice President and General Counsel

CROWN AMERICAN REALTY TRUST

By: /s/ Mark E. Pasquerilla

Name: Mark E. Pasquerilla

Title: Chief Executive Officer

CROWN AMERICAN PROPERTIES, L.P.

By: Crown American Realty Trust, as general partner

By: /s/ Mark E. Pasquerilla

Name: Mark E. Pasquerilla

Title: Chief Executive Officer